Exhibit 10.2

Loan No. 1002012

LOAN AGREEMENT

between

KBSII 350 PLUMERIA, LLC,

KBSII MOUNTAIN VIEW, LLC,

KBSII ONE MAIN PLACE, LLC, and

KBSII PIERRE LACLEDE CENTER, LLC,

as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

THE FINANCIAL INSTITUTIONS

NOW OR HEREAFTER SIGNATORIES HERETO

AND THEIR ASSIGNEES PURSUANT TO SECTION 13.13,

as Lenders

Entered into as of April 30, 2010

i

6.10	OPERATING STATEMENTS AND PROJECTIONS	28

6.11	LITIGATION; ADVERSE EFFECTS	28

6.12	NO MATERIAL ADVERSE CHANGE	29

6.13	PAYMENT OF TAXES	29

6.14	MATERIAL ADVERSE AGREEMENTS	29

6.15	PERFORMANCE	29

6.16	FEDERAL RESERVE REGULATIONS	29

6.17	DISCLOSURE	29

6.18	REQUIREMENTS OF LAW; ERISA	29

6.19	ENVIRONMENTAL MATTERS	29

6.20	MAJOR AGREEMENTS; LEASES	30

6.21	SOLVENCY	30

6.22	TITLE TO PROPERTY; NO LIENS	31

6.23	USE OF PROCEEDS	31

6.24	PROPERTY MANAGEMENT AGREEMENTS	31

6.25	SINGLE PURPOSE ENTITY	31

6.26	INTENTIONALLY OMITTED	31

6.27	ORGANIZATIONAL DOCUMENTS	31

ARTICLE 7.	INTENTIONALLY OMITTED	31

ARTICLE 8.	LOAN CONSTANT COMPLIANCE	31

8.1	LOAN CONSTANT COVERAGE	31

8.2	REPAYMENT; DEPOSIT	32

8.3	SWEPT FUNDS DISBURSEMENT ACCOUNT	33

ARTICLE 9.	OTHER COVENANTS OF BORROWER	34

9.1	EXPENSES	34

9.2	ERISA COMPLIANCE	34

9.3	LEASES; LEASE APPROVAL; LEASE TERMINATION	34

9.4	SNDAs	35

9.5	SUBDIVISION MAPS	35

9.6	OPINIONS OF LEGAL COUNSEL	36

9.7	FURTHER ASSURANCES	36

9.8	ASSIGNMENT	36

9.9	MANAGEMENT OF PROPERTY	36

9.10	REQUIREMENTS OF LAW	36

9.11	SPECIAL COVENANTS; SINGLE PURPOSE ENTITY	36

9.12	LIMITATIONS ON DISTRIBUTIONS, ETC	37

9.13	INCURRENCE OF ADDITIONAL INDEBTEDNESS	37

9.14	SPECIAL REPRESENTATIONS, COVENANTS AND WAIVERS	37

9.15	ENVIRONMENTAL INSURANCE PROCEEDS	39

9.16	AMENDMENT OF CONSTITUENT DOCUMENTS	39

9.17	OWNERSHIP OF BORROWER	39

9.18	LIENS	39

9.19	TRANSFERS OF COLLATERAL	40

9.20	ADDITIONAL REIT COVENANTS	40

9.21	TERMINATION PAYMENTS	40

ARTICLE 10.	REPORTING COVENANTS	41

10.1	FINANCIAL STATEMENTS AND OTHER FINANCIAL AND OPERATING INFORMATION (BORROWERS)	41

10.2	FINANCIAL STATEMENTS AND OTHER FINANCIAL AND OPERATING INFORMATION (KBS REIT)	44

10.3	ENVIRONMENTAL NOTICES	44

10.4	CONFIDENTIALITY	45

ARTICLE 11.	DEFAULTS AND REMEDIES	45

11.1	DEFAULT	45

11.2	ACCELERATION UPON DEFAULT; REMEDIES	47

11.3	DISBURSEMENTS TO THIRD PARTIES	47

11.4	REPAYMENT OF FUNDS ADVANCED	47

11.5	RIGHTS CUMULATIVE, NO WAIVER	48

ARTICLE 12.	THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS	48

12.1	APPOINTMENT AND AUTHORIZATION	48

12.2	WELLS FARGO AS LENDER	49

12.3	LOAN DISBURSEMENTS	49

12.4	DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING LENDERS	50

12.5	PRO RATA TREATMENT	51

12.6	SHARING OF PAYMENTS, ETC	51

12.7	COLLATERAL MATTERS; PROTECTIVE ADVANCES	52

12.8	POST-FORECLOSURE PLANS	53

12.9	APPROVALS OF LENDERS	54

12.10	NOTICE OF DEFAULTS	54

12.11	ADMINISTRATIVE AGENT’S RELIANCE, ETC	54

12.12	INDEMNIFICATION OF ADMINISTRATIVE AGENT	55

12.13	LENDER CREDIT DECISION, ETC	55

12.14	SUCCESSOR ADMINISTRATIVE AGENT	56

ARTICLE 13.	MISCELLANEOUS PROVISIONS	56

13.1	INDEMNITY	56

13.2	FORM OF DOCUMENTS	57

13.3	NO THIRD PARTIES BENEFITED	57

13.4	NOTICES	57

13.5	ATTORNEY-IN-FACT	58

13.6	ACTIONS	58

13.7	RIGHT OF CONTEST	58

13.8	RELATIONSHIP OF PARTIES	58

13.9	DELAY OUTSIDE LENDER’S CONTROL	58

13.10	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT	58

13.11	IMMEDIATELY AVAILABLE FUNDS	58

13.12	AMENDMENTS AND WAIVERS	58

13.13	SUCCESSORS AND ASSIGNS	60

13.14	CAPITAL ADEQUACY	62

13.15	LENDER’S AGENTS	62

13.16	TAX SERVICE	62

13.17	WAIVER OF RIGHT TO TRIAL BY JURY	62

13.18	SEVERABILITY	63

13.19	TIME	63

13.20	HEADINGS	63

13.21	GOVERNING LAW	63

13.22	USA PATRIOT ACT NOTICE	63

13.23	ELECTRONIC DOCUMENT DELIVERIES	63

13.24	INTEGRATION; INTERPRETATION	64

13.25	JOINT AND SEVERAL LIABILITY	64

13.26	COUNTERPARTS	64

13.27	LIMITATION ON PERSONAL LIABILITY OF SHAREHOLDERS, PARTNERS AND MEMBERS	64

EXHIBITS AND SCHEDULES

SCHEDULE 1.1(A) – PRO RATA SHARES
SCHEDULE 1.1(B) – PAR LOAN VALUES
SCHEDULE 6.3 – OWNERSHIP OF BORROWER
SCHEDULE 6.11–LITIGATION DISCLOSURE
SCHEDULE 6.24 – PROPERTY MANAGEMENT AGREEMENTS
SCHEDULE 7.1 – ENVIRONMENTAL REPORTS

EXHIBIT A – DESCRIPTION OF PROPERTIES
EXHIBIT B – DOCUMENTS
EXHIBIT C – FORM OF SUBORDINATION NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT D – FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT E – FORM OF PROMISSORY NOTE
EXHIBIT F – FIXED RATE NOTICE
EXHIBIT G – TRANSFER AUTHORIZER DESIGNATION
EXHIBIT H – BORROWERS’ CERTIFICATE
EXHIBIT I – ADDITIONAL DEFINITIONS
EXHIBIT J – LOAN CONSTANT CALCULATIONS

v

LOAN AGREEMENT

(Secured Loan)

THIS LOAN AGREEMENT (“Agreement”) dated as of April 30, 2010 by and among KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company (each individually “Borrower” and together, “Borrowers”), each of the financial institutions initially a signatory hereto together with their assignees under Section 13.13 (“Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) as contractual representative of the Lenders to the extent and in the manner provided in Article 12 (in such capacity, the “Administrative Agent”).

R E C I T A L S

A.	Borrowers are the owners of certain real properties located in the states of California, New Jersey, Oregon and Missouri (each, a “Property” and collectively, the “Properties”), which Properties are more specifically described on Exhibit A hereto; provided, once a “Property” has been released in accordance with Section 2.10, it shall no longer be deemed a “Property” for purposes of this Agreement; and provided further, that a property shall not be deemed a “Property” hereunder unless and until Administrative Agent (for the benefit of Lenders) has obtained a first priority lien on such property pursuant to a Security Document.

B.	Borrowers have requested that Administrative Agent and Lenders make a loan to Borrowers in the original principal amount of $100,000,000 (the “Loan”), which Loan will be secured by first liens on the Properties in favor of Administrative Agent, for the benefit of Lenders.

C.	Administrative Agent and Lenders are willing to make the Loan to Borrowers, subject to the terms and conditions contained herein.

NOW, THEREFORE, Borrowers, Administrative Agent and Lenders agree as follows:

ARTICLE 1. DEFINITIONS

1.1       DEFINED TERMS. The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Accommodation Obligations” – as applied to any Person, means (a) any Indebtedness of another Person in respect of which that Person is liable, including, without limitation, any such Indebtedness directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable including in respect of any partnership in which that Person is a general partner; and (b) any Contractual Obligations (contingent or otherwise) of such Person arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

“Accountants” – means any “big four” accounting firm or another firm of certified public accountants of national standing, if any, selected by Borrowers and acceptable to Administrative Agent.

“ADA” – means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et seq., as amended from time to time.

“Adjusted Committed Loan Constant” shall have the meaning given to such term in Exhibit J.

“Administrative Agent” – means Wells Fargo Bank, National Association, or any successor Administrative Agent appointed pursuant to Section 12.14.

“Advance Termination Date” means April 18, 2014; provided, however, that if the Option to Extend is validly exercised by Borrowers, then “Advance Termination Date shall mean April 17, 2015.

“Affiliates” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of all interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting interests or by contract or otherwise, or (b) the ownership of a general partnership interest or a limited partnership interest (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests or other ownership interests of such Person. In no event shall Administrative Agent or any Lender be an Affiliate of any Borrower.

“Aggregate Commitment” means, the sum of each Lender’s Commitment Amount, initially totaling $100,000,000, and subject to reduction in accordance with the terms of this Agreement.

“Agreement” – shall have the meaning given to such term in the preamble hereto.

“Alternate Rate” – is a rate of interest per annum five percent (5%) in excess of the applicable Effective Rate in effect from time to time.

“Allocated Share” means at any time, and from time to time, an amount expressed as a percentage that is calculated by dividing the cost basis of the Properties by the cost basis of all real property owned directly or indirectly by KBS REIT or the KBS Limited Partnership II.

“Applicable LIBO Rate” – is the rate of interest equal to the sum of: (a) three percent (3.00%) plus (b) the LIBO Rate, which rate is divided by one (1.00) minus the Reserve Percentage:

Applicable LIBO Rate = 3.00%	+	LIBO Rate
(1 - Reserve Percentage)

“Appraisal” – means a written appraisal prepared by an independent MAI appraiser acceptable to Administrative Agent and subject to Administrative Agent’s customary independent appraisal requirements and prepared in compliance with all applicable regulatory requirements, including the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.

“Appraised Value” – means, with respect to the property being appraised, the fair market value, on an “as-is” basis, as reflected in the then most recent Appraisal of the Property, as adjusted, if applicable, by Administrative Agent based upon its internal review of such Appraisal.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption Agreement” – means an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit D.

“Bankruptcy Code” – means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.

“Borrower” and “Borrowers” – shall have the meaning given to such term in the preamble hereto.

“Borrowers’ Certificate” – shall have the meaning given to such term in Section 10.1(c).

“Business Day” means (a) any day of the week other than Saturday, Sunday or other day on which the offices of Administrative Agent in San Francisco, California are authorized or required to close and (b) with reference to the LIBO Rate, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Leases”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a lease on the balance sheet of that Person.

“Cash Flow Sweep” – shall have the meaning give to such term in Section 8.1.

“Cash Flow Sweep Commencement Date” shall have the meaning given to such term in Section 8.1.

“Cash Flow Sweep Period” means the period commencing on the Cash Flow Commencement Date and ending on the date on which Borrowers deliver to Administrative Agent a Borrowers’ Certificate confirming that the Net Operating Income from the Properties was sufficient to yield a Loan Constant of not less than fourteen percent (14%) for the previous two consecutive Fiscal Quarters.

“Collateral” – means the Properties and any personal property or other collateral with respect to which a Lien or security interest was granted to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents.

“Committed Loan Constant” means a fraction, expressed as a percentage, determined by dividing the Net Operating Income of the Properties by the Aggregate Commitment at the time of determination.

“Commitment” – means, as to each Lender, such Lender’s obligation to make disbursements pursuant to Section 3.3, Section 3.4 and Section 12.3, in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1(A) attached hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced from time to time pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.13.

“Concessions” shall mean all above-market amounts paid or foregone by Borrowers directly to or on behalf of any tenant for the purpose of inducing such tenant to enter into a lease, including, without limitation, tenant improvement allowances, moving expenses, free rent periods or abatements, and/or assumptions or buyouts of the tenant’s obligations under other leases. (The term “above-market” shall be understood to mean amounts in excess of those assumed in the then most recent Appraisal for the Property in question, or, with respect to tenant improvement costs, such other amount as may be approved by Administrative Agent in its discretion.) Administrative Agent shall have the right to adjust any Concessions based, in part and as applicable, upon assumptions set forth in the then most current Appraisal for the Property in question. All Concessions shall be amortized over the full lease term with annual amortization only to be deducted for the purpose of determining Net Operating Income. (Example: Concessions in the form of above-market “free rent” for a five year lease total $100,000; the annualized deduction in determining Net Operating Income shall be $20,000.)

“Contaminant” means any pollutant (as that term is defined in 42 U.S.C. 9601(33)) or toxic pollutant (as that term is defined in 33 U.S.C. 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), toxic substance, hazardous waste (as that term is defined in 42 U.S.C. 6903(5)), radioactive material, special waste, petroleum (including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof), any constituent of any such substance or waste, including, but not limited to, polychlorinated biphenyls and asbestos, or any other substance or waste deleterious to the environment the release, disposal or remediation of which is now or at any time becomes subject to regulation under any Hazardous Materials Laws, along with all Hazardous Materials.

“Contractual Obligation”, as applied to any Person, means any provision of any securities issued by that Person or any indenture, mortgage, lease, contract, undertaking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

“Debit Account” means Wells Fargo Bank account number 4121828040 in the name of KBS REIT Properties II, LLC.

“Default” – shall have the meaning given to such term in Section 11.1.

“Defaulting Lender” – means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Administrative Agent.

“Distributions”, with respect to Borrowers, means any distribution of money to any equity owner or Affiliate of Borrowers, whether in the form of earnings, income or other proceeds, repayment of any principal or interest on any loan or other advance made to Borrowers by any such equity owner or Affiliate, or any loan or advance by Borrowers of any funds to any such equity owner or Affiliate.

“Dollars” and “$” – means the lawful money of the United States of America.

“Effective Date” – means the date on which Lenders make the initial disbursement of Loan proceeds hereunder.

“Effective Gross Income” means the sum of (a) total monthly base rent payable, as of the date of determination and at the Net Effective Rental Rate, by tenants (not in default or in bankruptcy) under Leases entered into in compliance with Section 9.3(b) multiplied by twelve, excluding security or other deposits, late fees, lease termination or other similar charges, delinquent rent recoveries, unless previously reflected in reserves, or any other items of a non-recurring nature; plus (b) monthly expense reimbursements payable by such tenants multiplied by twelve.

“Effective Rate” – shall have the meaning given to such term in Section 2.7(e).

“Eligible Assignee” –means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or Potential Default exists, Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any of the Borrowers or any of Borrowers’ Affiliates.

“Environmental Laws” – shall have the meaning given to such term in Section 6.19.

“ERISA” – means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“Exit Fee” – shall have the meaning given to such term in Section 2.8(e).

“Extended Maturity Date” means April 30, 2015.

“Federal Funds Rate” – means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal Funds brokers of recognized standing selected by Administrative Agent.

“Fee Letter” – shall have the meaning given in Section 2.2.

“Fiscal Quarter” – means each of the calendar quarters ending March 31, June 30, September 30 and December 31.

“Fixed Rate” – is the Applicable LIBO Rate as accepted by Borrowers as an Effective Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Commencement Date” – means the date upon which the Fixed Rate Period commences.

“Fixed Rate Notice” – is a written notice in the form shown on Exhibit F hereto which requests a Fixed Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Period” – is the period or periods of (a) one month; or (b) any other shorter period which ends at the Maturity Date, which periods are selected by Borrower and confirmed in a Fixed Rate Notice; provided that no Fixed Rate Period shall extend beyond the Maturity Date.

“Fixed Rate Portion” – is the portion or portions of the principal balance of the Loan which Borrower selects to have subject to a Fixed Rate, each of which is an amount: (a) equal to the unpaid principal balance of the Loan not subject to a Fixed Rate; and (b) is not less than One Hundred Thousand Dollars ($100,000) and is an even multiple of One Hundred Thousand Dollars ($100,000). In the event Borrower is subject to a principal amortization schedule under the terms and conditions of the Loan Documents, the Fixed Rate Portion(s) from time to time in effect shall in no event exceed, in the aggregate, the maximum outstanding principal balance which will be permissible on the last day of the Fixed Rate Period selected.

“Fixed Rate Price Adjustment” – shall have the meaning given to such term in Section 2.7(h).

“Fixed Rate Taxes” – are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign Governmental Authority and related in any manner to a Fixed Rate.

“Forsyth” means the Property located at 7701 and 7733 Forsyth Boulevard, Clayton, Missouri.

“Free Cash Flow” means, for a particular period, Gross Operating Income for such period minus (a) debt service on the Loan for such period, (b) any Permitted Operating Expenses actually incurred for such period, (c) the REIT Operating Expense and (d) any other expenses relating to the Properties actually incurred for such period, provided such expenses are approved, in advance, by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” – means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Operating Income” – shall mean the sum of any and all amounts, payments, fees, rentals, additional rentals, expense reimbursements (including, without limitation, all reimbursements by tenants, lessees, licensees and other users of the Properties) discounts or credits to Borrowers, income, interest and other monies directly or indirectly received by or on behalf of or credited to Borrowers from any person with respect to a Borrower’s ownership, use, development, operation, leasing, franchising, marketing or licensing of the Properties, including, without limitation, from parking operations. Gross Operating Income shall be computed on a cash basis and shall include all amounts actually received in the relevant period whether or not such amounts are attributable to a charge arising in such period.

“Gross Rental Income” – means the actual sum of the Net Effective Rental Rates of all tenants in possession at each of the Properties, as of the date of determination.

“Guarantor” – means KBS REIT Properties II, LLC, a Delaware limited liability company, and any other person or entity who, or which, in any manner, is or becomes obligated to Lenders under any guaranty now or hereafter executed in connection with respect to the Loan (collectively or severally as the context thereof may suggest or require).

“Hazardous Materials” – means any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations.

“Hazardous Materials Indemnity Agreement” – means the Hazardous Materials Indemnity Agreement executed by the Borrowers for the benefit of Administrative Agent and Lenders dated on or about the date hereof, as the same may be amended, modified or replaced from time to time.

“Hazardous Materials Laws” – means all laws, ordinances and regulations relating to Hazardous Materials, including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness”, as applied to any Person (and without duplication), means (a) the principal amount of all indebtedness of such Person for borrowed money, whether or not subordinated and whether with or without recourse beyond any collateral security, (b) the principal amount of all indebtedness of such Person evidenced by securities or other similar instruments, (c) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or banker’s acceptances issued for such Person’s account, (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all obligations in respect of both operating and capital leases of such Person, (f) all Accommodation Obligations of such Person, (g) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property (except for non-delinquent, accrued but unpaid real estate taxes as provided under Section 9.13)), (h) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of interest rate swap, collar, cap or similar agreements providing interest rate protection and foreign currency exchange agreements, (i) ERISA obligations currently due and payable, and (j) without duplication or limitation, all liabilities and other obligations included in the financial statements (or notes thereto) of such Person as prepared in accordance with GAAP.

“Initial Maturity Date” means April 30, 2014.

“Interest Rate Floor” – means four and one-quarter percent (4.25%).

“KBS REIT” – means KBS Real Estate Investment Trust II, Inc., a Maryland corporation.

“Lease” – means a tenant lease of all or any portion of a Property.

“Lender” – means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns. With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.

“Liabilities and Costs” – means all claims, judgments, liabilities, obligations, responsibilities, losses, damages (including lost profits), punitive or treble damages, costs, disbursements and expenses (including, without limitation, reasonable attorneys’, experts’ and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

“LIBO Rate” – is for any Fixed Rate Portion, the rate of interest quoted by Administrative Agent from time to time as the London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 9:00 a.m. California time two (2) Business Days prior to a Fixed Rate Commencement Date or a Price Adjustment Date, as appropriate, for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to a Fixed Rate Portion and for a period of time approximately equal to a Fixed Rate Period or the time remaining in a Fixed Rate Period after a Price Adjustment Date, as appropriate.

“Lien” – means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a “true” lessor pursuant to Section 9408 (or a successor section) of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Loan” – means the cumulative principal amount of up to One Hundred Million Dollars ($100,000,000).

“Loan Constant” means a fraction, expressed as a percentage, determined by dividing the Net Operating Income of the Properties by the outstanding principal amount of the Loan at the time of determination.

“Loan Documents” – means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed in Exhibit B as Loan Documents.

“Loan Party” – means Borrowers and any other person or entity obligated under the Loan Documents or Other Related Documents.

“Loan-to-Value Percentage” – means the Aggregate Commitment as a percentage of the sum of the Appraised Values of the Properties.

“Main Street” means the Property located at 101 S.W. Main Street, Portland Oregon.

“Major Agreements” – means, at any time, (a) each cross-easement, restrictions or similar agreement encumbering or affecting a Property and any adjoining property, and (b) each property management agreement and leasing agreement with respect to a Property entered into with any Person.

“Major Lease” means any Lease (or collection of Leases to one tenant) (a) which encumbers greater than 10% of the net rentable space of the Properties (as of the date of determination), or (b) under which a Borrower’s obligation as to the cost of tenant improvements exceeds 130% of the estimated tenant improvement allowance (per rentable square foot) as set forth in the then most recent

Appraisal, or (c) under which the Net Effective Rental Rate is less than 85% of the amount assumed for such Lease in the then most recent Appraisal.

“Manager” means KBS Capital Advisors LLC.

“Management Agreement” means the Advisory Agreement dated May 21, 2008 between Manager and KBS REIT.

“Material Adverse Effect” means (a) with respect to a Borrower, a material adverse effect upon the condition (financial or otherwise), operations, performance, properties or prospects of such Borrower that could reasonably be expected to impair, to a material extent, such Borrower’s ability to perform its obligations under the Loan Documents; and (b) with respect to a Property, a material adverse effect upon the physical condition of such Property, or upon its operations, performance or prospects, that reduces the Appraised Value of the Property to an amount that is less than eighty percent (80%) of the Appraised Value of the Property as of the date hereof. The phrase “has a Material Adverse Effect” or “will result in a Material Adverse Effect” or words substantially similar thereto shall in all cases be intended to mean “has resulted, or will or could reasonably be anticipated to result, in a Material Adverse Effect”, and the phrase “has no (or does not have a) Material Adverse Effect” or “will not result in a Material Adverse Effect” or words substantially similar thereto shall in all cases be intended to mean “does not or will not or could not reasonably be anticipated to result in a Material Adverse Effect”.

“Maturity Date” – means the Initial Maturity Date or the Extended Maturity Date, as applicable.

“Minimum Applicable Loan Constant” – means a percentage determined in accordance with the following and with reference to the number of Properties remaining encumbered by the Security Documents after giving effect to the requested Property Release:

Properties Remaining Encumbered	Minimum Applicable Loan Constant

Three (3)	16.00%

Two (2)	17.00%

One (1)	18.00%

“Minimum Extension Constant” shall have the meaning given to such term in Section 2.6(vi).

“Minimum Permitted Outstanding Amount” means an amount determined by multiplying (a) the percentage obtained by dividing (i) the then Aggregate Commitment by (ii) $100,000,000 times (b) $55,000,000.

“Mountain View” means the Property located at 120 Mountain View Boulevard, Basking Ridge, New Jersey.

“Net Effective Rental Rate” means the actual recurring contractual base rental payment required to be paid by a tenant under a Lease, taking into account any adjustment regarding Concessions.

“Net Operating Income” shall mean: Gross Operating Income for the immediately preceding Fiscal Quarter multiplied by four; minus the sum of (i) the actual reasonable Operating Expenses for the immediately preceding Fiscal Quarter multiplied by four; and (ii) an amount for reasonable capital reserves equal to $0.25 per square foot of net rentable area of the Properties.

“Non-Pro Rata Advance” – shall mean a Protective Advance or a disbursement under the Loan with respect to which fewer than all Lenders have funded their respective Pro Rata Shares in breach of their obligations under this Agreement.

“Note” or “Notes” – means each Secured Promissory Note, collectively in the original principal amount of the Loan, executed by Borrowers and payable to the order of a Lender, together with such other replacement notes as may be issued from time to time pursuant to Section 13.13, as hereafter amended, supplemented, replaced or modified.

“Obligations” means, from time to time, all Indebtedness of Borrowers owing to Lenders, to any Person entitled to indemnification pursuant to Section 13.1, or to any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable fees and disbursements of expert witnesses and other consultants, and any other sum now or hereinafter chargeable to Borrowers under or in connection with this Agreement or any other Loan Document. (Notwithstanding the foregoing definition of “Obligations”, Borrowers’ obligations under any environmental indemnity agreement constituting a Loan Document, or any environmental representation, warranty, covenant, indemnity or similar provision in this Agreement or any other Loan Document, shall be secured by the Properties only to the extent, if any, specifically provided in the Security Documents).

“One-Month LIBO Rate” is the rate of interest equal to the sum of: (a) three percent (3.00%), plus (b) the rate of interest that is quoted by Administrative Agent from time to time as the London InterBank Offered Rate for deposits in U.S. Dollars, at approximately 9:00 a.m. (California time), for a period of one (1) month (“One-Month Rate”), which rate is divided by one (1.00) minus the Reserve Percentage.

One-Month LIBO Rate = 3.00%	+	One-Month Rate
(1 – Reserve Percentage)

“Operating Expenses” shall mean all actual reasonable operating expenses of the Properties, including, without limitation, those for maintenance, property management (subject to an imputed minimum of three percent (3%) of Effective Gross Income), repairs, annual taxes, bond assessments, ground lease payments (if any), insurance, utilities and other annual expenses (but not costs of tenant retrofit, lease commission, capital improvements or capital repairs) and non-capital reserves that are customary and standard for properties of the same type as the Properties. Operating Expenses shall not include any interest or principal payments on the Loan or any allowance for depreciation; recurring expenses, which are not paid monthly, shall be accounted for monthly, without duplication, on an accrual basis.

“Operating Statement” – shall have the meaning given to such term in Section 10.1.

“Option to Extend” – shall have the meaning given to such term in Section 2.6.

“Other Related Documents” – means those documents, as hereafter amended, supplemented, replaced or modified from time to time, properly executed and in recordable form, if necessary, listed in Exhibit B as Other Related Documents.

“Par Loan Value” means the amount of the Commitment allocable to an individual Property, as more specifically detailed on Schedule 1.1(B) attached hereto.

“Participant” – shall have the meaning given to such term in Section 13.13.

“Permit” – means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Liens” – means:

(a)	Liens (other than environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due;

(b)	Any laws, ordinances or regulations affecting the Properties;

(c)	Liens imposed by laws, such as mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due;

(d)	All matters shown on the Title Policies as exceptions to Lender’s coverage thereunder;

(e)	Liens in favor of Administrative Agent, for the benefit of Lenders, under the Security Documents;

(f)	All existing Leases at the Properties and any future Leases at the Properties entered into in accordance with this Agreement; and

(g)	Liens in favor of Wells Fargo Bank, National Association, relating to any Swap Agreement, which liens shall be pari passu with the liens of all other Secured Obligations, as such term is defined in the Security Documents.

“Permitted Operating Expenses” – shall mean the following expenses to the extent that such expenses are reasonable in amount and customary for properties of the same type as the Properties: (i) taxes and assessments imposed upon the Properties to the extent that such taxes and assessments are required to be paid by Borrowers and are actually paid or reserved for by Borrowers; (ii) bond assessments; (iii) insurance premiums for casualty insurance (including, without limitation, earthquake and terrorism coverage) and liability insurance carried in connection with the Properties to the extent that such premiums are actually paid or reserved for by Borrowers, provided, however, if any, insurance is maintained as part of a blanket policy covering the Properties and other properties, the insurance premium included in this subparagraph shall be the premium fairly allocable to the Properties; and (iv) operating expenses and capital expenditures incurred by Borrowers for the management, operation, cleaning, leasing, maintenance and repair of the Properties in the ordinary course. Permitted Operating Expenses shall not include any interest or principal payments on the Loan or any allowance for depreciation.

“Person” – means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plumeria” means the Property located at 350 E. Plumeria Drive, San Jose, California.

“Potential Default” – means an event, circumstance or condition which, with the giving of notice or the lapse of time, or both, would constitute a Default.

“Price Adjustment Date” – shall have the meaning given to such term in Section 2.7(h).

“Proceedings” means, collectively, all actions, suits, arbitrations and proceedings, at law, in equity or otherwise, before, and investigations commenced or threatened by or before, any court or Governmental Authority with respect to a Person.

“Property” or “Properties” – shall have the meaning given to such term in Recital A.

“Property Release” - shall have the meaning given to such term in Section 2.10.

“Pro Rata Share” – means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.

“Protective Advance” – shall mean any advances made by Administrative Agent in accordance with the provisions of Section 12.7(e) to protect the Collateral securing the Loan.

“Regulatory Costs” – are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign Governmental Authority and related in any manner to a Fixed Rate.

“REIT Operating Expenses” means the Allocated Share of all actual costs, expenses and/or amounts incurred by, or payable or reimbursable by, KBS REIT or KBS Limited Partnership II for any of the following: (a) charges and fees charged by banks, audit fees, tax preparation fees, legal fees, transfer agent fees, accounting consulting fees related to emerging technical pronouncements, tax consulting fees relating to Real Estate Investment Trust issues, due diligence costs and fees arising from state and local taxes, fees and expenses incurred in connection with annual corporate filings, and local, state and federal income taxes, and (b) professional fees related to corporate structuring and/or filings, consulting fees and filing fees arising from SEC reporting requirements including, without limitation, 10K filings, 10Q filings, and 8k filings, consulting fees and other fees and costs related to Sarbanes- Oxley 404 compliance requirements.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

“Release Price” means an amount equal to the Par Loan Value of the relevant Property multiplied by the Release Percentage determined in accordance with the following schedule:

Property	Release Percentage

Plumeria	110%

Mountain View	110%

Main	120%

Forsyth	120%

“Remedial Action” means any action required by applicable Hazardous Materials Laws to (a) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Replacement Rate” is, for any day, a fluctuating rate of interest equal to three percent (3.00%), plus the Federal Funds Rate, plus one and one-half percent (1.5%).

“Requirements of Law” – means, as to any entity, the charter and by-laws, partnership agreement or other organizational or governing documents of such entity, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject, including without limitation, applicable securities laws and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

“Requisite Lenders” – means, as of any date, Lenders (which must include the Lender then acting as Administrative Agent) having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount outstanding under the Loan, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Loan of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of the Loan of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Reserve Percentage” – is at any time the percentage announced by Administrative Agent as the reserve percentage under Regulation D for loans and obligations making reference to an Applicable LIBO Rate for a Fixed Rate Period or time remaining in a Fixed Rate Period on a Price Adjustment Date, as appropriate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Administrative Agent were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

“Secured Swap Obligations” - means all liabilities of Borrowers under any Swap Agreement; provided that any such liabilities under any Swap Agreement with an Affiliate of a Lender shall not constitute “Swap Obligations” hereunder unless and until such liabilities are certified as such in writing to Administrative Agent by Borrowers and such Affiliate of a Lender.

“Security Documents” – means, individually and collectively, each of the deeds of trust and mortgages (including any modifications or amendments thereto) executed by a Borrower in favor of Administrative Agent, for the benefit of Lenders, which recite that they are security for the Loan, as the same may be amended, supplemented, replaced or modified from time to time.

“Single Purpose Entity” means a corporation or other limited liability organization which, at all times since its formation and thereafter, was and will be organized solely for the purpose of acquiring and developing its interest in one or more Properties.

“Solvent” means, as to any Person at the time of determination, that such Person (a) owns property the value of which (both at fair valuation and at present fair salable value and taking into account (i) the value of such Person’s rights of reimbursement, contribution, subrogation and indemnity against any other Person, and (ii) the value of any property, owned by another Person, that secures any liabilities of the Person whose Solvency is being determined) is equal to or greater than the amount required to pay all of such Person’s liabilities (including contingent liabilities and debts); (b) is able to pay all of its debts as such debts mature; and (c) has capital sufficient to carry on its business and transaction and all business and transactions in which it is about to engage.

“Subdivision Map” – shall have the meaning given to such term in Section 9.5.

“Swap Agreement” – means any rate swap, forward rate, cap, floor, collar, exchange, hedge or similar transaction (including, but not limited to, any transaction subject to the terms of any form of master agreement published by the International Swaps and Derivatives Association, Inc., and any related confirmations) entered into between Borrower and any Lender or any Affiliate of any Lender, providing protection against fluctuations in interest rates with respect to the Loan.

“Title Policy” – means each ALTA Lender’s Policy of Title Insurance to be issued by Lawyer’s Title Insurance Company with respect to the Properties, together with any endorsements which Administrative Agent may require. Such policies shall, insure Administrative Agent, for the benefit of Lenders, in the aggregate principal amount of the Loan, of the validity and priority of the liens of the

Security Documents on the Properties, subject only to matters approved by Administrative Agent in writing and shall be referred to herein together as the “Title Policies”.

“Unused Fee” – shall have the meaning given to such term in Section 2.2(b).

“Wells Fargo” – shall have the meaning given to such term in the preamble hereto.

1.2       SCHEDULES AND EXHIBITS INCORPORATED. Schedules 1.1(A), 1.1(B), 6.3, 6.11, 6.24, and 7.1 and Exhibits A, B, C, D, E, F, G, H, I and J all attached hereto, are hereby incorporated into this Agreement.

ARTICLE 2. LOAN

2.1       LOAN; REVOLVER.

(a)	By and subject to the terms of this Agreement, Administrative Agent and Lenders have agreed to make a loan to Borrowers in the aggregate principal sum of One Hundred Million Dollars ($100,000,000), which Loan shall be evidenced by the Notes. The Notes shall be secured, in part, by the Security Documents encumbering certain real property and improvements as legally defined therein. The Loan shall be used to refinance the Properties and for such other purposes as Borrowers may elect.

(b)	Except as otherwise provided in any Loan Document, subject to the terms and conditions of this Agreement, including, without limitation, the terms and conditions of Section 3.4, Borrowers may, from time to time through the Advance Termination Date, borrow, partially or wholly repay its outstanding borrowings, and reborrow under the Loan without payment of an Exit Fee; provided, however, in no event shall the outstanding principal balance of the Loan exceed the Aggregate Commitment or be less than Minimum Permitted Outstanding Amount. If at any time the outstanding principal amount of the Loan exceeds the Aggregate Commitment, Borrowers shall immediately repay such portion of the Loan as is required to reduce the outstanding principal amount of the Loan to an amount not greater than the Aggregate Commitment.

2.2       LOAN FEES.

(a)	Borrowers shall pay to Administrative Agent, at Loan closing, a loan fee as set forth in a separate letter agreement between Borrowers and Administrative Agent. Additionally, Borrowers shall pay to Administrative Agent for Administrative Agent’s sole benefit certain other fees, each in the amount and at the times as set forth in a separate letter agreement between Borrowers and Administrative Agent dated April 30, 2010 (the “Fee Letter”).

(b)

Borrowers shall pay to Administrative Agent, for the benefit of Lenders, on or before the seventh (7th) day of each month, a monthly fee (in arrears and on account of the previous month) (the “Unused Fee”) equal to:

(i)	If the average outstanding daily balance of the Loan for the relevant month is greater than 75% of the average daily Aggregate Commitment for such month, then 0.10% of the difference between the average outstanding daily balance of the Loan for such month and the average daily Aggregate Commitment for such month; and

(ii)

If the average outstanding daily balance of the Loan for the relevant month is less than or equal to 75% of the average daily Aggregate Commitment for such month, then 0.30% of the difference between the average outstanding daily balance of the Loan for such month and the average daily Aggregate Commitment for such month.

In order to assure timely payment to Administrative Agent, for the benefit of Lenders, of the Unused Fee, Borrowers hereby irrevocably authorize Administrative Agent to directly debit the Debit Account for payment of the Unused Fee payable to Administrative Agent or any Lender. Borrowers represent and warrant to Administrative Agent and Lenders that KBS REIT Properties II, LLC is the legal owner of the Debit Account. Written confirmation of the amount and purpose of any such direct debit shall be given to Borrowers by Administrative Agent not less frequently than monthly. In the event any direct debit hereunder is returned for insufficient funds, Borrowers shall pay Administrative Agent, for the benefit of Lenders, upon demand, in immediately available funds, all amounts and expenses due and owing, including without limitation any late fees incurred, to Administrative Agent or any Lender. Notwithstanding anything to the contrary, Administrative Agent hereby agrees that it shall not auto-debit the Debit Account for the Unused Fee due under the Loan until the seventh (7th) day of each calendar month during the term of the Loan. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, neither Administrative Agent nor Lender have, or shall have, a security interest in the Debit Account.

2.3       LOAN DOCUMENTS. Borrowers shall execute and deliver to Administrative Agent (or cause to be executed and delivered) concurrently with this Agreement each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B as Loan Documents, together with those documents described in Exhibit B as Other Related Documents.

2.4       EFFECTIVE DATE. The date of the Loan Documents is for reference purposes only. The Effective Date of delivery and transfer to Administrative Agent of the security under the Loan Documents and of Borrowers’ and Lenders’ obligations under the Loan Documents shall be the date of the first disbursement by Lenders to Borrowers of Loan proceeds.

2.5       MATURITY DATE. The outstanding balance of the Loan, together with all accrued and unpaid interest and other amounts accrued and unpaid under the Loan Documents, shall be payable in full on the Maturity Date.

2.6       EXTENSION OPTION. Borrowers shall have the right to extend the Maturity Date from the Initial Maturity Date to the Extended Maturity Date (the “Option to Extend”), subject to its satisfaction of the following conditions:

(i)	Borrowers shall give Administrative Agent written notice of Borrowers’ request for an extension of the Maturity Date not earlier than ninety (90) days, nor later than forty-five (45) days, prior to the Initial Maturity Date;

(ii)	As of the date of such notice, and as of the Initial Maturity Date, there shall exist no Default or Potential Default (provided that Borrowers shall have an opportunity to cure such Potential Default prior to the Initial Maturity Date to the extent of applicable cure periods under this Agreement or the applicable Loan Document);

(iii)	At Administrative Agent’s request, Borrowers shall have caused to be issued to Lenders, at Borrowers’ sole cost and expense, appropriate endorsements to the Title Policies which confirm the existence and priority of the Liens securing the Obligations in connection with the requested extension;

(iv)	There shall have been no change in the financial condition of Borrowers, or in the condition of the Properties from that which existed on the Effective Date which change, as determined by Administrative Agent in its reasonable discretion, has a Material Adverse Effect;

(v)	The Loan-to-Value Percentage for all of the Properties, in the aggregate, based upon new Appraisals commissioned by Administrative Agent at Borrowers’ sole cost and expense and with valuation dates within sixty (60) days of the Initial Maturity Date, shall not exceed fifty-five percent (55%);

(vi)	Borrowers shall have provided to Administrative Agent satisfactory evidence (which evidence shall include, without limitation, a detailed current rent roll and a current historical operating statement for each Property) that the Committed Loan Constant (as of the Initial Maturity Date) is not less than (1) if three (3) or more Properties remain encumbered by the Security Documents, then sixteen percent (16%), (2) if two (2) Properties remain encumbered by the Security Documents, then seventeen percent (17%) and (3) if one (1) Property remains encumbered by the Security Documents, then eighteen percent (18%) (the “Minimum Extension Constant”);

(vii)	As of the Initial Maturity Date, (1) not more than thirty percent (30%) of the Gross Rental Income from all Properties remaining encumbered by the Security Documents is to be derived from Leases expiring on or before the Extended Maturity Date, (2) not more than forty percent (40%) of the Gross Rental Income from all Properties remaining encumbered by the Security Documents is to be derived from Leases expiring between the Initial Maturity Date and the date which is twelve (12) months after the Extended Maturity Date and (3) not more than fifty percent (50%) of the Gross Rental Income from all Properties remaining encumbered by the Security Documents is to be derived from Leases expiring between the Initial Maturity Date and the date which twenty-four (24) months after the Extended Maturity Date. Notwithstanding the foregoing, Borrowers shall be deemed to have satisfied the requirements of this clause (vii) even if the percentage of Gross Rental Income derived from the remaining Properties exceeds the applicable thresholds so long as the Adjusted Committed Loan Constant (calculated in accordance with Exhibit J) is greater than or equal to the Minimum Extension Constant; and

(viii)	Borrowers shall have paid to Administrative Agent, for the ratable benefit of Lenders, an extension fee in an amount equal to one-quarter of one percent (0.25%) of the Aggregate Commitment as of the Initial Maturity Date.

Notwithstanding the foregoing provisions of this Section 2.6, Borrowers shall have the right to repay (without paying an Exit Fee) principal outstanding under the Loan (or permanently cancel a portion of the Aggregate Commitment) in such amount as may be required to reduce the Aggregate Commitment pursuant to this Section 2.6, to an amount such that Borrowers are in compliance with subsections (v), (vi) and (vii) above. Any repayment of principal pursuant to this section 2.6 shall reduce the Aggregate Commitment dollar for dollar.

2.7       INTEREST ON THE LOAN.

(a)	Interest Payments. Interest accrued on the outstanding principal balance of the Loan shall be due on the first day, and payable, in the manner provided in Section 2.8, on the first Business Day, of each month commencing with the first month after the Effective Date.

(b)	Default Interest. Notwithstanding the rates of interest specified in Sections 2.7(e) below and the payment dates specified in Section 2.7(a), at Requisite Lenders’ discretion at any time following the occurrence and during the continuance of any Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments on the Loan not paid when due, shall bear interest payable upon demand at the Alternate Rate. All other amounts due Administrative Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall likewise, at the option of Requisite Lenders, bear interest from and after demand at the Alternate Rate.

(c)	Late Fee. Borrowers acknowledge that late payment to Administrative Agent will cause Administrative Agent and Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrowers fail timely to pay interest due hereunder within fifteen (15) days after such payment is due, then Borrowers shall at, Administrative Agent’s option, pay a late or collection charge equal to four percent (4%) of the amount of such unpaid interest payment to Administrative Agent (for the benefit of Lenders). Borrowers and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and Lenders will incur by reason of late payment. Borrowers and Administrative Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Administrative Agent.

(d)	Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Loan outstanding from time to time. In computing interest on the Loan, the date of the making of a disbursement under the Loan shall be included and the date of payment shall be excluded. Notwithstanding any provision in this Section 2.7, interest in respect of the Loan shall not exceed the maximum rate permitted by applicable law.

(e)

Effective Rate. The “Effective Rate” upon which interest shall be calculated for the Loan shall, from and after the Effective Date of this Agreement, be one or more of the following; provided, except with respect to the portion of the outstanding principal balance of the Loan which is subject to a Swap Agreement with an initial term of at least two (2) years, or any shorter term which expires on the Maturity Date, the Effective Rate shall not be less than the Interest Rate Floor. (For clarity, (i) the Effective Rate applicable to any portion of the outstanding principal balance of the Loan which is subject to a Swap Agreement with an initial term of at least two (2) years shall not be subject to the Interest Rate Floor, (ii) the then-current term of the Swap Agreement need not be two (2) years in order to exempt such portion of the Loan from the Interest Rate Floor (i.e., the Interest Rate Floor shall not apply to any portion of the Loan that was subject to qualifying Swap Agreement for the term of such Swap Agreement and any extension thereof) and (iii) if less than two (2) years remains prior to the Maturity Date, then the portion of the outstanding principal balance of the Loan which is subject to a Swap Agreement with a term that expires on the Maturity Date shall not be subject to the Interest Rate Floor):

(i)	Provided no Default exists under this Agreement:

(A)	For those portions of the principal balance of the Notes which are not Fixed Rate Portions, the Effective Rate shall be the One-Month LIBO Rate determined by Administrative Agent, reset daily.

(B)	For those portions of the principal balance of the Notes which are Fixed Rate Portions, the Effective Rate for the Fixed Rate Period thereof shall be the Fixed Rate accepted by Borrowers for the Fixed Rate Period selected by Borrowers with respect to each Fixed Rate Portion and set in accordance with the provisions hereof.

(C)	With respect to any portion of the Loan then subject to a Swap Agreement, Borrowers may not select a rate of interest, including, without limitation, a Fixed Rate for a Fixed Rate Period, that is inconsistent with the terms of such Swap Agreement.

(D)	If any of the transactions necessary for the calculation of interest at any Fixed Rate requested or selected by Borrowers or at the One-Month LIBO Rate determined by Administrative Agent, reset daily, should be or become prohibited or unavailable to Administrative Agent, or, if in Administrative Agent ‘s good faith judgment, it is not possible or practical for Administrative Agent to set a Fixed Rate for a Fixed Rate Portion and Fixed Rate Period as requested or selected by Borrowers or to set a One-Month LIBO Rate on a daily basis, the Effective Rate for the principal balance of the Notes subject to such unavailable interest rate shall be replaced by a floating rate of interest equal to the Replacement Rate.

(ii)	During such time as a Default exists under this Agreement; or from and after the date on which all sums owing under the applicable Note becomes due and payable by acceleration or otherwise; or from and after the date on which the Collateral or any portion thereof or interest therein, is sold, transferred, mortgaged, assigned, or encumbered, whether voluntarily or involuntarily, or by operation of law or otherwise, without Administrative Agent’s prior written consent (except as otherwise permitted herein or in any of the Loan Documents) (whether or not the sums owing under the applicable Note becomes due and payable by acceleration); or from and after the Maturity Date, then at the option of Requisite Lenders in each case, the interest rate applicable to the then outstanding principal balance of the Loan shall be the Alternate Rate.

(f)	Selection of Fixed Rate. Provided no Default or Potential Default exists under this Agreement, Borrowers, at their option and upon satisfaction of the conditions set forth herein, may request a Fixed Rate as the Effective Rate for calculating interest on the portion of the unpaid principal balance and for the period selected in accordance with and subject to the following procedures and conditions, provided, however, that Borrowers may not have in effect at any one time more than five (5) Fixed Rates:

(i)	Borrowers shall deliver to the Los Angeles Loan Center, 2120 East Park Place, Suite 100, El Segundo, California, 90245, Attn: Azucena Dela Cruz, with a copy to: Lender, Real Estate Group, Orange County, 2030 Main Street, Suite 800, Irvine, CA 92614, Attention: Irie Dadabhoy, Vice President, or such other addresses as Administrative Agent shall designate, an original or facsimile Fixed Rate Notice no later than 9:00 A.M. (California time), and not less than three (3) nor more than five (5) Business Days prior to the proposed Fixed Rate Period for each Fixed Rate Portion. Any Fixed Rate Notice pursuant to this subsection (i) is irrevocable.

Administrative Agent is authorized to rely upon the telephonic request and acceptance of Kim Westerbeck, Lori Lewis, Stacie Yamane, Dave Snyder, Ann Marie Watters and Scott Christensen as Borrowers’ duly authorized agents, or such additional authorized agents as Borrowers shall designate in writing to Administrative Agent. Borrowers’ telephonic notices, requests and acceptances shall be directed to such officers of Administrative Agent as Administrative Agent may from time to time designate.

(ii)	Borrower may, with a timely and complying Fixed Rate Notice, elect (A) to convert all or a portion of the principal balance of the Notes which is accruing interest at the One-Month LIBO Rate determined by Administrative Agent, reset daily, to a Fixed Rate Portion, or (B) to convert a matured Fixed Rate Portion into a new Fixed Rate Portion, provided, however, that the aggregate amount of the advance being converted into or continued as a Fixed Rate Portion shall comply with the definition thereof as to Dollar amount. The conversion of a matured Fixed Rate Portion back to the One-Month LIBO Rate determined by Administrative Agent, reset daily, or to a new Fixed Rate Portion shall occur on the last Business Day of the Fixed Rate Period relating to such Fixed Rate Portion. Each Fixed Rate Notice shall specify (A) the amount of the Fixed Rate Portion, (B) the Fixed Rate Period, and (C) the Fixed Rate Commencement Date.

(iii)	Upon receipt of a Fixed Rate Notice in the proper form requesting a Fixed Rate Portion advance under subsections (i) and (ii) above, Administrative Agent shall determine the Fixed Rate applicable to the Fixed Rate Period for such Fixed Rate Portion two (2) Business Days prior to the beginning of such Fixed Rate Period. Each determination by Administrative Agent of the Fixed Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error. Administrative Agent shall deliver to Borrowers and each Lender (by facsimile) an acknowledgment of receipt and confirmation of the Fixed Rate Notice; provided, however, that failure to provide such acknowledgment of receipt and confirmation of the Fixed Rate Notice to Borrowers or any Lender shall not affect the validity of such rate.

(iv)	If Borrowers do not make a timely election to convert all or a portion of a matured Fixed Rate Portion into a new Fixed Rate Portion in accordance with this Section 2.7(f) above, such Fixed Rate Portion shall begin to accrue interest at the One-Month LIBO Rate determined by Administrative Agent, reset daily, upon the expiration of the Fixed Rate Period applicable to such Fixed Rate Portion.

(g)	Fixed Rate Taxes, Regulatory Costs and Reserve Percentages. Upon Administrative Agent’s demand, Borrower shall pay to Administrative Agent for the account of each

Lender, in addition to all other amounts which may be, or become, due and payable under this agreement and the other Loan Documents, any and all Fixed Rate Taxes and Regulatory Costs, to the extent they are not internalized by calculation of a Fixed Rate. Further, at Administrative Agent’s option, the Fixed Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Administrative Agent in its prudent banking judgment, from the date of imposition (or subsequent date selected by Administrative Agent) of any such Regulatory Costs. Administrative Agent shall notify the Borrower of any event entitling any Lender to Fixed Rate Taxes or Regulatory Costs (setting forth in reasonable detail the basis of such determination) as promptly as practicable, but in any event within ninety (90) days after Administrative Agent obtains actual knowledge thereof; provided that if Administrative Agent fails to give such notice within ninety (90) days after it obtains actual knowledge of such an event, such Lender shall be entitled to payment only for Fixed Rate Taxes and Regulatory Costs incurred from and after the date ninety (90) days prior to the date that Administrative Agent does give such notice.

(h)	Fixed Rate Price Adjustment. Borrowers acknowledge that prepayment or acceleration of a Fixed Rate Portion during a Fixed Rate Period shall result in Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a Fixed Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise (“Price Adjustment Date”), Borrowers will pay Administrative Agent, for the account of each Lender (in addition to all other sums then owing to Lenders) an amount (“Fixed Rate Price Adjustment”) equal to the then present value of (i) the amount of interest that would have accrued on the Fixed Rate Portion for the remainder of the Fixed Rate Period at the Fixed Rate set on the Fixed Rate Commencement Date, less (ii) the amount of interest that would accrue on the same Fixed Rate Portion for the same period if the Fixed Rate were set on the Price Adjustment Date at the Applicable LIBO Rate in effect on the Price Adjustment Date. The present value shall be calculated by the Administrative Agent, for the benefit of the Lenders, using as a discount rate the LIBO Rate quoted on the Price Adjustment Date.

By initialing this provision where indicated below, Borrowers confirm that Lenders’ agreement to make the Loan at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrowers, for this agreement

Borrower Initials.

Borrower Initials.

Borrower Initials.

Borrower Initials.

(i)	Purchase, Sale and Matching of Funds. Borrowers understand, agree and acknowledge the following: (a) Lenders have no obligation to purchase, sell and/or match funds in connection with the use of a LIBO Rate as a basis for calculating a Fixed Rate or Fixed Rate Price Adjustment; (b) a LIBO Rate is used merely as a reference in determining a Fixed Rate and Fixed Rate Price Adjustment; and (c) Borrowers have accepted a LIBO Rate as a reasonable and fair basis for calculating a Fixed Rate and a Fixed Rate Price Adjustment. Borrowers further agree to pay the Fixed Rate Price Adjustment, Fixed Rate Taxes and Regulatory Costs, if any, whether or not any Lender elects to purchase, sell and/or match funds.

2.8       PAYMENTS.

(a)	Manner and Time of Payment. All principal, interest and fees payable hereunder shall be paid to Administrative Agent and shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Administrative Agent’s written wire transfer instructions) of immediately available funds for the account of each Lender as applicable, not later than 11:00 A.M. (San Francisco time) on the date due; and funds received by Administrative Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day. Borrowers shall have no obligation to make any payments of amounts due hereunder directly to Lenders; all such amounts shall be payable to Administrative Agent.

(b)	Payments on Non-Business Days. Whenever any payment to be made by Borrowers hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any fees due under this Agreement, as the case may be.

(c)

Auto-Debit. In order to assure timely payment to Administrative Agent, for the benefit of Lenders, of accrued interest, principal, fees and late charges due and owing under the Loan, Borrowers hereby irrevocably authorize Administrative Agent to directly debit the Debit Account for payment when due of all such amounts payable to Administrative Agent or any Lender. Written confirmation of the amount and purpose of any such direct debit shall be given to Borrowers by Administrative Agent not less frequently than monthly. In the event any direct debit hereunder is returned for insufficient funds, Borrowers shall pay Administrative Agent, for the benefit of Lenders, upon demand, in immediately available funds, all amounts and expenses due and owing, including without limitation any late fees incurred, to Administrative Agent or any Lender. Notwithstanding anything to the contrary, Administrative Agent hereby agrees that it shall not auto-debit the Debit Account for interest payments due under the Loan until the seventh (7th) day of each calendar month during the term of the Loan (notwithstanding the fact that interest is due and payable under the Loan on the first day of each month).

(d)	Voluntary Prepayment.

(i)	Subject to compliance with the provisions of Sections 2.8(e) and Section 2.10 below, Borrowers may, upon not less than three (3) Business Days’ prior written notice to Administrative Agent not later than 11:00 A.M. (San Francisco time) on the date given, at any time and from time to time, prepay all or any portion of the Loan.

(ii)	Any notice of prepayment given to Administrative Agent under this Section 2.8(d) shall specify the date of prepayment and the principal amount of the prepayment. In the event of a prepayment of any Fixed Rate Portion, Borrower shall concurrently pay any Fixed Rate Price Adjustment payable in respect thereof. Any principal balance reduction shall not reduce the Aggregate Commitment unless such payment is made pursuant to Section 2.10 hereof, in which case such amount shall reduce the Aggregate Commitment by a like amount.

(e)

Exit Fee. Concurrently with Borrowers’ repayment of the Loan, in whole or in part, and whether or not the Loan is repaid by Borrowers or otherwise satisfied (including in connection with a foreclosure or earlier acceleration of the Loan following a Default or a deed in lieu thereof), in addition to any Fixed Rate Price Adjustment then due, Borrowers shall pay to Administrative Agent a non-refundable exit fee (“Exit Fee”), if any, equal to a set percentage of the amount of the Loan being repaid at such time as determined in accordance with the Fee Letter, with any such Exit Fee deemed fully earned when paid. Notwithstanding anything to the contrary in this Agreement, no Exit Fee shall be due and payable in connection with an repayment of any portion of the outstanding principal amount of the Loan unless the repayment (i) is made pursuant to Section 2.10(a)(iv) or (v), or (ii) except as provided in Section 2.10(a)(v), otherwise results in a reduction of the Aggregate Commitment.

2.9       FULL REPAYMENT AND RECONVEYANCE. Upon receipt of all sums owing and outstanding under the Loan Documents, Administrative Agent shall issue full reconveyances of the Properties from the liens of the Security Documents; provided, that Administrative Agent, for the benefit of Lenders, shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyances and any sums then due and payable under the Loan Documents. Lenders’ obligations to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full release or reconveyance, and any commitment of Lenders to lend any undisbursed portion of the Loan shall be canceled.

2.10     PARTIAL RELEASE OF PROPERTY.

(a)	From time to time Borrowers may request, upon not less than thirty (30) days prior written notice to the Administrative Agent, that a Property be released from the Lien created by the Security Document applicable thereto, which release (the “Property Release”) shall be effected by the Administrative Agent if the Administrative Agent determines all of the following conditions are satisfied as of the date of such Property Release:

(i)	No Default or Potential Default exists or will exist immediately after giving effect to such Property Release by reason of the release of such Property;

(ii)	Borrowers shall confirm to the satisfaction of Administrative Agent that, after giving effect to the Property Release, the Committed Loan Constant shall not be less than the Minimum Applicable Loan Constant. The Committed Loan Constant shall be determined by Administrative Agent with reference to the most recently delivered Borrowers’ Certificate, subject, however, to such adjustments as Administrative Agent deems necessary in its reasonable discretion;

(iii)	After giving effect to such Property Release, (1) not more than thirty percent (30%) of the Gross Rental Income from all Properties is to be derived from Leases expiring between the date of the Property Release and the date which is twelve (12) months after the Property Release, (2) not more than forty percent (40%) of the Gross Rental Income from all Properties remaining encumbered by the Security Documents is to be derived from Leases expiring between the date of the Property Release and the date which is twenty-four (24) months after the Property Release and (3) not more than fifty percent (50%) of the Gross Rental Income from all Properties remaining encumbered by the Security Documents is to be derived from Leases expiring between the date of the Property Release and the date which is thirty-six (36) months after the Property Release. Notwithstanding the foregoing, Borrowers shall be deemed to have satisfied the requirements of this clause (iii) even if the percentage of Gross Rental Income derived from the remaining Properties exceeds the applicable thresholds so long as, after giving effect to the Property Release, the Adjusted Committed Loan Constant (calculated in accordance with Exhibit J) is greater than or equal to the Minimum Applicable Loan Constant;

(iv)	Borrowers shall pay to Administrative Agent, for the benefit of Lenders, an amount (if any) sufficient to cause the outstanding principal balance of the Loan to be not greater than an amount equal to (1) Aggregate Commitment prior to the relevant Property Release minus (2) the Release Price for the Property being released;

(v)	Borrowers shall pay to Administrative Agent any applicable Exit Fee; provided, however, that if, in connection with a proposed sale of a Property to an unaffiliated third-party purchaser the release of the Property in question would otherwise be prohibited by the provisions of either subsections (ii) and/or (iii) above, then Borrowers shall be permitted, concurrently with sale of such Property to the unaffiliated third-party purchaser, to cancel a portion of the Aggregate Commitment, and to repay principal, as applicable, in order to comply with such subsections without payment of an Exit Fee with respect to the amount so repaid (though Borrowers shall pay an Exit Fee with respect to the Release Price paid (if any) on the Property conveyed to the unaffiliated third party purchaser);

(vi)	Borrowers shall have delivered to the Administrative Agent all documents and instruments reasonably requested by the Administrative Agent in connection with such Property Release including, without limitation, the reconveyance or other instruments to be used to effect such Property Release and, if required by Administrative Agent and available, appropriate endorsements to the Title Policies in effect with respect to the remaining Properties.

(b)	Provided the applicable Borrower does not own any Properties that will remain encumbered by the Lien of the Security Documents following the applicable Property Release, then concurrent with the release of a Property from the Lien created by the Security Document applicable thereto, Administrative shall release the Borrower that owns the Property which is the subject of the Property Release from any future obligations under this Agreement or any of the Loan Documents, excepting, however, any obligations that may arise under the Environmental Indemnity Agreement.

(c)	Notwithstanding anything to the contrary in this Section 2.10, Borrowers shall have the right to revoke a request for a Property Release at any time prior to the consummation of such Property Release; provided, however, that upon request, Borrowers shall promptly reimburse Administrative Agent for any and all costs incurred by Administrative Agent relating to the requested and subsequently revoked Property Release.

(d)	In connection with a Property Release, the Aggregate Commitment shall be reduced by the sum of (i) the applicable Release Price of the Property (or Properties) being released plus (ii) any amounts repaid in reduction of the outstanding principal balance of the Loan as permitted in this Section 2.10 (without duplication).

2.11     LENDERS’ ACCOUNTING. Administrative Agent shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the commitment of each of the Lenders, and principal amount of the Loan owing to each Lender from time to time, and (b) all repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement. All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Administrative Agent’s practice, Administrative Agent will render a statement of the Loan Account to Borrowers and will deliver a copy thereof to each Lender. Each such statement shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein (absent manifest error).

2.12     SECURED SWAP OBLIGATIONS. Lenders agree that the Security Documents shall secure the payment of the Loan and the payment of Borrower’s obligations under any Secured Swap Obligations on a pari passu basis.

ARTICLE 3. DISBURSEMENT

3.1       CONDITIONS PRECEDENT. Administrative Agent’s and Lenders’ obligation to make any disbursements or take any other action under the Loan Documents shall be subject to satisfaction of each of the following conditions precedent:

(a)	There shall exist no Default or Potential Default, as defined in this Agreement, or Default as defined in any of the other Loan Documents or in the Other Related Documents; and

(b)	Administrative Agent shall have received all Loan Documents, other documents, instruments, policies, and forms of evidence or other materials requested by Administrative Agent or any Lender under the terms of this Agreement or any of the other Loan Documents; and

(c)	Administrative Agent shall have received, with respect to each of the Properties:

(i)	To the extent available, operating statements for the previous two (2) years;

(ii)	A current rent roll, in form satisfactory to Administrative Agent, and certified by the applicable Borrower to be true and correct to the best of such Borrower’s knowledge and, to the extent available, an uncertified two-year operating and occupancy history;

(iii)	A survey certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, including a certification that the applicable Property is not located in a Special Flood Hazard Area as defined by the Federal Insurance Administration;

(iv)	A “Phase I” environmental assessment, not more than twelve (12) months old, with respect to Forsyth and Main Street;

(v)	Copies (true and correct, to the best of the applicable Borrower’s knowledge) of all Major Agreements and Leases affecting a Property; and

(vi)	Copies (true and correct, to the best of the applicable Borrower’s knowledge) of engineering, mechanical, structural or maintenance studies performed (if not previously performed, such studies as shall be required by Administrative Agent); and

(d)	Administrative Agent shall have received from each Lender such Lender’s Pro Rata Share of such disbursement.

3.2       APPRAISALS. The Appraised Value of the Properties shall be determined or redetermined, as applicable, under each of the following circumstances (but not more than once in any six (6) month period (provided such limitation shall not be applicable to clause (b) below)):

(a)	Administrative Agent will determine the Appraised Value of the Properties on or before the Effective Date;

(b)	If Borrowers timely exercise the Option to Extend, then Administrative Agent will determine the Appraised Value of the Properties for purposes of confirming whether or not Borrowers have satisfied the conditions of Section 2.6(v).

(c)	At any time and from time to time, upon five (5) Business Days’ prior written notice to Borrowers, Administrative Agent may redetermine the Appraised Value of the Properties in any of the following circumstances:

(i)	if a major casualty, condemnation, contamination or violation of any Requirements of Law occurs, or is discovered to exist, with respect to one or more of the Properties, or if Administrative Agent reasonably believes that a Material Adverse Effect may have occurred; or

(ii)	if necessary in order to comply with Requirements of Law applicable to Administrative Agent or any of the Lenders.

Administrative Agent shall notify Borrowers of any change in Appraised Value. Except as otherwise provided, the costs of any Appraisal commissioned pursuant to this Section 3.2 shall be paid by Borrowers.

Notwithstanding anything to the contrary contained in this Section 3.2, Administrative Agent may reappraise one or more of the Properties at any time, without limitation, at its sole cost and expense.

3.3       INITIAL DISBURSEMENT. Subject to the conditions set forth in Section 3.1, proceeds of the Loan in an amount equal to $55,000,000 (the “Initial Disbursement”) shall be disbursed as directed by Borrowers.

3.4       SUBSEQUENT DISBURSEMENTS. Subject to the provisions of Section 12.3, the obligation of Administrative Agent to make any subsequent disbursements under the Loan is subject to the satisfaction of the following additional conditions precedent as of the requested funding date:

(a)	Administrative Agent shall have received a written request for disbursement from on the following individuals Kim Westerbeck, Lori Lewis, Stacie Yamane, Dave Snyder, Ann Marie Watters and Scott Christensen. The request shall be submitted in accordance with this Agreement and shall specify the sum that Borrowers are requesting to be disbursed, which sum, when added to the outstanding principal balance of the Loan, shall not exceed the Aggregate Commitment;

(b)	All of the representations and warranties of Borrowers contained in this Agreement or in any other Loan Document shall be true and correct in all material respects on and as of such date, as though made on and as of such date;

(c)	No Default or Potential Default shall have occurred which is continuing;

(d)	No Event of Default or Potential Default would result from the making of such disbursement;

(e)	Administrative Agent shall have received any other document, requirement, evidence or information that Administrative Agent may reasonably request under any provision of the Loan Documents;

(f)

After giving effect to the requested advance, the Loan Constant, calculated based on Net Operating Income from the Properties reported by Borrowers in their most recently delivered Borrowers’ Certificate, shall not be less than thirteen percent

(13%); provided, however, that Borrowers shall not be entitled to any disbursements hereunder during the Cash Flow Sweep Period; and

(g)	Any requested disbursement shall be in an amount of not less than $1,000,000, and in increments of not less than $100,000.

Provided the funding date requested by Borrowers is not earlier than three (3) Business Days following Administrative Agent’s receipt of a request for funding, and provided that the conditions precedent above have been satisfied as of such requested funding date, Administrative Agent shall use its good faith efforts to make the requested advance on the requested funding date.

3.5       FUNDS TRANSFER DISBURSEMENTS.

(a)	Borrowers hereby authorize Administrative Agent, to disburse the proceeds of any Loan made by Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrowers to any of the accounts designated in the Transfer Authorizer Designation form. Borrowers agree to be bound by any transfer request: (i) authorized or transmitted by Borrowers; or (ii) made in Borrowers’ name(s) and accepted by Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrowers. Borrowers further agree and acknowledge that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrowers to effect a wire of funds transfer even if the information provided by Borrowers identifies a different bank or account holder than named by the Borrowers. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrowers.

(b)	If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrowers agree that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent and Borrowers. Borrowers agree to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrowers of such transfer.

(c)	Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Administrative Agent, may delay or refuse to accept a funds transfer request if the transfer would: (a) violate the terms of this authorization, (b) require use of a bank unacceptable to Administrative Agent or any Lender or prohibited by government authority; (iii) cause Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or any Lender to violate any applicable law or regulation.

(d)

Neither Administrative Agent nor any Lender shall be liable to Borrowers or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrowers’ transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) Administrative Agent or any Lender or Borrowers knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

3.6       BORROWERS REPRESENTATIVES. In order to facilitate timely and efficient management of the Loan, each Borrower hereby appoints and authorizes Manager, acting alone, to serve as the authorized representative of all Borrowers. Accordingly, any notice or correspondence directed to Manager shall be deemed given to each Borrower, and any action taken by Manager with respect to the Loan shall be deemed taken by each Borrowers hereunder.

ARTICLE 4. INTENTIONALLY OMITTED

ARTICLE 5. INSURANCE

  In addition to such title insurance as each Borrower is required to maintain in respect of a Property, each Borrower shall maintain or cause to be maintained insurance covering the Encumbered Property or Properties owned by such Borrower, at Borrowers’ sole expense, with licensed insurers approved by Administrative Agent, the following policies of insurance in form and substance satisfactory to Administrative Agent:

(a)	At all times, any real property under construction at a Property shall be covered by a policy of commercial property insurance, which shall include, without limitation, such endorsements as Administrative Agent may require, insuring Administrative Agent against damage to such Property and improvements thereon, in an amount acceptable to Administrative Agent. Administrative Agent shall be named on the policy under a Lender’s Loss Payable Endorsement (form # 438BFU or equivalent).

(b)	A policy of flood insurance, as required by applicable governmental regulations or as deemed reasonably necessary by Administrative Agent.

(c)	A policy of commercial general liability insurance with limits as reasonably required by Administrative Agent, insuring against liability for injury and/or death to any person and/or damages to property occurring on the Property and/or in the improvements thereon from any cause whatsoever.

(d)	A policy of terrorism insurance in an amount acceptable to Administrative Agent.

(e)	A policy of environmental insurance in an amount acceptable to Administrative Agent.

Borrowers shall provide to Administrative Agent certificates evidencing all required insurance policies, or other evidence of insurance acceptable to Administrative Agent. All insurance policies shall provide that the insurance shall not be cancelable or materially adversely changed without ten (10) days’ prior written notice to Administrative Agent. Administrative Agent, on behalf of Lenders, shall be named under a Lender’s Loss Payable Endorsement (form # 438BFU or equivalent) with respect to all insurance policies that Borrowers actually maintain with respect to the Properties or the improvements thereon. Borrower shall provide to Administrative Agent evidence of any other hazard insurance Administrative Agent may deem necessary at any time while all or any portion of Lenders’ commitment remains available or any portion of the Loan remains outstanding.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to make the Loan, Borrowers hereby represent and warrant to Administrative Agent and each Lender as of the Effective Date and continuing thereafter as follows:

6.1       ORGANIZATION; CORPORATE POWERS. Each Borrower (a) is a limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify and be in good standing would not have a Material Adverse Effect, and (c) has all requisite power and authority, as the case may be, to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the Loan contemplated by the Loan Documents. Each Borrower’s chief executive office is located at its address for notice set forth below the applicable Borrower’s signature hereto.

6.2       AUTHORITY. Each Borrower has the requisite power and authority to execute, deliver and perform each of the Loan Documents to which it is a party. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly approved by the equity owners of each Borrower and no other proceedings or authorizations on the part of any Borrower or its equity owners are necessary to consummate such transactions, except for such as have been obtained or effected and true and correct copies of which have been delivered to Administrative Agent. Each of the Loan Documents to which a Borrower is a party has been duly executed and delivered by the applicable Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally.

6.3       OWNERSHIP OF BORROWERS. Schedule 6.3 sets forth the direct and indirect owners of Borrowers (but not any owners, direct or indirect, of KBS REIT) and the owners’ respective ownership percentages therein, and there are no other ownership interests outstanding. Except as set forth or referred to in the organizational documents of Borrowers, no ownership interest (or any securities, instruments, warrants, option or purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for any ownership interest) of any such Person is subject to issuance under any security, instrument, warrant, option or purchase rights, conversion or exchange rights, call, commitment or claim of any right, title or interest therein or thereto. All of the ownership interests in Borrowers have been issued in compliance with all applicable Requirements of Law.

6.4       NO CONFLICT. The execution, delivery and performance by Borrowers of the Loan Documents, and each of the transactions contemplated thereby, do not and will not (a) conflict with or violate any Borrower’s organizational documents, or (b) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Court Order binding upon any Borrower or any of its equity owners, which circumstance would have a Material Adverse Effect, or (c) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or require termination of any Contractual Obligation of any Borrower, which circumstance would have a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of any Borrower (other than Liens in favor of Administrative Agent arising pursuant to the Loan Documents or Permitted Liens).

6.5       CONSENTS AND AUTHORIZATIONS. Each Borrower has obtained all consents and authorizations required pursuant to its Contractual Obligations with any other Person, and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow Borrowers to lawfully execute, deliver and perform its obligations under the Loan Documents.

6.6       GOVERNMENTAL REGULATION. No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other federal or state statute or regulation such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated by the Loan Documents is materially impaired.

6.7       PRIOR FINANCIALS. Any and all balance sheets and income statements of Borrowers delivered to Administrative Agent prior to the date hereof were prepared in accordance with GAAP and fairly present the assets, liabilities and financial condition of Borrowers or such constituent shareholders, partners or members, at such date and the results of its operations and its cash flows, for the period then ended. Notwithstanding the use of GAAP, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

6.8       FINANCIAL STATEMENTS; PROJECTIONS AND FORECASTS. Each of the Financial Statements to be delivered to Administrative Agent by Borrowers pursuant to Section 10.1(b) (a) has been, or will be, as applicable, prepared in accordance with the books and records of the applicable Borrower, and (b) either fairly present, or will fairly present, as applicable, the financial condition of the applicable Borrower, at the dates thereof (and, if applicable, subject to normal year-end adjustments) and the results of its operations and cash flows for the period then ended. Each of the projections delivered to Administrative Agent prior to the date hereof and the financial plans and projections to be delivered to Administrative Agent pursuant to Section 10.1 (x) has been, or will be, as applicable, prepared by the applicable Borrower in light of the past business and performance of the applicable Borrower and (y) represent, or will represent, as of the date thereof, the reasonable good faith estimates of the applicable Borrower’s financial personnel.

6.9       PRIOR OPERATING STATEMENTS. Each of the operating statements pertaining to the Properties delivered to Administrative Agent prior to the date hereof and prepared by or on behalf of a prior owner of the applicable Property fairly presents, to the best of the applicable Borrower’s knowledge, the results of operations of such Property for the period covered thereby. Each of the operating statements pertaining to the Property delivered to Administrative Agent prior to the date hereof and prepared by or on behalf of the applicable Borrower was prepared in accordance with GAAP in effect on the date such operating statement of the applicable Property was prepared and fairly presents the results of operations of such Property for the period then ended.

6.10     OPERATING STATEMENTS AND PROJECTIONS. Each of the Operating Statements to be delivered to Administrative Agent pursuant to Section 10.1(a) (a) has been or will be, as applicable, prepared in accordance with the books and records of the applicable Property, and (b) fairly presents or will fairly present, as applicable, the results of operations of the applicable Property for the period then ended. Each of the projections, financial plans and budgets delivered to Administrative Agent prior to the date hereof (to the best of the applicable Borrower’s knowledge) and the projections and budgets to be delivered to Administrative Agent pursuant to Section 10.1(d) (x) has been, or will be, as applicable, prepared for the Property in light of the past business and performance of the applicable Property and (y) represents or will represent, as of the date thereof, the reasonable good faith estimates of the financial personnel of the applicable Borrower.

6.11     LITIGATION; ADVERSE EFFECTS.

(a)	To the best of Borrowers’ knowledge, there is no proceeding, pending or threatened, against any Borrower or any property of Borrowers (including the Properties), which, if adversely determined, would result in a Material Adverse Effect, except as disclosed on Schedule 6.11.

(b)	No Borrower is (i) in violation of any applicable law, which violation has a Material Adverse Effect, or (ii) subject to or in default with respect to any court order which has a Material Adverse Effect.

6.12     NO MATERIAL ADVERSE CHANGE. With respect to any and all information contained in those materials delivered to Administrative Agent pursuant to Sections 6.1 through Section 6.11, there has occurred no event which has a Material Adverse Effect.

6.13     PAYMENT OF TAXES. All tax returns and reports to be filed by Borrowers have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrowers have been paid when due and payable (other than real property taxes, which may be paid prior to delinquency so long as no penalty or interest shall attach thereto), except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. Borrowers have no knowledge of any proposed tax assessment against any Borrower that will have a Material Adverse Effect, which is not being actively contested in good faith by the applicable Borrower.

6.14     MATERIAL ADVERSE AGREEMENTS. No Borrower is a party to or subject to any Contractual Obligation or other restriction contained in its organizational documents which has a Material Adverse Effect.

6.15     PERFORMANCE. No Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation in each case, except where the consequences, direct or indirect, of such default or defaults, if any, will not have a Material Adverse Effect.

6.16     FEDERAL RESERVE REGULATIONS. No part of the proceeds of the Loan hereunder will be used to purchase or carry any “margin security” as defined in Regulation G or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation G. No Borrower is engaged primarily in the business of extending credit for the purpose of purchasing or carrying out any “margin stock” as defined in Regulation U. No part of the proceeds of the Loan hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X or any other regulation of the Federal Reserve Board.

6.17     DISCLOSURE. The representations and warranties of Borrowers contained in the Loan Documents and all certificates, financial statements and other documents prepared by or on behalf of Borrowers and delivered to Administrative Agent by or on behalf of Borrowers in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Each Borrower has given to Administrative Agent true, correct and complete copies (which representation, with respect to any of the following items made available to the applicable Borrower by Persons other than Affiliates of such Borrower, is made to the best of such Borrower’s knowledge) of all Leases, organizational documents, Financial Statements, Operating Statements, and all other documents and instruments referred to in the Loan Documents as having been delivered to Administrative Agent. Borrowers have not intentionally withheld from Administrative Agent, in regard to any matter raised in the Loan Documents, any fact deemed by Borrowers to be material. Notwithstanding the foregoing, with respect to projections of each Borrower’s future performance such representations and warranties are made in good faith and to the best judgment of the applicable Borrower.

6.18     REQUIREMENTS OF LAW; ERISA. Borrowers are in compliance with all Requirements of Law applicable to it and its respective businesses, in each case, where the failure to so comply will have a Material Adverse Effect. Borrowers are not, and do not hold plan assets of, an employee benefit plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code.

6.19     ENVIRONMENTAL MATTERS. Except as disclosed in the environmental report(s) set forth on Schedule 7.1, to the best of each Borrower’s knowledge, (a) the operations of Borrowers comply in all material respects with all applicable local, state and federal environmental, health and safety

Requirements of Law (“Environmental Laws”); (b) the Properties are not subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment in violation of any Environmental Laws; (c) no Borrower has filed any notice under applicable Environmental Laws reporting a Release of a Contaminant into the environment in violation of any Environmental Laws, except as the same may have been heretofore remedied; (d) there is not now on or in the Properties: (i) any underground storage tanks, (ii) any asbestos-containing material, or (iii) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment; and (e) no Borrower has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment.

6.20     MAJOR AGREEMENTS; LEASES.

(a)	With respect to the Properties, Borrowers have provided to Administrative Agent copies of each Major Agreement and all Leases.

(b)	(i) All Major Agreements with respect to the Properties are, to the best of Borrowers’ knowledge, in full force and effect and have not been and will not be modified or terminated (except for modifications which comply with Section 9.3, and terminations by reason of a material default), and (ii) (in each case, other than any such default or event of default that, had the effect thereof been taken into account by Administrative Agent in determining the Appraised Value of the Properties, would not have resulted in such Appraised Value of the Properties being less than ninety-five percent (95%) of the Appraised Value of the Properties actually determined by Administrative Agent) no default or event of default (or event or occurrence which with the passage of time or the giving of notice, or both, will constitute a default or event of default) exists under any such Major Agreement on the part of any Borrower, or will exist thereunder on the part of such Borrower as a result of the consummation of the transactions contemplated by the Loan Documents, or, to the best of Borrowers’ knowledge, exists thereunder on the part of any other party thereto, or will exist thereunder on the part of any other party thereto as a result of the consummation of the transactions contemplated by the Loan Documents.

(c)	To the best knowledge of Borrowers, (i) except as reflected on the most current rent rolls delivered to Administrative Agent, all Leases are in full force and effect, and have not been and, as to Major Leases, will not be modified or terminated (except for modifications which comply with Section 9.3 or that do not require the approval of Administrative Agent, and terminations by reason of a material default) and (ii) no default or event or default (or event or occurrence which with the passage of time or the giving of notice, or both, will constitute a default or event of default) exists thereunder on the part of any Borrower, or will exist thereunder on the part of such Borrower as a result of the consummation of the transactions contemplated by the Loan Documents, or, to the best of Borrowers’ knowledge, exists thereunder on the part of any other party thereto, or will exist thereunder on the part of any other party thereto as a result of the consummation of the transactions contemplated by the Loan Documents. Notwithstanding that the representations in this subsection (c) are made to the best of Borrowers’ knowledge, Borrowers will be deemed to have breached this representation if (A) as of any date on which such representations are made, the statements in either clause (i) or clause (ii) hereof are inaccurate, regardless of whether Borrowers had knowledge of such inaccuracy, and (B) if either (1) any Borrower had knowledge of such inaccuracy, or (2) had the effect thereof been taken into account by Administrative Agent in determining the Appraised Value of the Property, such Appraised Value of the Property would have been less than ninety-five percent (95%) of the Appraised Value of the Property actually determined by Administrative Agent).

6.21     SOLVENCY. Each Borrower is and will be Solvent after giving effect to each disbursement of the Loan and the payment and accrual of all fees then payable.

6.22     TITLE TO PROPERTY; NO LIENS. As of the Effective Date, to the best of Borrowers’ knowledge, Borrowers have good, indefeasible and merchantable title to each of the Properties that it owns, free and clear of all Liens except Permitted Liens.

6.23     USE OF PROCEEDS. Borrowers’ use of the proceeds of the Loan are, and will continue to be, legal and proper uses (and to the extent necessary, duly authorized by Borrowers’ constituent shareholders, partners or members, as the case may be) and such uses are consistent with all applicable laws and statutes.

6.24     PROPERTY MANAGEMENT AGREEMENTS. Except as disclosed on Schedule 6.24, no Borrower is a party or subject to any property management or leasing agreement with respect to the Properties.

6.25     SINGLE PURPOSE ENTITY. Each Borrower is a Single Purpose Entity.

6.26     INTENTIONALLY OMITTED.

6.27     ORGANIZATIONAL DOCUMENTS. The organizational documents of each entity owning a direct or indirect ownership interest in Borrowers (expressly excluding any entity owning a direct or indirect interest in KBS REIT), as shown on Schedule 6.3, have not been modified since previously delivered to Administrative Agent, or if such documents have been modified, then such modifications have been provided to Administrative Agent.

ARTICLE 7. INTENTIONALLY OMITTED

ARTICLE 8. LOAN CONSTANT COMPLIANCE

8.1       LOAN CONSTANT COVERAGE. In the event that any Borrowers’ Certificate delivered in accordance with Section 10.1(c) indicates that the Net Operating Income from the Properties at the end of the previous calendar quarter yields a Loan Constant of less than thirteen percent (13%) (the “Minimum Loan Constant”), then commencing on the date on which a Borrowers’ Certificate evidences Borrowers’ failure to satisfy the Minimum Loan Constant (or, if Borrowers fail to timely deliver a Borrowers’ Certificate, then commencing on the date on which such Borrowers’ Certificate is due) (the “Cash Flow Sweep Commencement Date”), Borrowers shall be required to deliver some or all of the Free Cash Flow from the Properties (as provided in this Section 8.1 below) to Administrative Agent (the “Cash Flow Sweep”); provided, that such Free Cash Flow shall be delivered by Borrowers to Administrative Agent only one time per month (with such delivery to be made within ten days after the end of the month on account of which Borrowers are delivering such Free Cash Flow); provided further, however, that notwithstanding the fact that a Borrowers’ Certificate identifying Borrowers’ failure to satisfy the Minimum Loan Constant is not due until forty-five (45) days after the end of a calendar quarter, Borrowers shall be obligated to deposit Free Cash Flow with Administrative Agent on account of the month immediately following the expiration of the calendar quarter in which Borrowers fail to satisfy the Minimum Loan Constant, provided, such deposit shall be required to be made by Borrowers on the tenth day of the month immediately following the month during which the Borrowers’ Certificate is delivered (or was required to be delivered). (By way of example, if Borrowers fail to satisfy the Minimum Loan Constant for the quarter ending March 31, 2011, then Borrowers shall deposit such portion of its Free Cash Flow from April and May, 2011 as it would be required to deposit in accordance with this Section 8.1 on June 10, 2011). Upon receipt thereof, Administrative Agent shall deposit (a) fifty percent (50%) of such funds into an interest-bearing blocked account with Wells Fargo Bank in the name of Borrowers (which account is hereby pledged as collateral for the Loan), from which Borrowers may not withdraw funds (the “Swept Funds Blocked Account”) and (b) fifty percent (50%) of such funds into an interest-bearing blocked account with Wells Fargo Bank in the name of Borrowers (which account is hereby pledged as collateral for the Loan), from which Borrowers may withdraw funds, subject to Section 8.3 below (the “Swept Funds Disbursement Account”, and together with the Swept Funds Blocked Account, the “Cash Flow Collateral

Accounts”). The percentage of Free Cash Flow to be delivered to Administrative Agent by Borrowers pursuant to the foregoing shall be determined as follows:

(a)	If Net Operating Income from the Properties yields a Loan Constant greater than eleven percent (11%), but less than thirteen percent (13%), then Borrowers shall be required to deliver two-thirds (2/3) of the Free Cash Flow from the Properties to Administrative Agent until such time as the Net Operating Income from the Properties yields a Loan Constant of fourteen percent (14%), as evidenced by a Borrowers’ Certificate delivered in accordance with Section 10.1(c);

(b)	If Net Operating Income from the Properties yields a Loan Constant greater than or equal to nine percent (9%), but less than or equal to eleven percent (11%), then Borrowers shall be required to deliver one hundred percent (100%) of the Free Cash Flow from the Properties to Administrative Agent until such time as the Net Operating Income from the Properties yields a Loan Constant of fourteen percent (14%), as evidenced by a Borrowers’ Certificate delivered in accordance with Section 10.1(c). Notwithstanding the foregoing, rather than delivering one hundred percent (100%) of Free Cash Flow from the Properties to Administrative Agent, Borrowers may elect to repay such portion of the outstanding principal amount of the Loan as would cause Net Operating Income from the Properties to yield a Loan Constant of twelve percent (12%). If Borrowers repay such portion of the Loan, then following such repayment, Borrowers shall be required to deliver two-thirds (2/3) of the Free Cash Flow from the Properties to Administrative Agent until such time as the Net Operating Income from the Properties yields a Loan Constant of fourteen percent (14%), as evidenced by a Borrowers’ Certificate delivered in accordance with Section 10.1(c); and

(c)	If Net Operating Income from the Properties yields a Loan Constant less than nine percent (9%), then in addition to being required to deliver one hundred percent (100%) of the Free Cash Flow from the Properties to Administrative Agent, Borrower shall be required to repay such portion of the outstanding principal balance of the Loan as will cause the Loan Constant to be not less than eleven percent (11%).

8.2       REPAYMENT; DEPOSIT.

(a)	Notwithstanding the provisions of Section 8.1 above, Borrowers may at any time elect to either: (i) repay such portion of the outstanding principal amount of the Loan as would cause Net Operating Income from the Properties to yield a Loan Constant of fourteen percent (14%) (the “Shortfall Amount”) or (ii) deposit the Shortfall Amount into an interest-bearing blocked account with Wells Fargo Bank in the name of Borrowers (which account is hereby pledged as collateral for the Loan) (the “NOI Deposit Account”), and following such repayment or deposit, (i) Borrowers shall no longer be obligated to deliver any portion of the Free Cash Flow from the Properties to Administrative Agent and (ii) provided a Default has not occurred which is continuing hereunder, all funds in the Cash Flow Collateral Accounts shall be released to or for the benefit of Borrowers, as directed by Borrowers. For clarity, if Borrowers elect to deposit funds into the NOI Deposit Account in accordance with clause (ii) above, then Borrowers shall receive a credit against the Shortfall Amount in an amount equal to the funds then on deposit in the NOI Deposit Account, if any. Further, to be effective for purposes of this Section 8.2, any paydown and/or deposit to be made in accordance with this Section 8.2 may be made on or at any time before the date on which Borrowers are required to make deposits of Free Cash Flow in accordance with Section 8.1.

(b)

If (i) Borrowers elect to deposit the Shortfall Amount into the NOI Deposit Account in lieu of applying the Shortfall Amount in reduction of the outstanding principal amount of the Loan and (ii) Net Operating Income from the Properties is insufficient to yield a Loan Constant of fourteen percent (14%) for two consecutive calendar quarters following the deposit of the Shortfall Amount into the NOI Deposit Account, then any funds in the NOI Deposit Account as of the date on which Borrowers deliver a Borrowers’ Certificate evidencing Borrowers’ failure to achieve a Loan Constant of fourteen percent (14%) for a second consecutive calendar quarter following Borrowers initial deposit of funds into the NOI Deposit Account (or, if Borrowers fail to timely deliver a Borrowers’ Certificate, then on the date which is two days after Administrative Agent has notified Borrowers of their failure to deliver such Borrowers’ Certificate, provided either (i) such failure is then continuing or (ii) Borrowers have then delivered a Borrowers Certificate confirming Borrowers’ failure to achieve a Loan Constant of fourteen percent (14%)), shall be applied by Administrative Agent in reduction of the outstanding principal amount of the Loan. For clarity, any sums on deposit in the NOI Deposit Account shall be disregarded for purposes of calculating the Loan Constant.

(c)	If (i) Borrowers elect to deposit the Shortfall Amount into the NOI Deposit Account in lieu of applying the Shortfall Amount in reduction of the outstanding principal amount of the Loan and (ii) prior to Administrative Agent applying the funds in the NOI Deposit Account in the manner provided in clause (b) above, Net Operating Income from the Properties is sufficient to yield a Loan Constant of fourteen percent (14%) (following the deposit of the Shortfall Amount into the NOI Deposit Account), then, provided Borrowers are not then in Default hereunder, any funds in the NOI Deposit Account as of the date on which Borrowers deliver a Borrowers’ Certificate evidencing Borrowers’ satisfaction of the Minimum Loan Constant for a second consecutive calendar quarter, shall, at Borrowers’ request, be disbursed to Borrowers. For clarity, any sums on deposit in the NOI Deposit Account shall be disregarded for purposes of calculating the Loan Constant.

(d)	Borrowers shall not be obligated to pay any Exit Fee with respect to amounts repaid in accordance with clauses (a) or (b) above, and any amounts repaid shall not reduce the Aggregate Commitment and may be reborrowed, subject to the terms of this Agreement, including, without limitation, the terms and conditions of Section 3.4.

8.3       SWEPT FUNDS DISBURSEMENT ACCOUNT. Provided no Default has occurred and is continuing, Borrowers shall have the right to receive disbursements of funds from the Swept Funds Disbursement Account as follows:

(a)	At Borrowers’ request, Administrative Agent shall disburse funds from the Swept Funds Disbursement Account (within fifteen (15) days after Borrowers’ request) to reimburse Borrowers for the actual costs incurred for tenant improvement costs, leasing commissions and pre-approved (by Administrative Agent) capital expenditures identified in the capital budgets delivered by Borrowers to Administrative Agent pursuant to Section 10.1(d); provided, in no event shall Administrative Agent be required to disburse any amount for tenant improvement costs and/or leasing commissions in excess of the amounts allocated therefor in the most recent Appraisal of the relevant Property.

(b)

At any time that Borrowers are depositing two-thirds (2/3) of Free Cash Flow from the Properties pursuant to Section 8.1(a) or 8.1(b) above, Administrative Agent shall, at Borrowers’ request, disburse funds from the Swept Funds Disbursement Account (within fifteen (15) days after Borrowers’ request) to or for the benefit of Borrowers for the purpose of paying REIT Operating Expenses; provided, that the amount to be disbursed from the Swept Funds Disbursement Account pursuant to this clause (b) during any Fiscal Quarter may not exceed the lesser of (i) $275,000 (except that it may not exceed $350,000 for the first Fiscal Quarter of each year) and (ii) 0.275% of the average daily outstanding principal amount of the Loan during such Fiscal Quarter, and the cumulative amount of all disbursements from the Swept Funds Disbursement Account pursuant to this clause (b) may not exceed the lesser of (i)

$750,000 and (ii) 0.80% of the average outstanding daily balance of the Loan for the previous four Fiscal Quarters.

ARTICLE 9. OTHER COVENANTS OF BORROWER

9.1       EXPENSES. Borrowers shall immediately pay Administrative Agent upon demand all costs and expenses incurred by Administrative Agent in connection with: (a) the preparation of this Agreement, all other Loan Documents and Other Related Documents contemplated hereby; (b) the administration of this Agreement, the other Loan Documents and Other Related Documents for the term of the Loan; and (c) the enforcement or satisfaction by Administrative Agent or Lenders of any of Borrowers’ obligations under this Agreement, the other Loan Documents or the Other Related Documents. For all purposes of this Agreement, Administrative Agent’s and Lenders’ costs and expenses shall include, without limitation, all appraisal fees (except as otherwise expressly provided herein), cost engineering and inspection fees, legal fees and expenses, accounting fees, environmental consultant fees, auditor fees, UCC filing fees and/or UCC vendor fees, and the cost to Administrative Agent of any title insurance premiums, title surveys, reconveyance and notary fees. If any of the services described above are provided by an employee of Administrative Agent, Administrative Agent’s costs and expenses for such services shall be calculated in accordance with Administrative Agent’s standard charge for such services. Notwithstanding the foregoing, Borrowers shall have no obligation to reimburse Lenders for costs and expenses incurred by Lenders prior to the occurrence of a Default or following the cure, or waiver by Administrative Agent, of such Default.

9.2       ERISA COMPLIANCE. Borrowers shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after a Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of such Borrower has occurred, it shall furnish to Administrative Agent a written statement setting forth details as to such Reportable Event and the action, if any, which such Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

9.3       LEASES; LEASE APPROVAL; LEASE TERMINATION.

(a)	Unless otherwise consented to by Administrative Agent in writing, all Leases entered into after the date of this Agreement shall (i) be to unaffiliated third parties and under market terms (provided, “market terms” shall not be deemed to require market rents), including, without limitation, those relating to insurance, waiver of claims, damage and destruction, condemnation, notice to mortgagee and subordination and attornment, (ii) provide for uses of the relevant Property that are consistent with first-class management thereof, and (iii) be on a standard form lease reasonably approved by Administrative Agent subject to modification as reasonably required by the applicable Borrower. Additionally, a Borrower shall not execute any Major Lease nor materially modify or voluntarily terminate any such Major Lease (except for terminations by reason of a material default), in each case without Administrative Agent’s prior consent, not to be unreasonably withheld; provided, that any Major Lease with respect to more than (A) 175,000 square feet of net rentable area or (B) fifteen percent (15%) of the total square footage of the Properties (as of the date of determination) shall be subject to the reasonable approval of Requisite Lenders.

(b)

With respect to Major Leases, if consent thereto is required pursuant to subsection (a) above, or if a Borrower has requested consent to a Lease which does not comply with the requirements set forth in Sections 9.3(a)(i), (ii) or (iii), then if Administrative Agent has not notified such Borrower of its disapproval of such proposed Lease within five (5) Business Days (or, in cases where Requisite Lenders’ approval is required, eleven (11) Business Days) after Administrative Agent’s confirmation of receipt of (1) such proposed Lease (or a term sheet, in a form reasonably approved by Administrative Agent, containing the material business terms, and other applicable information reasonably approved by Borrowers and

Administrative Agent (the “Term Sheet”), which may be provided in lieu of such Lease), (2) any other reasonable information requested by Administrative Agent, (3) in the case of a Major Lease, the financial statements and market comparisons as referenced below to the extent available and (4) a transmittal letter requesting that Administrative Agent review such Proposed Lease or Term Sheet and approve or disapprove such proposed Lease or Term Sheet within such 5-Business Day period (or, in cases where Requisite Lenders’ approval is required, such 11-Business Day period) and notifying Administrative Agent that a failure to respond within five (5) Business Days (or eleven (11) Business Days, as applicable) shall constitute deemed approval, then Administrative Agent shall be deemed to have consented to such Lease. Notwithstanding the foregoing, Administrative Agent’s approval (or deemed approval) of a Term Sheet shall not be deemed to permit Borrower to enter into a Lease on a form other than Borrowers’ previously approved form lease (subject to modification as reasonably required by Borrowers).

(c)	Whether approval is required or not, Borrowers shall promptly provide Administrative Agent with (i) a copy of every Lease executed with tenants occupying 10,000 square feet or more of the Property, and (ii) any and all financial information received by Borrowers from any such tenants.

(d)	If a Borrower receives any sums in consideration of any termination (or the release or discharge of any lessee) modification or amendment of any Lease (any such funds, a “Termination Payment”), then such Termination Payment shall be handled in the manner provided in Section 9.21 below.

9.4       SNDAs.

(a)	Borrowers shall use commercially reasonable efforts to obtain, from each tenant leasing more than fifteen percent (15%) of the net rentable area of a Property as of the Effective Date, a Subordination Agreement; Acknowledgment of Lease Assignment, Estoppel, Attornment and Non-Disturbance Agreement in the form of Exhibit D or in such other form as may be approved by Administrative Agent (each such agreement, a “SNDA”) within sixty (60) days after the Effective Date.

(b)	Borrowers shall use commercially reasonable efforts to obtain SNDAs from any future tenant that leases more than fifteen percent (15%) of the net rentable area of a Property.

9.5       SUBDIVISION MAPS. Prior to recording any final map, plat, parcel map, lot line adjustment or other subdivision map of any kind covering any portion of any Property (collectively, “Subdivision Map”), Borrowers shall submit such Subdivision Map to Administrative Agent for Administrative Agent’s review and approval, which approval shall not be unreasonably withheld. Within ten (10) Business Days after Administrative Agent’s receipt of such Subdivision Map, Administrative Agent shall provide Borrowers written notice if Administrative Agent disapproves of said Subdivision Map. Within five (5) Business Days after Administrative Agent’s request, Borrowers shall execute, acknowledge and deliver to Administrative Agent such amendments to the Loan Documents as Administrative Agent may reasonably require to reflect the change in the legal description of the applicable Property resulting from the recordation of any Subdivision Map. In connection with and promptly after the recordation of any amendment or other modification to the applicable Security Document recorded in connection with such amendments, Borrowers shall deliver to Administrative Agent, for the benefit of Lenders, at Borrowers’ sole expense, a title endorsement to the Title Policy in form and substance satisfactory to Administrative Agent insuring the continued first priority lien of the applicable Security Document. Subject to the execution and delivery by Borrowers of any documents required under this Section, Administrative Agent, on behalf of Lenders, shall, if required by applicable law, sign any Subdivision Map approved by Administrative Agent pursuant to this Section.

9.6       OPINIONS OF LEGAL COUNSEL. Borrowers shall provide, at Borrowers’ expense, opinions of legal counsel in form and content satisfactory to Administrative Agent to the effect that: (a) upon due authorization, execution and recordation or filing as may be specified in each opinion, each of the Loan Documents and Other Related Documents shall be legal, valid and binding instruments, enforceable against the makers thereof in accordance with their respective terms; (b) Borrowers and Guarantor are duly formed and have all requisite authority to enter into the Loan Documents and Other Related Documents; and (c) such other matters, incident to the transactions contemplated hereby, as Administrative Agent may reasonably request.

9.7       FURTHER ASSURANCES. Upon Administrative Agent’s request and at Borrowers’ sole cost and expense, Borrowers shall execute, acknowledge and deliver any other instruments and perform any other acts necessary, desirable or proper, as determined by Administrative Agent, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any Liens created by the Loan Documents.

9.8       ASSIGNMENT. Without the prior written consent of Lenders, Borrowers shall not assign Borrowers’ interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void. In this regard, Borrowers acknowledge that Lenders would not make this Loan except in reliance on Borrowers’ expertise, reputation, prior experience in developing, constructing commercial and managing real property, Lenders’ knowledge of Borrowers, and Lenders’ understanding that this Agreement is more in the nature of an agreement involving personal services than a standard loan where Lenders would rely on security which already exists.

9.9       MANAGEMENT OF PROPERTY.

(a)	From and after the Effective Date, no Borrower shall enter into, or thereafter amend in any material manner or terminate, any Major Agreement with respect to a Property, except upon thirty (30) days’ prior written notice to and approval by Administrative Agent. The applicable Borrower shall timely provide to Administrative Agent a copy of any such proposed Major Agreement. Any such proposed Major Agreement submitted to Administrative Agent for approval and not disapproved by Administrative Agent within ten (10) days after receipt thereof shall be deemed to be approved by Administrative Agent. Without limiting in any way Administrative Agent’s approval rights with respect thereto, each proposed Major Agreement shall provide for fees, reimbursements or other payments by the applicable Borrower to the other party thereto at levels not in excess of applicable market levels.

(b)	Notwithstanding the foregoing, for purposes of this Agreement, property management or leasing agreements entered into with CB Richard Ellis, Inc., PM Realty Group, Transwestern, Jones Lang LaSalle, or any other property or leasing manager of equivalent experience and reputation managing or leasing real properties similar to the Properties, do not constitute Major Agreements provided such agreements provide for fees, reimbursements or other payments by the applicable Borrower to the other party thereto at levels not in excess of applicable market levels. If a Borrower enters into such an agreement with any such party, such Borrower shall within ten (10) days after entering into, or modifying, such agreement, notify Administrative Agent of such event and provide Administrative Agent with a true and correct copy of such agreement or amendment, as the case may be.

9.10     REQUIREMENTS OF LAW. Borrowers shall comply with all Requirements of Law and shall use commercially reasonable and good faith efforts to cause other persons or entities to comply with same in a timely manner.

9.11     SPECIAL COVENANTS; SINGLE PURPOSE ENTITY. Each Borrower shall at all times be a Single Purpose Entity.

9.12     LIMITATIONS ON DISTRIBUTIONS, ETC. No Distributions by a Borrower shall be made during the continuance of any Default. In addition, no Distributions may be made by Borrowers during a calendar month at the expiration of which Borrowers will be required to deposit Free Cash Flow with Administrative Agent pursuant to Section 8.1; provided, however, that following the expiration of such calendar month, Borrowers shall be entitled to distribute any Free Cash Flow in excess of the amount required to be deposited with Administrative Agent (if any); provided, further, that prior to making any such Distribution, Borrowers shall have first deposited such portion of the Free Cash Flow with Administrative Agent as they are required to deposit pursuant to Section 8.1.

9.13     INCURRENCE OF ADDITIONAL INDEBTEDNESS. Borrowers shall not incur any Indebtedness or other liabilities other than (i) the Obligations, (ii) operating and equipment leases entered into in the ordinary course of Borrowers’ business, (iii) tenant security deposits, (iv) non-delinquent, accrued but unpaid real estate taxes and insurance premiums, (v) other trade payables in respect of operating expenses incurred in the ordinary course, (vi) any indebtedness, obligations or other liabilities (other than interest expense liability) in respect of interest rate swap, collar, cap or similar agreements providing interest rate protection and foreign currency exchange agreements (excepting, however, any swap, collar, cap or similar agreement with Wells Fargo Bank as the counterparty) and (vii) obligations in connection with posting a bond required by a Governmental Authority in connection with the operation of one or more of the Properties. Further, the sum of the liabilities referred to in clauses (ii) and (v) shall at no time exceed an amount equal to (a) $250,000 per Property, or (b) $1,000,000 in the aggregate for all Properties; provided, for purposes of determining whether the foregoing thresholds have been exceeded, only those liabilities referred to in clause (v) that have been outstanding for more than thirty (30) days shall be included in such calculation.

9.14     SPECIAL REPRESENTATIONS, COVENANTS AND WAIVERS.

(a)	The parties hereto recognize and acknowledge that a Borrower may from time to time have advanced to it under the Loan an aggregate principal amount in excess of the borrowing that would otherwise be supported by real property collateral encumbered under Security Documents. The Loan has been established in the manner provided herein (and with the possible result referred to in the foregoing sentence) at the express request of, and to accommodate the administrative and operational requirements of, the Borrowers and Guarantor. Specifically, the Loan might have been established to provide a limit on direct borrowings by Borrowers consistent with the specific borrowing base limitations imposed by real property collateral owned by such Borrowers, with additional credit needs of such Borrowers in excess thereof being accommodated by inter-company loans from Borrower(s) with excess borrowing capacity to such other Borrowers requiring additional funds. However, for administrative and operational reasons imposed by the Borrowers and Guarantor, as aforesaid, the Loan has been established as provided herein, but with the intention, as confirmed in subsection (b) below, that the Borrowers and Guarantor ultimately share, among themselves repayment and/or reimbursement obligations under the Loan to the same extent as if such borrowings had been made under the alternative disbursement procedure described in the preceding sentence. In addition, it is further recognized and acknowledged that (i) each Borrower and Guarantor shall directly and indirectly benefit from the expansion of business operations, as facilitated by the Loan, of each other Borrower, including, without limitation, the present and future contracting for goods and services as between the Borrowers and Guarantor in respect of their business operations, and (ii) Administrative Agent and Lenders have no intention or obligation to track the disbursement or use of Loan proceeds as between the various Borrower and Guarantor entities.

(b)

In connection with its joint and several obligations under the Loan Documents, each Borrower waives: (i) any defense based upon any legal disability or other defense of any other Borrower, or by reason of the cessation or limitation of the liability of any other Borrower from any cause other than full payment of all sums payable under the

Notes or any of the other Loan Documents; (ii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any Borrower or any principal thereof or any defect in the formation of any Borrower or any such principal; (iii) any defense based upon the application by any Borrower of the proceeds of the Loan for purposes other than the purposes permitted under this Agreement or any other Loan Document; (iv) any and all rights and defenses arising out of an election of remedies by the Lenders; (v) any defense based upon Administrative Agent’s or any Lender’s failure to disclose any information concerning any other Borrower’s financial condition or any other circumstances bearing on any other Borrower’s ability to pay all sums payable under the Notes or any of the other Loan Documents; (vi) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects ore burdensome than that of a principal; (vii) any defense based upon the Lenders’ election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (viii) any defense based upon, any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (ix) any right of subrogation, any right to enforce any remedy which the Lenders may have against any other Borrower and any right to participate in, or benefit from, any security for the Notes or the other Loan Documents now or hereafter held by the Lenders; and (x) the benefit of any statute of limitations affecting the liability of each Borrower or the enforcement hereof. Each Borrower agrees that the payment of all sums payable under the Notes or any of the other Loan Documents or any part thereof or other act which tolls any statute of limitations applicable to the Notes or other Loan Documents shall similarly operate to toll the statute of limitations applicable to each Borrower’s liability hereunder. Lenders may (A) apply security and direct the order or manner of sale thereof as the Lenders in their sole discretion may determine; (B) release, substitute or add any one or more endorsers of the Notes or guarantors of Borrowers’ obligations under the Note or the other Loan Documents; and (C) apply payments received by the Administrative Agent from Borrowers to any obligations of Borrowers to the Lenders, in such order as the Administrative Agent shall determine in its sole discretion. If all or any portion of the obligations of any Borrowers are paid or performed, the obligations of each other Borrower hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from the Lenders as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws, irrespective of full payment and performance of all of the indebtedness and obligations evidenced and secured by the Loan Documents. Each Borrower acknowledges that: (a) the obligations under the Loan Documents are complex in nature, (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of the Administrative Agent’s and Lenders’ consideration for entering into these transactions, the Administrative Agent and Lenders have specifically bargained for the waiver and relinquishment by each Borrower of all such defenses, and each Borrower has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, each Borrower does hereby represent and confirm to Administrative Agent and each Lender that each Borrower is fully informed regarding, and thoroughly understands: (i) the nature of all such possible defenses, (ii) the circumstances under which such defenses may arise, (iii) the benefits which such defenses might confer upon Borrower, and (iv) the legal consequences to Borrower of waiving such defenses. Each Borrower acknowledges that all of the informed waivers herein shall be fully enforceable by the Administrative Agent and Lenders, and that Administrative Agent and Lenders are induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

(c)	Without limiting subsection (b) above, and except as otherwise provided in this Agreement, each Borrower hereby specifically waives presentment, demand, protest and notice of any kind and without limiting the generality of the foregoing or any provision of subsection (b) above, each Borrower further expressly waives to the extent permitted by law any and all rights and defenses, including, without limitation, any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to such Borrower

9.15     ENVIRONMENTAL INSURANCE PROCEEDS. Subject to the terms of the Security Documents, Borrowers shall apply any proceeds received on account of environmental insurance policies maintained by Borrowers which relate to one or more of the Properties for remediation of the environmentally impaired Property or Properties giving rise to the relevant insurance claim.

9.16     AMENDMENT OF CONSTITUENT DOCUMENTS. Except with Administrative Agent’s prior written consent, which shall not be unreasonably withheld, no Borrower shall amend its organizational documents (including, without limitation, as to the admission of any new equity owner, directly or indirectly).

9.17     OWNERSHIP OF BORROWER.

(a)	Each Borrower shall be wholly owned, either directly or indirectly, by KBS REIT. Notwithstanding anything stated to the contrary in this Agreement, the Security Documents or in any of the other Loan Documents, any transfers of equity interests or other interests in KBS REIT Properties II, LLC or in any of the direct or indirect owners of KBS REIT Properties II, LLC shall not be prohibited (and shall be expressly permitted) provided that KBS REIT continues to own, either directly or indirectly, 100% of the ownership interests in each Borrower and KBS REIT Properties II, LLC, and provided further, that KBS REIT Properties II, LLC maintains a net worth (determined by subtracting Total Liabilities from Gross Asset Value, each as defined in Exhibit I) of at least $200,000,000 (excluding the Gross Asset Value and the Total Liabilities Associated therewith of each of the Properties).

(b)	At all times during the term of the Loan, Peter Bren or Charles Schreiber shall remain actively involved in the management of KBS REIT; provided, however, that either or both Peter Bren and Charles Schreiber may be replaced by a principal of any replacement asset manager approved pursuant to clause (c) below.

(c)	At all times during the term of the Loan, Manager shall be the asset manager for KBS REIT pursuant to the Management Agreement. Subject to Administrative Agent’s prior written consent, which may be withheld in Administrative Agent’s sole discretion, Manager may be replaced by another asset manager; provided, if the replacement asset manager: (i) has financial capability and management experience at least comparable to Manager; (ii) has current assets under management of not less than 10,000,000 square feet of properties similar to the Properties; (iii) has current asset management agreements with at least five (5) other institutional investors; and (iv) is currently a customer of the Wells Fargo Wholesale Bank Commercial Real Estate Group in a borrowing capacity and in good standing, then Administrative Agent’s consent to the replacement of Manager with such substitute manager shall not be unreasonably withheld.

9.18     LIENS. Borrowers shall not directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any Collateral, except (A) Liens in favor of Administrative Agent securing the Obligations and (B) Permitted Liens. Nothing contained in this Agreement or in any of the other Loan Documents shall limit or impair the right of Borrowers’ constituent members or partners (direct or indirect) to directly or indirectly create, incur, assume or permit to exist any Indebtedness of, or any Lien upon any property of, such member or partner.

9.19     TRANSFERS OF COLLATERAL. Subject to Section 9.17, Borrowers shall not transfer, directly or indirectly, all or any interest in any Property or the Collateral.

9.20     ADDITIONAL REIT COVENANTS.

(a)	At Administrative Agent’s request, KBS REIT shall provide a schedule of transactions entered into by KBS REIT (including any acquisition, disposition, merger or asset purchase by KBS REIT or its Subsidiaries), the value of which exceeds $100,000,000.

(b)	KBS REIT shall at all times operate in conformity with the requirements for qualification as a real estate investment trust pursuant to Section 856 of the Internal Revenue Code.

9.21     TERMINATION PAYMENTS.

(a)	If a Borrower receives any sums in consideration of any termination (or the release or discharge of any lessee) modification or amendment of any Lease (any such funds, a “Termination Payment”), then, provided a Default has not occurred which is continuing, if such Termination Payment is less than the lesser of (i) $200,000 and (ii) one fifth of one percent (0.20%) of the Aggregate Commitment (which amount shall in no event be less than $40,000) (the “Termination Payment Cap”), then such Termination Payment may be retained by the Borrower (provided, in no event shall Borrowers be permitted to retain an aggregate amount (i.e., the sum of all Termination Payments being held by Borrowers pursuant to the foregoing at any one time) in excess of the lesser of $650,000 or sixty-five hundredths of one percent (0.65%) of the Aggregate Commitment (the “Maximum Termination Reserve Amount”)). Any Termination Payments retained by a Borrower may be used by such Borrower only for costs incurred by such Borrower in re-tenanting the space on account of which the Termination Payment was made; provided, however, that so long as a Default has not occurred hereunder which is continuing, such Borrower shall also be permitted to distribute a portion of such Termination Payment to its members, on a monthly basis, equal to the monthly base rent that would have been paid by the tenant that made the Termination Payment.

(b)

If a Borrower receives a Termination Payment in an amount which exceeds the Termination Payment Cap or if Borrowers would then be holding an amount in excess of the Maximum Termination Reserve Amount in the aggregate, then (i) the entire amount of the Termination Payment which is greater than the Termination Payment Cap (i.e., not only the portion of such Termination Payment that exceeds the Termination Payment Cap) and (ii) the entire amount of any Termination Payment that would cause the sum of all Termination Payments being held by Borrowers to exceed the Maximum Termination Reserve Amount (i.e., not only the portion of such Termination Payment that would cause the sum of all Termination Payments then held by Borrowers to exceed the Maximum Termination Reserve Amount) shall, without duplication, be promptly delivered by Borrowers to Administrative Agent to be held in a blocked and pledged cash collateral account. Thereafter, provided (x) no Default has occurred and is continuing hereunder, (y) the Committed Loan Constant is not less than thirteen percent (13%) and (z) the Loan Constant is not less than the Minimum Applicable Loan Constant, Administrative Agent shall, at Borrowers’ request, (1) disburse funds from the cash collateral account to Borrowers to cover Administrative Agent-approved re-tenanting costs with respect to the relevant Property, subject to such reasonable conditions on disbursement as Administrative Agent may impose and (2) disburse to Borrowers, from the cash collateral account, an amount equal to the monthly base rent that would have been paid by the tenant(s) that made the Termination Payment(s). If, however, at any time Borrowers are in compliance with clause (x) above, but not either or both of (y) and (z), then at such time, Borrowers shall continue to have the right to receive disbursements pursuant clause (1) above, but not pursuant to clause (2).

(c)	Notwithstanding the foregoing subsection (b), the amount of an Termination Payment which exceeds the lesser of (i) $1,500,000 and (ii) and one and one half percent (1.5%) of the Aggregate Commitment, shall be held in the cash collateral account by Administrative Agent and shall not be available until the affected space is re-leased (which for purposes hereof shall mean the affected space is not less than 95% leased). Following the re-leasing of the affected space, any sums held by Administrative Agent pursuant to previous sentence shall, at Borrowers’ request, be disbursed to Borrowers, provided, (i) no Default has occurred and is continuing, (ii) the Committed Loan Constant is not less than thirteen percent (13%) and (iii) the Loan Constant is not less than the Minimum Applicable Loan Constant. In addition, the portion of any Termination Payment(s) that would cause the sum of all Termination Payments then held by Administrative Agent to exceed the lesser of (i) $4,000,000 and (ii) four percent (4%) of the Aggregate Commitment, shall be held in the cash collateral account by Administrative Agent and shall not be available for disbursement until both (x) the space on account of which the Termination Payment(s) causing the sum of all then-held Termination Payments to exceed the lesser of (1) $4,000,000 and (2) four percent (4%) of the Aggregate Commitment, has been re-leased (which for purposes hereof shall mean the affected space is not less than 95% leased) and (y) the aggregate amount of all Termination Payments remaining in the cash collateral account is less than the lesser of $4,000,000 and four percent (4%) of the Aggregate Commitment.

(d)	Notwithstanding anything to the contrary in this Section 9.21, after the affected space at the relevant Property has been re-leased (which for purposes hereof shall mean the affected space is not less than 95% leased) and is occupied by tenants in possession and paying rent, and provided (i) no Default has occurred and is continuing, (ii) the Committed Loan Constant is not less than thirteen percent (13%) and (iii) the Loan Constant is not less than the Minimum Applicable Loan Constant, any balance remaining in such cash collateral account which relates to such affected space shall, at Borrowers’ request, be disbursed to Borrowers.

(e)	Notwithstanding anything to the contrary in this Section 9.21, Borrowers may elect at any time to cause funds on deposit in the cash collateral account to be applied in reduction of the outstanding principal amount of the Loan; provided, any amounts repaid pursuant to the foregoing shall permanently reduce the Aggregate Commitment by a like amount, and Borrowers shall be required to pay any Exit Fee and/or Fixed Rate Price Adjustment with respect thereto (as applicable).

(f)	For purposes of calculating Committed Loan Constant pursuant to this Section 9.21, Gross Rental Income (as an input for calculating Gross Operating Income and subsequently Net Operating Income) shall not include any rental income received on account of any lease that has terminated as of the date of calculation.

ARTICLE 10. REPORTING COVENANTS

Borrowers covenant and agree that, on and after the date hereof, until payment in full of all of the Obligations, and termination of this Agreement:

10.1     FINANCIAL STATEMENTS AND OTHER FINANCIAL AND OPERATING INFORMATION (BORROWERS). Borrowers shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of quarterly and, to the extent applicable, annual financial statements, each in conformity with GAAP, and each of the financial statements described below shall be prepared for Borrowers from such system and records. Borrowers shall deliver or cause to be delivered to Administrative Agent:

(a)	Operating Statements and Operating Results. As soon as practicable, and in any event within forty-five (45) days after the end of the each Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2010, quarterly operating statements, in such form as may be approved by Administrative Agent from time to time, which operating statements shall include actual quarterly and year-to-date net operating income and net cash flow results, rent rolls (on Borrowers’ detailed form of rent roll), current and prospective lease status reports and occupancy summaries in the form customarily generated by Borrowers for the Properties dated as of the last day of such Fiscal Quarter, in form and substance satisfactory to Administrative Agent, certified on behalf of the applicable Borrower by such Borrower’s advisor’s portfolio account controller. In addition, as soon as practicable, and in any event within forty-five (45) days after the end of the fourth Fiscal Quarter, a year-end operating statement, in such form as may be approved by Administrative Agent from time to time (collectively with the quarterly statements, the “Operating Statements”).

(b)	Quarterly Financial Statements. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, (i) balance sheets, statements of operations and statements of cash flow for Borrowers (collectively, “Financial Statements”), and (ii) a Borrowers’ Certificate in the form of Exhibit I or otherwise in form and substance satisfactory to Administrative Agent, in each case certified on behalf of the applicable Borrower by such Borrower’s advisor’s portfolio account controller.

(c)	Borrowers’ Certificate.

(i)	Together with each delivery of any Operating Statement or Financial Statement pursuant to subsections (a) and (b) above, a Borrowers’ Certificate (the “Borrowers’ Certificate”), stating that the individual who is the signatory thereto (which individual shall be the account controller of KBS REIT) has reviewed, or caused under his or her supervision to be reviewed, the terms of this Agreement and the other principal Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the applicable Borrower during the accounting period covered by such Operating Statements or Financial Statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as of the date of the applicable Borrowers’ Certificate, of any condition or event which constitutes a Default or Potential Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto.

(ii)

Together with each delivery of any Operating Statement or Financial Statement pursuant to subsections (a) and (b) above with respect to the last Fiscal Quarter of any Fiscal Year, a Borrowers’ Certificate, stating that the individual who is the signatory thereto (which individual shall be the account controller of KBS REIT) has reviewed, or caused under his or her supervision to be reviewed, the terms of this Agreement and the other principal Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the applicable Borrower during the Fiscal Year then most recently ended, and that such review has not disclosed the existence during or at the end of such Fiscal Year, and that the signer does not have knowledge of the existence as of the date of the applicable Borrowers’ Certificate, of any condition or event which constitutes a Default or Potential Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto.

(iii)	Each Borrowers’ Certificate referenced in subsections (i) and (ii) above shall also (A) contain a certification by the individual who is the signatory thereto that the applicable Borrower is in compliance with all covenants contained herein, (B) shall provide a schedule of contingent liabilities of Borrowers consisting of letters of credit and guaranties of debt, together with a listing of contingent liabilities arising from trade payables that have been outstanding for more than thirty (30) days and equipment leases if such contingent liabilities arising from trade payables outstanding for more than thirty (30) days and operating and equipment leases exceed, on a per Property basis, or in the aggregate, the amount permitted under Section 9.13 and (C) shall contain a calculation of the Loan Constant.

(d)	Budgets. Not later than February 28 of each Fiscal Year, annual operating and capital budgets for the Property for such Fiscal Year, prepared on an fiscal basis, in such form as may be approved by Administrative Agent from time to time, together with all supporting details reasonably requested by Administrative Agent, and certified, under a Borrowers’ Certificate, as being based upon such Borrower’s reasonable good faith estimates, upon information and assumptions at the time.

(e)	Knowledge of Default. Promptly upon a Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Potential Default, or becoming aware that any Administrative Agent has given notice or taken any other action with respect to a claimed Default or Potential Default or (ii) of any condition or event which has a Material Adverse Effect, a Borrowers’ Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by Administrative Agent and the nature of such claimed Default, Potential Default, event or condition, and what action the applicable Borrower has taken, is taking and proposes to take with respect thereto.

(f)	Litigation, Arbitration or Government Investigation. Promptly upon a Borrower obtaining knowledge of (i) the institution of, or written threat of, any material Proceeding against or affecting such Borrower or the Property not previously disclosed in writing by such Borrower to Administrative Agent pursuant to this Section 10.1(f), including any eminent domain or other condemnation proceedings affecting the Property, or (ii) any material development in any Proceeding already disclosed, which, in either case, has a Material Adverse Effect, a notice thereof to Administrative Agent and such other information as may be reasonably available to it to enable Administrative Agent and its counsel to evaluate such matters.

(g)	ERISA Matters. As soon as possible, and in any event within thirty (30) days after a Borrower knows or has reason to know that such Borrower or any of its ERISA Affiliates has or is likely to incur any liability with respect to any Benefit Plan, or any withdrawal liability with respect to any Multiemployer Plan, which would have a Material Adverse Effect, a written statement of the chief financial officer of the applicable Borrower describing such occurrence and the action, if any, which such Borrower or any ERISA Affiliate of such Borrower has taken, is taking or proposes to take, with respect thereto, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

(h)	Other Information. Such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession or under the control of Borrowers with respect to (i) the Properties, (ii) any material change in any Borrower’s investment, finance or operating policies, or (iii) any Borrower’s business, condition (financial or otherwise), operations, performance, properties or prospects as Administrative Agent may from time to time reasonably request, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), rent rolls, lease expiration reports and leasing status reports. Provided that Administrative Agent gives the applicable Borrower reasonable prior notice and an opportunity to participate, Borrowers hereby authorize Administrative Agent to communicate with the Accountants and authorizes the Accountants to disclose to Administrative Agent any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information, that such accountants may have with respect to the Collateral or any Borrower’s condition (financial or otherwise), operations, properties, performance and prospects. Concurrently therewith, Administrative Agent will notify the applicable Borrower of any such communication. At Administrative Agent’s request, the applicable Borrower shall deliver a letter addressed to the Accountants instructing them to disclose such information in compliance with this Section 10.1(h).

(i)	Accountant Reports. (1) If at any time any Borrower causes audited financial statements to be prepared with respect to any Fiscal Year, then, within ten (10) Business Days after receipt thereof from the Accountants: copies of such audited financial statements, together with all reports prepared by the Accountants and submitted to such Borrower in connection therewith, including the comment letter submitted by the Accountants in connection with such audit; and (2) copies of all reports prepared by the Accountants and submitted to such Borrower in connection with any other annual, interim or special audit or review of the financial statements or practices of such Borrower.

10.2     FINANCIAL STATEMENTS AND OTHER FINANCIAL AND OPERATING INFORMATION (KBS REIT). Borrowers shall deliver, or cause KBS REIT to deliver, to Administrative Agent:

(a)	Quarterly Financial Statements. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter (however, 90 days after the end of the fourth fiscal quarter), balance sheets, statements of operations and statements of cash flow and statements of retained earnings for KBS REIT (all on a consolidated basis), certified on behalf of KBS REIT by the controller of KBS REIT.

(b)	Additional Reporting. Upon Administrative Agent’s request therefor, any additional financial information prepared by or for KBS REIT, including reporting relating to individual real estate assets owned by KBS REIT, including, without limitation, property cash flow projections, property budgets, operating statements and leasing status reports.

10.3     ENVIRONMENTAL NOTICES. Borrowers shall notify Administrative Agent, in writing, as soon as practicable, and in any event within ten (10) days after Borrowers’ learning thereof, of any: (a) written notice or claim to the effect that a Borrower is or may be liable to any Person as a result of any material Release or threatened Release of any Contaminant into the environment; (b) written notice that Borrower is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment; (c) written notice that any Property is subject to an Environmental Lien; (d) written notice of violation to Borrower or awareness of a condition which might reasonably result in a notice of violation of any Environmental Laws by a Borrower; (e) commencement or written threat of any Proceeding alleging a violation of any Environmental Laws by a Borrower or with respect to a Property; or (f) written notice from a Governmental Authority of any changes to any existing Environmental Laws that will have a Material Adverse Effect.

10.4     CONFIDENTIALITY. Confidential information obtained by Administrative Agent pursuant to this Agreement or in connection with the Loan shall not be disseminated by Administrative Agent and shall not be disclosed to third parties except to regulators, taxing authorities and other governmental agencies having jurisdiction over Administrative Agent or otherwise in response to Requirements of Law, to Administrative Agent’s auditors and legal counsel and in connection with regulatory, administrative and judicial proceedings as necessary or relevant including enforcement proceedings relating to the Loan Documents, and to any prospective assignee of or participant in Administrative Agent’s interest under this Agreement or any prospective purchaser of the assets or a controlling interest in Administrative Agent, provided that such prospective assignee, participant or purchaser first agrees to be bound by the provisions of this Section 10.4. In connection with disclosures of confidential information to any non-governmental third-party, Administrative Agent shall, to the extent feasible and permitted, give prior notice of such request to the applicable Borrower; however, Administrative Agent shall incur no liability to Borrowers for failure to do so. For purposes hereof, “confidential information” shall mean all nonpublic information obtained by Administrative Agent, unless and until such information becomes publicly known, other than as a result of unauthorized disclosure by Administrative Agent of such information.

ARTICLE 11. DEFAULTS AND REMEDIES

11.1     DEFAULT. The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement and the other Loan Documents:

(a)	Failure to Make Payments When Due. Borrowers shall fail to pay (i) any amount due on the Maturity Date, (ii) any principal when due, or (iii) any interest on the Loan (or any fee or other amount payable under the Fee Letter or any Loan Documents) within five (5) days after the date such interest, fee or other amount first became due.

(b)	Distributions; Additional Indebtedness. Any Borrower shall breach either covenant set forth in Sections 9.12 and 9.13.

(c)	Loan Constant. Borrowers shall fail to comply with the terms set forth in Section 8.1; provided, if Borrowers’ non-compliance results from its failure to make any payment or deposit required by Section 8.1, such failure shall not constitute a Default until the date which is five (5) days after such payment or deposit became due.

(d)	Other Defaults. Borrowers shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on Borrowers under this Agreement or under any of the other Loan Documents (other than as described in any other provision of this Section 11.1), and (with respect to agreements, covenants or obligations for which no time period for performance is otherwise provided and for which cure is possible), such failure shall continue for fifteen (15) days after the earlier of (i) the date as of which the applicable Borrower had actual knowledge of such failure, and (ii) the date on which Administrative Agent gives the applicable Borrower notice of such failure (or, in either such case, such lesser period of time as is mandated by applicable Requirements of Law); provided, however, if such failure is not capable of cure within such fifteen (15) day period, but is capable of cure and the grant of additional time to cure would not result in a Material Adverse Effect, then if such Borrower promptly undertakes action to cure such failure and thereafter diligently prosecutes such cure to completion within ninety (90) days after the earlier of the two dates described in the preceding clauses (i) and (ii), then Borrowers shall not be in default hereunder.

(e)

Breach of Representation or Warranty. Any representation or warranty made or deemed made by Borrowers to Administrative Agent or Lenders herein or in any of the other Loan Documents or in any statement, certificate or financial statements at any time given by Borrowers pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

(f)	Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)	An involuntary case shall be commenced against any Borrower and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction shall enter a decree or order for relief in respect of any such Person in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law; or

(ii)	A decree or order of a court (or courts) having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower, or over all or a substantial part of the property of any such Person, shall be entered; or an interim receiver, trustee or other custodian of any such Person or of all or a substantial part of the property of any such Person, shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of any such Person, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

(g)	Voluntary Bankruptcy; Appointment of Receiver, Etc. Any Borrower shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; any such Person shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or any member, shareholder or manager of any Borrower adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(h)	Judgments and Attachments. Any money judgment (other than a money judgment covered by insurance but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of One Million Dollars ($1,000,000) shall be entered or filed against any Borrower or its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days.

(i)	Dissolution. Any order, judgment or decree shall be entered against any Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or any Borrower shall otherwise dissolve or cease to exist.

(j)

Loan Documents; Failure of Security. If for any reason any Loan Document shall cease to be in full force and effect or any Lien intended to be created thereby shall cease to be or is not valid or perfected; or any Lien in favor of Administrative Agent contemplated by this Agreement or any Loan Document shall, at any time, be invalidated or otherwise cease to be in full force and effect; or any such Lien or any Obligation shall be subordinated or shall not have the priority contemplated by this Agreement or the Loan Documents for any reason, and, in the case of any of the foregoing, such condition or event shall continue for fifteen (15) days after the applicable Borrower knew of such condition or event.

(k)	ERISA Liabilities. Any Termination Event occurs which will or is reasonably likely to subject any Borrower to a liability which Administrative Agent reasonably determines will have a Material Adverse Effect, or the plan administrator of any Benefit Plan applies for approval under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and Lender reasonably determines that the business hardship upon which the Section 412(d) waiver was based will or would reasonably be anticipated to subject any Borrower to a liability which Administrative Agent determines will have a Material Adverse Effect. All capitalized terms used in this Section 11.1(k) and not otherwise defined herein shall have the meanings given to them in the Employee Retirement Security Act.

(l)	Environmental Liabilities. Any Borrower becomes subject to any Liabilities and Costs, which Administrative Agent reasonably deems to have a Material Adverse Effect, arising out of or related to (i) the Release or threatened Release at the Property of any Contaminant into the environment, or any Remedial Action in response thereto, or (ii) any violation of any Environmental Laws.

(m)	Solvency; Material Adverse Change. Any Borrower shall cease to be Solvent, or there shall have occurred any event or circumstance having a Material Adverse Effect.

(n)	Interest Rate Management Agreement. Any Borrower shall default (beyond the expiration of any applicable notice and cure period) under any swap, cap, collar, or any other rate management agreement entered into with Wells Fargo Bank, National Association.

(o)	Obligations of Guarantor. A default by Guarantor beyond any applicable notice and cure period under the Limited Guaranty executed by Guarantor in favor of Administrative Agent.

A Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 13.12.

11.2     ACCELERATION UPON DEFAULT; REMEDIES. Upon the occurrence of any Default specified in this Article 11, Requisite Lenders may, at their sole option, declare all sums owing to Lenders under the Notes, this Agreement and the other Loan Documents immediately due and payable. Upon such acceleration, Administrative Agent may, in addition to all other remedies permitted under this Agreement and the other Loan Documents and at law or equity, apply any sums in any account pledged by Borrowers as collateral for the Loan to the sums owing under the Loan Documents and any and all obligations of Lender to fund further disbursements under the Loan (if any) shall terminate.

11.3     DISBURSEMENTS TO THIRD PARTIES. Upon the occurrence of a Default occasioned by Borrowers’ failure to pay money to a third party as required by this Agreement, Administrative Agent may but shall not be obligated to make such payment from the Loan proceeds or other funds of Lenders. If such payment is made from proceeds of the Loan, Borrowers shall immediately deposit with Administrative Agent, upon written demand, an amount equal to such payment. If such payment is made from funds of Lenders, Borrowers shall immediately repay such funds upon written demand of Administrative Agent. In either case, the Default with respect to which any such payment has been made by Administrative Agent or Lenders shall not be deemed cured until such deposit or repayment (as the case may be) has been made by Borrowers to Administrative Agent.

11.4     REPAYMENT OF FUNDS ADVANCED. Any funds expended by Administrative Agent or any Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to Administrative Agent upon demand, together with interest at the rate applicable to the principal balance of the Loan from the date the funds were expended.

11.5     RIGHTS CUMULATIVE, NO WAIVER. All Administrative Agent’s and Lenders’ rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Administrative Agent at any time. Administrative Agent’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lenders under the Loan Documents are repaid and Borrowers have cured all other Defaults. No waiver shall be implied from any failure of Administrative Agent to take, or any delay by Administrative Agent in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

ARTICLE 12. THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS

The following provisions of this Article 12 shall govern the relationship of the Administrative Agent and Lenders and Borrower shall have no obligations hereunder:

12.1     APPOINTMENT AND AUTHORIZATION.

(a)	Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement, the other Loan Documents and Other Related Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents and Other Related Documents for the benefit of the Lenders.

(b)	Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement, the Loan Documents or the Other Related Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(c)	Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents or Other Related Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)	The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article 10. The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrowers, any Loan Party or any other Affiliate of the Borrowers, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.

(e)	As to any matters not expressly provided for by the Loan Documents and Other Related Documents (including, without limitation, enforcement or collection of any of Borrowers’ obligations hereunder), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the obligations of Borrowers; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Requirements of Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Potential Default or Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement, the other Loan Documents, or the Other Related Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

12.2     WELLS FARGO AS LENDER. Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrowers, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrowers, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

12.3     LOAN DISBURSEMENTS.

(a)

On the Effective Date, each Lender shall make available to Administrative Agent (or the funding bank or entity designated by Administrative Agent), the amount of such Lender’s Pro Rata Share of the Loan in immediately available funds not later than the times designated in Section 12.3(b). Unless Administrative Agent shall have been notified by any Lender not later than the close of business (San Francisco time) on the Business Day immediately preceding the Effective Date in respect of any disbursement that such Lender does not intend to make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent may assume that such Lender shall make such amount available to Administrative Agent. If any Lender does not notify Administrative Agent of its intention not to make available its Pro Rata Share of such disbursement as described above, but does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, such Lender shall pay to Administrative Agent forthwith on demand such amount, together with interest thereon at the Federal Funds Rate. In any case where a Lender does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrowers such

Lender’s Pro Rata Share of such disbursement. If Administrative Agent funds to Borrowers such Lender’s Pro Rata Share of such disbursement and if such Lender subsequently pays to Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Pro Rata Share of such disbursement. Nothing in this Section 12.3(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Advance.

(b)	Requests by Administrative Agent for funding by Lenders of disbursements will be made by telecopy. Each Lender shall make the amount of its disbursement available to Administrative Agent in Dollars and in immediately available funds, to such bank and account, in El Segundo, California (to such bank and account in such other place) as Administrative Agent may designate, not later than 9:00 A.M. (San Francisco time) on the date designated by Administrative Agent with respect to such disbursement, which date shall be not earlier than three (3) Business Days following Lender’s receipt of Administrative Agent’s request.

(c)	Nothing in this Section 12.3 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of disbursements on the date designated by Administrative Agent, nor shall Administrative Agent or any Lender be responsible for the failure of any other Lender to perform its obligations to make any disbursement hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a disbursement.

12.4     DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING LENDERS.

(a)	Subject to Section 12.4(b) below, payments actually received by Administrative Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Administrative Agent, but in any event within two (2) Business Days, provided that Administrative Agent shall pay to Lenders interest thereon, at the lesser of (i) the Federal Funds Rate and (ii) the rate of interest applicable to the Loan, from the Business Day following receipt of such funds by Administrative Agent until such funds are paid in immediately available funds to Lenders. All payments of principal, interest, and other payments under the Loan Documents or Other Related Documents shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares in the Loan or otherwise as provided herein or as separately agreed by Administrative Agent and any Lender. Administrative Agent shall promptly distribute, but in any event within two (2) Business Days, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Administrative Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with this Agreement, without necessity of notice to or consent of or approval by Borrowers or any other Person. All payments or other sums received by Administrative Agent for the account of Lenders shall not constitute property or assets of the Administrative Agent and shall be held by Administrative Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents and the Other Related Documents.

(b)	Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of a Protective Advance or prior Loan disbursements which was previously a Non-Pro Rata Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrowers and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Pro Rata Shares of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Pro Rata Share of the Loan), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrowers under this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (a) any other provision of this Agreement to the contrary, (b) any instruction of Borrowers as to its desired application of payments or (c) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders. Administrative Agent shall be entitled to (i) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. In addition, the Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all liabilities and costs, plus interest thereon at the Default Rate as set forth in the Notes, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to perform its obligations under this Agreement.

12.5     PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each borrowing from Lenders shall be made from the Lenders, each payment of the fees shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loan by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them, provided that if immediately prior to giving effect to any such payment in respect of the Loan the outstanding principal amount of the Loan shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time the Loan was made, then such payment shall be applied to the Loan in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loan being held by the Lenders pro rata in accordance with their respective Commitments; and (c) each payment of interest on the Loan by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

12.6     SHARING OF PAYMENTS, ETC. Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the obligations of Borrowers or Guarantor under the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares in the Loan, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of such obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of such obligations held by it which is greater than its Pro Rata Share in the Loan of the payments on account of such obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with such Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 12.6 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

12.7     COLLATERAL MATTERS; PROTECTIVE ADVANCES.

(a)	Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral, Loan Documents or Other Related Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents or Other Related Documents.

(b)	The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of obligations of Borrowers hereunder; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)	Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the obligations of Borrowers or any Liens upon (or obligations of the Borrowers or any other Loan Party in respect of) all interests retained by the Borrowers or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)

The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrowers or any other Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents or Other Related Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

(e)	The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrowers for, Protective Advances during any one calendar year with respect to any Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $100,000 per Property. Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrowers agree to pay on demand all Protective Advances.

(f)	Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrowers or any other obligor hereunder under the Loan Documents or the Other Related Documents with respect to exercising claims against or rights in the Collateral without the written consent of Requisite Lenders.

12.8     POST-FORECLOSURE PLANS. If all or any portion of the Collateral is to be acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations of Borrowers hereunder, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, as agent, for the ratable benefit of all Lenders. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

12.9     APPROVALS OF LENDERS. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrowers in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents or Other Related Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

12.10   NOTICE OF DEFAULTS. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Potential Default unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing with reasonable specificity such Default or Potential Default and stating that such notice is a “notice of default”. If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Potential Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

12.11   ADMINISTRATIVE AGENT’S RELIANCE, ETC. Notwithstanding any other provisions of this Agreement, any other Loan Documents or the Other Related Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrowers, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrowers or other Persons or inspect the property, books or records of the Borrowers or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or Other Related Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents or Other Related Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

12.12   INDEMNIFICATION OF ADMINISTRATIVE AGENT. Regardless of whether the transactions contemplated by this Agreement, the other Loan Documents and Other Related Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents or Other Related Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents and Other Related Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrowers to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents and Other Related Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and Other Related Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Hazardous Materials Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents or Other Related Documents and the termination of this Agreement. If the Borrowers shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

12.13   LENDER CREDIT DECISION, ETC. Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrowers, any other Loan Party or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrowers, the other Loan Parties or Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrowers, the other Loan Parties and other Persons, its review of the Loan Documents and the Other Related Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents or Other Related Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers or any other Loan Party of the Loan Documents or Other Related Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrowers, any other Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

12.14   SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign at any time as Administrative Agent under the Loan Documents and Other Related Documents by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Potential Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrowers shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and the Other Related Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents and the Other Related Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents and the Other Related Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

12.17   NO SET-OFFS. Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of Borrowers, regardless of the state in which the property is located, could result under certain laws in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Loan. Therefore, each Lender agrees not to charge or offset any amount owed to it by Borrowers against any of the accounts, property or assets of Borrowers or any of its affiliates held by such Lender without the prior written approval of Administrative Agent and Requisite Lenders.

ARTICLE 13. MISCELLANEOUS PROVISIONS

13.1     INDEMNITY. BORROWERS HEREBY AGREE TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, THEIR RESPECTIVE DIRECTORS,

OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS (COLLECTIVELY CALLED THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES (PROVIDED, BORROWERS SHALL HAVE NO OBLIGATION TO INDEMNIFY ANY LENDER FOR FEES OR COSTS, INCLUDING ATTORNEYS’ FEES INCURRED BY SUCH LENDER, UNLESS SUCH FEES OR COSTS ARE INCURRED FOLLOWING THE OCCURRENCE AND DURING THE CONTINUANCE OF A DEFAULT) WHICH ANY INDEMNITEES MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWERS APPLY THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWERS TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER RELATED DOCUMENT; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWERS’ REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY BORROWERS, CONSTITUENT PARTNER OR MEMBER OF BORROWERS, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIAL SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE PROPERTIES. BORROWERS SHALL IMMEDIATELY PAY TO INDEMNITEES UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN. BORROWERS’ DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS INDEMNITEES SHALL SURVIVE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE SECURITY DOCUMENTS; PROVIDED, HOWEVER, THAT BORROWERS SHALL NOT HAVE ANY OBLIGATION TO AN INDEMNITEE HEREUNDER WITH RESPECT TO (A) MATTERS FOR WHICH SUCH INDEMNITEE HAS BEEN COMPENSATED PURSUANT TO OR FOR WHICH AN EXEMPTION IS PROVIDED IN ANY PROVISION OF THIS AGREEMENT, AND (B) INDEMNIFIED MATTERS TO THE EXTENT CAUSED BY OR RESULTING FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THAT INDEMNITEE, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. TO THE EXTENT THAT THE UNDERTAKING TO INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THE PRECEDING SENTENCE MAY BE UNENFORCEABLE BECAUSE IT IS VIOLATIVE OF ANY LAW OR PUBLIC POLICY, BORROWERS SHALL CONTRIBUTE THE MAXIMUM PORTION WHICH IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW, TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED MATTERS INCURRED BY THE INDEMNITEES.

13.2     FORM OF DOCUMENTS. The form and substance of all documents, instruments, and forms of evidence to be delivered to Administrative Agent under the terms of this Agreement, any of the other Loan Documents or Other Related Documents shall be subject to Administrative Agent s approval and shall not be modified, superseded or terminated in any respect without Administrative Agent’s prior written approval.

13.3     NO THIRD PARTIES BENEFITED. No person other than Administrative Agent, Lenders and Borrowers and their permitted successors and assigns shall have any right of action under any of the Loan Documents or Other Related Documents.

13.4     NOTICES. All notices, demands, or other communications under this Agreement, the other Loan Documents or the Other Related Documents shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement (subject to change from time to time by written notice to all other parties to this Agreement). All communications shall be deemed served upon delivery of, or if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of Borrowers or Administrative Agent and Lenders at the address specified; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

13.5     ATTORNEY-IN-FACT. Borrowers hereby irrevocably appoint and authorize Administrative Agent, as each Borrower’s attorney-in-fact, which agency is coupled with an interest, to execute and/or record in Administrative Agent’s or Borrower’s name any notices, instruments or documents that Administrative Agent deems appropriate to protect Lenders’ interest under any of the Loan Documents or Other Related Documents.

13.6     ACTIONS. Borrowers agree that Administrative Agent or any Lender, in exercising the rights, duties or liabilities of Administrative Agent, Lenders or Borrowers under the Loan Documents or Other Related Documents, may commence, appear in or defend any action or proceeding purporting to affect the Property, the Loan Documents or the Other Related Documents and Borrowers shall immediately reimburse Administrative Agent (or, following the occurrence and during the continuance of a Default, such Lender) upon demand for all such expenses so incurred or paid by Administrative Agent (or such Lender, as applicable) including, without limitation, attorneys’ fees and expenses and court costs.

13.7     RIGHT OF CONTEST. Borrowers may contest in good faith any claim, demand, levy or assessment (other than Liens and stop notices) by any person other than Administrative Agent or Lenders which would constitute a Default if: (a) Borrowers pursues the contest diligently, in a manner which Administrative Agent determines is not prejudicial to Administrative Agent or any Lender, and does not impair the rights of Administrative Agent or any Lender under any of the Loan Documents or Other Related Documents; and (b) Borrowers deposits with Administrative Agent any funds or other forms of assurance which Administrative Agent in good faith determines from time to time appropriate to protect Administrative Agent and each Lender from the consequences of the contest being unsuccessful. Borrowers’ compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

13.8     RELATIONSHIP OF PARTIES. The relationship of Borrowers, Administrative Agent and Lenders under the Loan Documents and Other Related Documents is, and shall at all times remain, solely that of borrower and lender, and Administrative Agent and Lenders neither undertake nor assumes any responsibility or duty to Borrowers or to any third party with respect to any Property, except as expressly provided in this Agreement, the other Loan Documents and the Other Related Documents.

13.9     DELAY OUTSIDE LENDER’S CONTROL. No Lender or Administrative Agent shall be liable in any way to Borrower or any third party for Administrative Agent’s or such Lender’s failure to perform or delay in performing under the Loan Documents (and Administrative Agent or any Lender may suspend or terminate all or any portion of Administrative Agent’s or such Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Administrative Agent or such Lender deemed probable), or from any Act of God or other cause or event beyond Administrative Agent’s or such Lender’s control.

13.10   ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT. If any attorney is engaged by Administrative Agent or, following the occurrence and during the continuance of a Default, any Lender, to enforce or defend any provision of this Agreement, any of the other Loan Documents or Other Related Documents, or as a consequence of any Default under the Loan Documents or Other Related Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of the Borrowers, then Borrowers shall immediately pay to Administrative Agent or such Lender, upon demand, the amount of all attorneys’ fees and expenses and all costs incurred by Administrative Agent or such Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Loan.

13.11   IMMEDIATELY AVAILABLE FUNDS. Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrowers under the Loan Documents shall be payable only in United States Dollars, immediately available funds.

13.12   AMENDMENTS AND WAIVERS.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrowers or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be waived, and (iv) the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding the previous sentence, the Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.7(c), up to a maximum of 3 times per calendar year.

(b) Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent at the written direction of the Lenders), do any of the following:

(i)	increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.13) or subject the Lenders to any additional obligations;

(ii)	reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Loan;

(iii)	reduce the amount of any fees payable to the Lenders hereunder;

(iv)	postpone any date fixed for any payment of principal of, or interest on, the Loan (including, without limitation, the Maturity Date) or for the payment of fees or any other obligations of Borrowers or Guarantor;

(v)	change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 13.13);

(vi)	amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii)	modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii)	release any guarantor of the Loan (if any) from its obligations under its guaranty;

(ix)	waive a Default under Section 11.1(a);

(x)	release or dispose of Collateral unless released or disposed of as permitted by, and in accordance with, Section 12.7 or Section 2.10; or

(xi)	amend or waive Borrowers’ obligation to repay any outstanding portion of the Loan in excess of the Aggregate Commitment, as provided in Section 2.1(b).

(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Default occurring hereunder shall continue to exist until such time as such Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrowers, any other Loan Party or any other Person subsequent to the occurrence of such Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrowers shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

13.13   SUCCESSORS AND ASSIGNS.

(a)	Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b)	Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the obligations owing to such Lender hereunder. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of it obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loan or a portion thereof owing to such Lender (other than as expressly contemplated by Section 2.6), (iii) reduce the rate at which interest is payable thereon, or (iv) release all or substantially all of the Collateral, unless replacement collateral is provided. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b)

(c)

Assignments. Any Lender may with the prior written consent of the Administrative Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default or Potential Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement. Unless Borrower

gives written notice to Lender that it objects to the proposed assignment (together with a written explanation of the reasons behind such objection) within ten (10) days following receipt of Lender’s written request for approval of the proposed assignment, Borrower shall be deemed to have approved such assignment Upon execution and delivery of an Assignment and Assumption Agreement and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangement so the new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $4,500. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective Affiliates or subsidiaries.

(d)	Borrowers Cooperation. In the event of any such sale, assignment or participation, a Lender and the parties to such transaction shall share in the rights and obligations of Lender as set forth in the Loan Documents only as and to the extent they agree among themselves. Borrowers will use reasonable efforts to cooperate with Lender in connection with the assignment of interests under this Agreement or the sale of participations herein, and, upon written request by Lender, Borrowers shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment or participation, including separate Notes, so long as (i) Borrowers’ obligations are not increased thereunder in any material respect and (ii) Borrowers incur no additional costs or additional liabilities in connection therewith.

(e)	Tax Withholding. At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, shall furnish the Administrative Agent and Borrower with a properly completed executed copy of either Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and either Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder. At all times each Lender shall own or beneficially own a Note, such Lender shall (i) promptly provide to the Administrative Agent and Borrower a new Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and (ii) comply at all times with all applicable United States laws and regulations, including all provisions of any applicable tax treaty, with regard to any withholding tax exemption claimed with respect to any payments on the Loan. If any Lender cannot deliver such form, then Borrower may withhold from payments due under the Loan Documents such amounts as Borrower is able to determine from accurate information provided by such Lender are required by the Internal Revenue Code.

(f)	Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of the Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents and Other Related Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder.

(g)	Information to Assignee, Etc. A Lender may furnish any information concerning the Borrower, any subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants). In connection with such negotiation, execution and delivery, Borrower authorizes Administrative Agent and Lenders to communicate all information and documentation related to the Loan (whether to Borrower or to any Participant, Assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information.

13.14   CAPITAL ADEQUACY. If any Lender or any Participant in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s or such Participant’s or such corporation’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

13.15   LENDER’S AGENTS. Administrative Agent and/or any Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement, any of the other Loan Documents and Other Related Documents. Any reference to Administrative Agent or any Lender in any of the Loan Documents or Other Related Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors. Borrowers shall pay the costs of such agent or independent contractor either directly to such person or to Administrative Agent or such Lender in reimbursement of such costs, as applicable.

13.16   TAX SERVICE. Administrative Agent, on behalf of Lenders, is authorized to secure, at Borrowers’ expense, a tax service contract with a third party vendor which shall provide tax information on the Property satisfactory to Administrative Agent.

13.17   WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY THEN APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL

COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

13.18   SEVERABILITY. If any provision or obligation under this Agreement, the other Loan Documents or Other Related Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the Other Related Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents or Other Related Documents, provided, however, that if the rate of interest or any other amount payable under the Notes or this Agreement or any other Loan Document, or the right of collectibility therefor, are declared to be or become invalid, illegal or unenforceable, Lenders’ obligations to make advances under the Loan Documents shall not be enforceable by Borrowers.

13.19   TIME. Time is of the essence of each and every term of this Agreement.

13.20   HEADINGS. All article, section or other headings appearing in this Agreement, the other Loan Documents and Other Related Documents are for convenience of reference only and shall be disregarded in construing this Agreement, any of the other Loan Documents and Other Related Documents.

13.21   GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California, except to the extent preempted by federal laws. Borrowers and all persons and entities in any manner obligated to Lender under the Loan Documents and Other Related Documents consent to the jurisdiction of any federal or state court within the State of California having proper venue and also consent to service of process by any means authorized by California or federal law.

13.22   USA PATRIOT ACT NOTICE. COMPLIANCE.

(a)	The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender (for itself and/or as Agent for all Lenders hereunder) may from time-to-time request, and Borrowers shall provide to Lender, Borrowers’ names, addresses, tax identification numbers and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

(b)	In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

13.23   ELECTRONIC DOCUMENT DELIVERIES. Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrowers) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article 12 and (B) a Lender has not notified the Administrative Agent or Borrowers that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrowers post such documents or the documents become available on a commercial website and the Administrative Agent or Borrowers notify each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the certificates required by Section 10.1(c) and Exhibit C to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 10.1(c) and Exhibit C, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

13.24   INTEGRATION; INTERPRETATION. The Loan Documents and Other Related Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents and Other Related Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents or Other Related Documents includes any amendments, renewals or extensions now or hereafter approved by Administrative Agent in writing.

13.25   JOINT AND SEVERAL LIABILITY. The liability of all persons and entities obligated in any manner under this Agreement, any of the Loan Documents or Other Related Documents, other than Administrative Agent and/or Lenders, shall be joint and several.

13.26   COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

13.27   LIMITATION ON PERSONAL LIABILITY OF SHAREHOLDERS, PARTNERS AND MEMBERS. Notwithstanding anything to the contrary contained in any Loan Document, none of the constituent shareholders, partners or members (direct or indirect) in any Borrower shall have any liability whatsoever for the payment or performance of any of the Obligations. Without limiting in any manner the generality of the foregoing, Administrative Agent shall have no right to recover from any constituent shareholder, partner or member (direct or indirect) in any Borrower any Distribution from such Borrower; provided, however, that nothing in this Section 13.27 is intended, or shall be deemed, to constitute a waiver of any rights Administrative Agent may have under the United States Bankruptcy Code or other applicable law with respect to fraudulent transfers or conveyances.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, Borrowers, Administrative Agent and Lenders have executed this Agreement as of the date appearing on the first page of this Agreement.

“ADMINISTRATIVE AGENT”

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Irie Dadabhoy
Name:	Irie Dadabhoy
Its:	Vice President

Administrative Agent’s Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Real Estate Group

Orange County

2030 Main Street, Suite 800

Irvine, CA 92614

Attn: Irie Dadabhoy, Vice President

Tel: (949) 251-4322

Fax: (949) 851-9728

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“LENDERS”

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Irie Dadabhoy
Name:	Irie Dadabhoy
Its:	Vice President

Lender’s Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Real Estate Group

Orange County

2030 Main Street, Suite 800

Irvine, CA 92614

Attn: Irie Dadabhoy, Vice President

Tel: (949) 251-4322

Fax: (949) 851-9728

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“BORROWER”

KBSII 350 PLUMERIA, LLC, a Delaware limited liability company

By:	KBSII REIT ACQUISITION IV, LLC,
a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES II, LLC,
a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP II,
a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST II, INC.,
a Maryland corporation, general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

Borrower’s Address:

Accounting Matters:	Property Matters:

620 Newport Center Drive, Suite 1300	201 California Street, Suite 470
Newport Beach, CA 92660	San Francisco, CA 94111
Attn: Scott Christensen	Attn: Steve Silva, Asset Manager
Tel: (949) 797-0334	Tel: (415) 962-0191
Fax: (949) 417-6520	Fax: (415) 962-0188
Attn: Michael Costa
Tel: (949) 797-0327
Fax: (949) 417-6520
Attn: Ann Marie Watters
Tel: (949) 797-0311
Fax: (949) 417-6520

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“BORROWER”

KBSII PIERRE LACLEDE CENTER, LLC,
a Delaware limited liability company

By:	KBSII REIT ACQUISITION VI, LLC,
a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES II, LLC,
a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP II,
a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST II, INC.,
a Maryland corporation, general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

Accounting Matters:	Property Matters:

620 Newport Center Drive, Suite 1300	620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660	Newport Beach, CA 92660
Attn: Scott Christensen	Attn: Rodney Richerson, Asset Manager
Tel: (949) 797-0334	Tel: (949) 417-6515
Fax: (949) 417-6520	Fax: (949) 417-6518
Attn: Michael Costa
Tel: (949) 797-0327
Fax: (949) 417-6520
Attn: Ann Marie Watters
Tel: (949) 797-0311
Fax: (949) 417-6520

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“BORROWER”

KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company

By:	KBSII REIT ACQUISITION III, LLC,
a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES II, LLC,
a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP II,
a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST II, INC.,
a Maryland corporation, general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

Borrower’s Address:

Accounting Matters:	Property Matters:

620 Newport Center Drive, Suite 1300	590 Madison Avenue, 26th Floor
Newport Beach, CA 92660	New York, NY 10022
Attn: Scott Christensen	Attn: Charles Valentino, Asset Manager
Tel: (949) 797-0334	Tel: (212) 644-6662
Fax: (949) 417-6520	Fax: (212) 644-1372
Attn: Michael Costa
Tel: (949) 797-0327
Fax: (949) 417-6520
Attn: Ann Marie Watters
Tel: (949) 797-0311
Fax: (949) 417-6520

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“BORROWER”

KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company

By:	KBSII REIT ACQUISITION VII, LLC,
a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES II, LLC,
a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP II,
a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST II, INC.,
a Maryland corporation, general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

Borrower’s Address:

Accounting Matters:	Property Matters:

620 Newport Center Drive, Suite 1300	201 California Street, Suite 470
Newport Beach, CA 92660	San Francisco, CA 94111
Attn: Scott Christensen	Attn: Steve Silva, Asset Manager
Tel: (949) 797-0334	Tel: (415) 962-0191
Fax: (949) 417-6520	Fax: (415) 962-0188
Attn: Michael Costa
Tel: (949) 797-0327
Fax: (949) 417-6520
Attn: Ann Marie Watters
Tel: (949) 797-0311
Fax: (949) 417-6520

Schedule 1.1(A)– Pro Rata Shares

Schedule 1.1(A) to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

Lender	Commitment	Pro Rata Share

WELLS FARGO BANK, NATIONAL ASSOCIATION	$100,000,000	100%

TOTALS	$100,000,000	100%

Schedule 1.1(A)

Schedule 1.1(B)– Par Loan Values

Schedule 1.1(B) to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

Property Name	Address	Par Loan Amt.
Forsyth	7701 and 7733 Forsyth Blvd., Clayton, MO	$43,000,000
Main Street	101 S.W. Main Street, Portland, OR	$32,000,000
Mountain View	120 Mountain View Blvd., Basking Ridge, NJ	$13,000,000
Plumeria	350 E. Plumeria Dr., San Jose, CA	$12,000,000

TOTAL		$100,000,000

Schedule 1.1(B)

Schedule 6.3 – Ownership of Borrowers

Schedule 6.3 to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

KBSII 350 PLUMERIA, LLC OWNERSHIP STRUCTURE

Schedule 6.3

KBSII MOUNTAIN VIEW, LLC OWNERSHIP STRUCTURE

Schedule 6.3

OWNERSHIP STRUCTURE OF KBSII ONE MAIN PLACE, LLC

Schedule 6.3

OWNERSHIP STRUCTURE OF KBSII PIERRE LACLEDE CENTER, LLC

Schedule 6.3

Schedule 6.11 – Litigation Disclosure

Schedule 6.11 to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

Schedule 6.11

Schedule 6.24 – Property Management Agreements

Schedule 6.24 to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

1.	Property Management Agreement dated January 27, 2010 by and between KBSII Pierre LaClede Center, LLC, a Delaware limited liability company and CB Richard Ellis, Inc., a Delaware corporation.

2.	Property Management Agreement dated December 17, 2008 by and between KBS 350 Plumeria, LLC, a Delaware limited liability company and CB Richard Ellis, a Delaware corporation.

3.	Real Estate Property Management Agreement dated July 30, 2008 by and between KBSII Mountain View, LLC, a Delaware limited liability company and CB Richard Ellis, Inc., a Delaware corporation.

4.	Management Agreement Including Accounting dated February 5, 2010 by and between KBSII One Main Place, LLC, and CB Richard Ellis, Inc., a Delaware corporation.

Schedule 6.24

Schedule 7.1 – Environmental Reports

Schedule 7.1 to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

1.	Phase I Environmental Site Assessment prepared by Environ International Corporation, dated July 16, 2008 (Mountain View)

2.	Phase I Environmental Site Assessment prepared by Environ International Corporation dated October 6, 2008 (Plumeria)

3.	Phase I Environmental Site Assessment prepared by Environ International Corporation dated February 1, 2010 (Forsyth)

4.	Phase I Environmental Site Assessment - Environ International Corporation dated February 2, 2010 (Main Street)

Schedule 7.1

EXHIBIT A – DESCRIPTION OF PROPERTIES

Exhibit A to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

Plumeria

All the certain real property located in the County of Santa Clara, State of California, described as follows:

Parcel One:

A portion of Lot 5, as shown on that certain Map of Tract No. 7340 recorded in the Office of the Recorder of the County of Santa Clara, State of California, on May 26, 1982 in Book 500, of Parcel Maps at pages 46,47 and 48, and as shown on that certain document entitled “Lot Line Adjustment” recorded December 9, 1983 in Book I137, at page 564, as Instrument No. 7914487, Official Records, more particularly described as follows:

Beginning at the most westerly corner of said Lot 5, as shown on said Tract Map, which lies on the southeasterly boundary of Plumeria Drive; thence following said boundary North 41°48’03” East a distance of 208.42 feet; thence through a tangent curve to the left with a central angle of 8°09’17”, a radius of 1035.00 feet and a length of 147.31 feet to a point of reverse curve; thence through a tangent curve to the right with a central angle of 8°24’09”, a radius of 965.00 feet and a length of 141.52 feet; thence North 42°02’55” East a distance of 153.13 feet; thence through a tangent curve to the right with a central angle of 107°47’08”, a radius of 30.00 feet and a length of 56.44 feet to a point on the northwesterly boundary of Junction Ave; thence following said boundary through a tangent curve to the right with a central angle of 00°46’50”, a radius of 1970.00 feet and a length of 26.84 feet; thence South 29°23’06” East, a distance of 609.03 feet; thence leaving said boundary South 60°10’03” West a distance of 508.72 feet; thence North 29°49’57” West, distance of 62.00 feet; thence South 60°10’03” West a distance of 136.00 feet; thence North 29°49’57” West a distance of 379.00 feet to the said point of beginning.

Excepting therefrom without right of surface entry, all that portion thereof lying below a depth of 500 feet, measure vertically, from the contour of the surface of said property, as reserved in the Deed from Southerly Pacific Industrial Development Company to Plumeria, Inc. recorded October 1, 1982 in Book H060 at page 614 Official Records of Santa Clara County, California.

Parcel Two:

Non-exclusive easements for ingress and the installation and maintenance of a Storm Drainage System over, under and across those certain twelve (12) foot wide strips of land lying within the bounds of Lots 2,3,4 and 5 of Tract No. 7340, the Map of which was filed for record in the Office of the Recorder of Santa Clara County, California, on May 26, 1982 in Book 500 of Parcel Maps at pages 46,47 and 48, said strips of land being more particularly described as follows:

Parcel Two A:

A strip of land with a uniform width of twelve (12) feet lying within the bounds of Lot 2 of said Tract No. 7340, the centerline of which is described as follows:

EXHIBIT A

Beginning at a point on the northeasterly property line of said Lot 2, said point being North 47°25’27” West 44.00 feet from the most easterly corner of said Lot 2; thence from said point of beginning running South 37°06’24” West 182.86 feet to an angle point; thence South 42°34’33” West 198.00 feet to an angle point; thence North 47°25’27” West 165.00 feet to an angle point; thence South 71°48’57” West 111.01 feet to an angle point lying 6.00 feet northeasterly from the southwesterly property line of said Lot 2; thence North 29°49’57” West and parallel to said southwesterly property line 247.90 feet to a point in the northwesterly property line of said Lot 2.

Parcel Two B:

A strip of land with a uniform width of twelve (12) feet lying within the bounds of Lot 2 of said Tract No. 7340, the centerline of which is described as follows:

Beginning at a point on the northeasterly property line of said Lot 2, said point of being North 47°25’27” West 262.00 feet from the most easterly corner of said Lot 2; thence from said point of beginning running North 70°57’28” West 231.32 feet to an angle point lying 6.00 feet southeasterly from the northwesterly property line of said Lot 2; thence South 42°34’33” West and parallel to said northwesterly property to said northwesterly property line 324 feet, more or less, to a point in the southwesterly property line of said Lot 2.

Parcel Two C:

A strip of land with a uniform width of twelve (12) feet lying northeasterly of and contiguous to the southwesterly property line of said Lot 3 of Tract No. 7340.

Parcel Two D:

A strip of land with a uniform width of twelve (12) feet lying northeasterly of and contiguous to the southwesterly property line of said Lot 4 of Tract No. 7340.

Parcel Two E:

A strip of land with a uniform width of twelve (12) feet being the southwesterly 12.00 feet of the southeasterly 144.68 feet of said Lot 5 of Tract No. 7340.

Assessor’s Parcel Number 101-31-016

Mountain View

All that certain tract or parcel of land and premises, situate, lying and being in the Township of Bernards, County of Somerset, State of New Jersey, more particularly described as follows:

Parcel One:

Being known and designated as Lot 59.05 in Block 187 on a certain Map entitled “Final Plat, Section One, Mountainview Corporate Center, Lot 59.01, Block 187, filed in the Somerset County Clerk’s Office on June 11, 2003 as Map No. 5386-3226.

Parcel One being also described in accordance with a survey made by Richard C. Mathews, NJPLS of Stires Associates, dated April 17, 2008, revised to June 23, 2008 as follows:

EXHIBIT A

Beginning at a point in the southerly line of Lot 5 Block 11301 also known as Mountain View Boulevard, a private road, said point being located a distance of 1068.21 feet along the southerly line of Lot 5 Block 11301, Mountain View Boulevard, from the intersection of the westerly line of Liberty Corner - Martinsville Road with the southerly line of Lot 59.01 Block 187, Mountain View Boulevard and from said point running;

Thence 1) South 58 degrees 00 minutes 27 seconds West a distance of 1550.71 feet;

Thence 2) South 52 degrees 37 minutes 52 seconds West a distance of 462.02 feet;

Thence 3) North 61 degrees 14 minutes 26 seconds West a distance of 139.17 feet;

Thence 4) South 38 degrees 33 minutes 05 seconds West a distance of 119.57 feet to a point on a curve;

Thence 5) along a non-tangent curve to the left, said curve having a radius of 431.25 feet, a length along the arc of 131.74 feet, a bearing along the chord of North 60 degrees 47 minutes 25 seconds West and a distance along the chord of 131.23 feet to a point of tangency;

Thence 6) North 69 degrees 32 minutes 30 seconds West a distance of 136.71 feet to a point in the southerly line of Lot 59.01;

Thence 7) along the line of Lot 5 on a non-tangent curve to the right, said curve having a radius of 1195.00 feet, a length along the arc of 671.02 feet, a bearing along the chord of North 36 degrees 32 minutes 41 seconds East and a distance along the chord of 622.24 feet to a point of tangency;

Thence 8) continuing along the line of Lot 59.01, North 52 degrees 37 minutes 52 seconds East a distance of 315.48 feet to a point of curvature;

Thence 9) continuing along the line of Lot 59.01, on a curve to the right, said curve having a radius of 1120.00 feet, a length along the arc of 257.25 feet, a bearing along the chord of North 59 degrees 12 minutes 41 seconds East and a distance along the chord of 256.69 feet to a point of compound curvature;

Thence 10) continuing along the line of Lot 59.01, on a curve to the right, said curve having a radius of 2220.00 feet, a length along the arc of 954.60 feet, a bearing along the chord of North 78 degrees 06 minutes 36 seconds East and a distance along the chord of 947.26 feet to a point of compound curvature;

Thence 11) continuing along the line of Lot 59.01, on a curve to the right, said curve having a radius of 1770.00 feet, a length along the arc of 331.17 feet, a bearing along the chord of South 84 degrees 12 minutes 41 seconds East and a distance along the chord of 330.69 feet to a Point and Place of Beginning.

FOR INFORMATIONAL PURPOSES ONLY: BEING KNOWN AND DESIGNATED AS BLOCK 11301, LOTS 9 (FORMERLY KNOWN AS BLOCK 187 Lot 59.05) ON THE OFFICIAL TAX MAP OF THE TOWNSHIP OF BERNARDS, COUNTY OF SOMERSET, NEW JERSEY.

Parcel Two:

Together with the benefits of a Non-Exclusive Right and Easement of Enjoyment in and to the Common Areas (as defined in the Declaration, as hereinafter defined) and a continuous, perpetual and Non-Exclusive Easement of unobstructed access, ingress and egress through, over, in, upon, under and across the Roadway (as defined in the Declaration) and the Emergency Access Roadway (as defined in the Declaration) to the Roadway in the event of an emergency, as contained in the Declaration of Covenants, Easements and Restrictions as set forth in Deed Book 5386, page 3130, as amended by First Amendment to Declaration of Covenants, Easements and Restrictions as set forth in Deed Book 5874, page 520 (as amended, the “Declaration”)

EXHIBIT A

Parcel Three:

Together with the benefits of a Non-exclusive Easement over and across the Road Easement Area (as defined in the Easement Agreement, hereinafter defined) for ingress and egress over the Emergency Road (as defined in the Easement Agreement) to and from Mountain Road for emergency purposes and the Non-Exclusive easements for drainage purposes over the Road Easement Area and the Drainage Easement Area (as defined in the Easement agreement), as contained in the Easement agreement as set forth in Deed Book 2231, page 546 (the “Easement Agreement”).

Forsyth

All that certain tract or parcel of land and premises, situate, lying and being in the City of Clayton, County of St. Louis, State of Missouri, more particularly described as follows:

Parcel 1:

The East 25 feet of Lot 5, all of Lots 6, 7, 8, 9, 10, 21, 22, 23, 24, 25 and the East 30 feet of Lot 26 in Block 12 and a 20 foot wide alley running East and West and which adjoins said East 25 feet of Lot 5 and all of Lots 6, 7, 8, 9 and 10 on the North and adjoins said Lots 21, 22, 23, 24 and 25 and the East 30 feet of Lot 26 on the South all in Town (now City) of Clayton, according to plat thereof recorded in Plat Book 1 page 7 (formerly page 11) of the St. Louis County Recorder’s Office which may also be described as follows:

A tract of land being the East 25 feet of Lot 5, all of Lots 6, 7, 8, 9, 10, 21, 22, 23, 24, 25 and the East 30 feet of Lot 26 in Block 12 of the Town, now City of Clayton, Missouri according to the plat thereof recorded in Plat Book 1 page 11, now 7, of the St. Louis County Records and a 20 foot wide vacated East-West Alley, vacated by Bill No, 3322 and Ordinance No. 3223 of the City of Clayton, a certified copy of which is recorded in Book 6284, page 2311 of the St. Louis County Records, in Township 45 North - Range 6 East, St. Louis County, Missouri and being more particularly described as:

Beginning at the Southeast corner of said Lot 10, said point being also a point in the North line of Forsyth Boulevard, 80 feet wide, and in the West line of a 20 foot wide vacated North-South Alley, vacated by Bill No. 5630 and Ordinance No. 5512 of the City of Clayton, a certified copy of which is recorded in Book 13098, page 176 of the St. Louis County Records; thence Westwardly along said North line of Forsyth Boulevard, North 83 degrees 32 minutes 30 seconds West 285.00 feet to the Southeast corner of a 25 foot wide Public Alley created by deed recorded in Book 6283 page 2538 and accepted for use and maintenance by the City of Clayton by Bill No. 3321, Ordinance No. 3222, a certified copy of which is recorded in Book 6283 page 2537 of the St. Louis County Records; thence Northwardly along the East line of said Alley and its Northwardly prolongation North 06 degrees 30 minutes 00 seconds East 222.60 feet to a point in the original centerline of the above mentioned 20 foot wide vacated East-West Alley; thence Westwardly along said centerline North 83 degrees 33 minutes 15 seconds West 5.00 feet to a point; thence North 06 degrees 30 minutes 00 seconds East 10.00 feet to a point in the South line of aforesaid Lot 26, said point being distant 30 feet Westwardly along said South line of Lot 26 from the Southeast corner; thereof thence Northwardly along a line 30 feet West of and parallel to the East line of Lot 26 North 06 degrees 30 minutes 00 seconds East 212.60 feet to a point in the South line of Maryland Avenue, 80 feet wide; thence Eastwardly along said South line of Maryland Avenue South 83 degrees 34 minutes 00 seconds East 290.00 feet to the Northeast corner of aforesaid Lot 21, said point being also a point in the West line of the above mentioned 20 foot wide vacated North-South Alley; thence Southwardly along said West line and being partially along the East line of said Lot 21 and aforesaid Lot 10, South

06 degrees 30 minutes 00 seconds West 445.33 feet to the point of beginning.

PROPERTY ADDRESS: 7733 Forsyth Blvd.

EXHIBIT A

LOCATOR NO.: 18K321085

Parcel 2:

Lots 11-20 in Block 12 of the Town of Clayton, according to the plat thereof recorded in Plat Book 1 page 11, now 7, of the St. Louis County Records, excepting therefrom that part conveyed to the City of Clayton by instrument recorded in Book 4799 page 235, which may also be described as follows:

A tract of land being part of Lots 11 through 20 inclusive in Block 12 of the Town, now City of Clayton, Missouri; according to the plat thereof recorded in Plat Book 1 page 11, now 7, of the St. Louis County Records, in Township 45 North - Range 6 East, St. Louis County, Missouri and being more particularly described as:

Beginning at the Southwest corner of said Lot 11, said point being in the North line of Forsyth Boulevard, 80 feet wide, and in the East line of a 20 foot wide vacated North-South Alley, vacated by Bill No. 5630 and Ordinance No. 5512 of the City of Clayton, a certified copy of which is recorded in Book 13098 page 176 of the St. Louis County Records; thence Northwardly along said East line of the 20 foot wide vacated North-South alley, being also along the West line of aforesaid Lots 11 through 20, North 06 degrees 30 minutes 00 seconds East 445.34 feet to the Northwest corner of said Lot 20, said point being also a point in the South line of Maryland Avenue, 80 feet wide; thence Eastwardly along said South line of Maryland Avenue, South 83 degrees 34 minutes 00 seconds East 139.31 feet to a point in the west line of Hanley Road, as widened by instrument recorded in Book 4799 page 235 of the St. Louis County Records; thence Southwardly along said West line of Hanley Road, the following courses and distances; along a curve to the right whose radius point bears South 28 degrees 17 minutes 59 seconds West 69.50 feet from the last mentioned point, a distance of 82.73 feet, South 06 degrees 30 minutes 00 seconds West 331.37 feet along a curve to the right whose radius point bears North 83 degrees 30 minutes 00 seconds West 54.50 feet from the last mentioned point, a distance of 62.04 feet to a point in the aforesaid North line of Forsyth Boulevard, 80 feet wide; thence Westwardly along said North line North 83 degrees 32 minutes 30 seconds West 151.34 feet to the point of beginning.

PROPERTY ADDRESS: 7701 Forsyth Blvd

LOCATOR NO.: 18K321096

Parcel 3:

A tract of land being the twenty foot wide vacated North-South Alley, vacated by Bill No. 5630 and Ordinance No. 5512 of the City of Clayton a certified copy of which is recorded in Book 13098 page 176 of the St. Louis County Records, in Block 12 of the Town, now City of Clayton, Missouri as shown on the Plat thereof recorded in Plat Book 1 page 11, now 7, of the St. Louis County Records, in Township 45 North-Range 6 East, St. Louis County, Missouri, extending from Forsyth Boulevard on the South to Maryland Avenue on the North and being more particularly described as:

Beginning at the Southeast corner of Lot 10 in Block 12 of said Town, now City of Clayton, Missouri, said point being also a point in the North line of Forsyth Boulevard, 80 feet wide; thence Northwardly along the East line of said Lot 10, along the East line of said vacated 20 foot wide East-West alley, vacated by Bill No. 3322 and Ordinance No. 3223 of the City of Clayton, a certified copy of which is recorded in Book 6284 page 2311 of the St. Louis County Records, and along the East line of Lot 21 of said Block 12, North 06 degrees 30 minutes 00 seconds East 445.33 feet to a point in the South line of Maryland Avenue, 80 feet wide; thence Eastwardly along said South line South 83 degrees 34 minutes 00 seconds East 20.00 feet to the Northwest corner of Lot 20 of said Block 12; thence Southwardly along the West line of Lots 20, 19, 18, 17, 16, 15, 14, 13, 12 and 11 of said Block 12, South 06 degrees 30 minutes 00 seconds West 445.34 feet to a point in the aforesaid North line of Forsyth Boulevard, 80 feet wide; thence Westwardly along said North line, North 83 degrees 32 minutes 30 seconds West 20.00 feet to the point of beginning.

EXHIBIT A

West half of Parcel 3 is taxed under Tax Locator Number 18K321085 and East half of Parcel 3 is taxed under Tax Locator Number 18K321096.

Parcel 4:

Exclusive permanent easement over and across Underground Roadway (as defined in the Easement Agreement, as hereinafter defined) for the purpose of pedestrian and vehicular access between underground parking garages located on Grantee’s Property (as defined in the Easement Agreement, as hereinafter defined), according to Easement Agreement recorded in Book 11092 page 201 of the St. Louis County Records.

Main Street

All that certain tract or parcel of land and premises, situate, lying and being in the City of Portland, County of Multnomah, State of Oregon.

Lots 1, 2, 3, 4, 5, 6, 7 and 8, Block 11, CITY OF PORTLAND, in the City of

Portland, Multnomah County, Oregon.

EXCEPT the West 5 feet of Lots 5, 6, 7 and 8 in SW Second Avenue.

Account No. R245930

EXHIBIT A

EXHIBIT B - DOCUMENTS

Exhibit B to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

1.        Loan Documents. The documents listed below, numbered 1.1 through 1.10, inclusive, and amendments, modifications and supplements thereto which have received the prior written consent of Administrative Agent, together with any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Agreement are collectively referred to herein as the Loan Documents.

1.1	This Agreement

1.2	The Secured Promissory Note, dated April 30, 2010

1.3	Hazardous Materials Indemnity executed by Borrowers, dated April 30, 2010

1.4	Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated April 30, 2010, executed by KBSII 350 Plumeria, LLC, in favor of Administrative Agent, for the benefit of Lenders

1.5	Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated April 30, 2010, executed by KBSII Pierre LaClede Center, LLC, in favor of Administrative Agent, for the benefit of Lenders

1.6	Assignment of Leases and Rents dated April 30, 2010, executed by KBSII Pierre LaClede Center, LLC, in favor of Administrative Agent, for the benefit of Lenders

1.7	Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated April 30, 2010, executed by KBSII One Main Place, LLC, in favor of Administrative Agent, for the benefit of Lenders

1.8	Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated April 30, 2010, executed by KBSII Mountain View, LLC, in favor of Administrative Agent, for the benefit of Lenders

1.9	Assignment of Leases and Rents, dated April 30, 2010, executed by KBSII Mountain View, LLC, in favor of Administrative Agent, for the benefit of Lenders

1.10	UCC-1 Financing Statement, filed as a fixture filing, in the real property records of the County of Bernards, State of New Jersey

2.        Other Related Documents.

2.1	Limited Guaranty

2.2	Legal opinion issued by Morgan, Lewis & Bockius, LLP to Administrative Agent, for the benefit of Lenders, dated April 30, 2010 (Authority and CA Opinion)

2.3	Legal opinion issued by Morgan, Lewis & Bockius, LLP to Administrative Agent, for the benefit of Lenders, dated April 30, 2010 (NJ Opinion)

2.4	Legal opinion issued by Husch Blackwell Sanders LLP to Administrative Agent, for the benefit of Lenders, dated April 30, 2010 (MO Opinion)

EXHIBIT B

2.5	Legal opinion issued by Perkins Coie LLP to Administrative Agent, for the benefit of Lenders, dated April 30, 2010 (OR Opinion)

EXHIBIT B

EXHIBIT C – FORM OF SUBORDINATION NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Exhibit C to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Real Estate Group (AU #2955)

2030 Main Street, Suite 800

Irvine, CA 92614

Attn: Irie Dadabhoy

Loan No. 1002012

SUBORDINATION AGREEMENT; ACKNOWLEDGMENT OF LEASE ASSIGNMENT,

ATTORNMENT AND NON-DISTURBANCE AGREEMENT

(Lease To Mortgage)

NOTICE:	THIS SUBORDINATION AGREEMENT RESULTS IN YOUR SECURITY INTEREST IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

THIS SUBORDINATION AGREEMENT; ACKNOWLEDGMENT OF LEASE ASSIGNMENT, ESTOPPEL, ATTORNMENT AND NON-DISTURBANCE AGREEMENT (“Agreement”) is made                                          by and between                                                               (“Owner”),                                                               (“Lessee”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for itself and certain additional lenders (“Administrative Agent”).

R E C I T A L S

A.

Pursuant to the terms and provisions of a lease dated                                                               (“Lease”), Owner, as “Lessor”, granted to Lessee a leasehold estate in and to the property described on Exhibit A attached hereto and incorporated herein by this reference (which property, together with all improvements now or hereafter located on the property, is defined as the “Property”).

B.

Owner has executed, or proposes to execute, a                                                               (the “Mortgage”) securing, among other things a promissory notes (the “Note”) in the aggregate principal sum of $100,000,000, dated April 30, 2010, in favor of Lender, which Note is payable with interest and upon the terms and conditions described therein (“Loan”).

C.

As a condition to making the Loan secured by the Mortgage, Administrative Agent requires that the Mortgage be unconditionally and at all times remain a lien on the Property, prior and superior to all the rights of Lessee under the Lease and that the Lessee specifically and unconditionally subordinate the Lease to the lien of the Mortgage.

D.	Owner and Lessee have agreed to the subordination, attornment and other agreements herein in favor of Administrative Agent.

NOW THEREFORE, for valuable consideration and to induce Administrative Agent to make the Loan, Owner and Lessee hereby agree for the benefit of Administrative Agent as follows:

EXHIBIT C - Page 1

1.	SUBORDINATION. Owner and Lessee hereby agree that:

1.1

Prior Lien. The Mortgage securing the Note in favor of Administrative Agent, and any modifications, renewals or extensions thereof, shall unconditionally be and at all times remain a lien on the Property prior and superior to the Lease;

1.2	Subordination. Administrative Agent would not make the Loan without this agreement to subordinate; and

1.3

Whole Agreement. This Agreement shall be the whole agreement and only agreement with regard to the subordination of the Lease to the lien of the Mortgage and shall supersede and cancel, but only insofar as would affect the priority between the Mortgage and the Lease, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a deed or deeds of trust or to a mortgage or mortgages.

AND FURTHER, Lessee individually declares, agrees and acknowledges for the benefit of Lender, that:

1.4

Use of Proceeds. Administrative Agent, in making disbursements pursuant to the Note, the Mortgage or any loan agreements with respect to the Property, is under no obligation or duty to, nor has Administrative Agent represented that it will, see to the application of such proceeds by the person or persons to whom Administrative Agent disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement or agreements shall not defeat this agreement to subordinate in whole or in part;

1.5

Waiver, Relinquishment and Subordination. Lessee intentionally and unconditionally waives, relinquishes and subordinates all of Lessee’s right, title and interest in and to the Property to the lien of the Mortgage and understands that in reliance upon, and in consideration of, this waiver, relinquishment and subordination, specific loans and advances are being and will be made by Administrative Agent and, as part and parcel thereof, specific monetary and other obligations are being and will be entered into which would not be made or entered into but for said reliance upon this waiver, relinquishment and subordination.

2.	ASSIGNMENT. Lessee acknowledges and consents to the assignment of the Lease by Lessor in favor of Lender.

3.	ADDITIONAL AGREEMENTS. Lessee covenants and agrees that, during all such times as Administrative Agent is the beneficiary under the Mortgage:

3.1

Modification, Termination and Cancellation. Lessee will not consent to any modification, amendment, termination or cancellation of the Lease (in whole or in part) without giving Administrative Agent prior written notice thereof and will not make any payment to Lessor in consideration of any modification, termination or cancellation of the Lease (in whole or in part) without giving Administrative Agent prior written notice thereof;

3.2

Notice of Default. Lessee will notify Administrative Agent in writing concurrently with any notice given to Lessor of any default by Lessor under the Lease, and Lessee agrees that Administrative Agent has the right (but not the obligation) to cure any breach or default specified in such notice within the time periods set forth below and Lessee will not declare a default of the Lease, as to Administrative Agent, if Administrative Agent cures such default within fifteen (15) days from and after the expiration of the time period provided in the Lease for the cure thereof by Lessor; provided, however, that if such default cannot with diligence be cured by Administrative Agent within such fifteen (15)

EXHIBIT C - Page 2

day period, the commencement of action by Administrative Agent within such fifteen (15) day period to remedy the same shall be deemed sufficient so long as Administrative Agent pursues such cure with diligence;

3.3	No Advance Rents. Lessee will make no payments or prepayments of rent more than one (1) month in advance of the time when the same become due under the Lease; and

3.4

Assignment of Rents. Upon receipt by Lessee of written notice from Administrative Agent that Administrative Agent has elected to terminate the license granted to Lessor to collect rents, as provided in the Mortgage, and directing the payment of rents by Lessee to Administrative Agent, Lessee shall comply with such direction to pay and shall not be required to determine whether Lessor is in default under the Loan and/or the Mortgage.

4.

ATTORNMENT. In the event of a foreclosure under the Mortgage, Lessee agrees for the benefit of Administrative Agent (including for this purpose any transferee of Administrative Agent or any transferee of Lessor’s title in and to the Property by Administrative Agent’s exercise of the remedy of sale by foreclosure under the Mortgage) as follows:

4.1	Payment of Rent. Lessee shall pay to Administrative Agent all rental payments required to be made by Lessee pursuant to the terms of the Lease for the duration of the term of the Lease;

4.2

Continuation of Performance. Lessee shall be bound to Administrative Agent in accordance with all of the provisions of the Lease for the balance of the term thereof, and Lessee hereby attorns to Administrative Agent as its landlord, such attornment to be effective and self operative without the execution of any further instrument immediately upon Lender succeeding to Lessor’s interest in the Lease and giving written notice thereof to Lessee;

4.3

No Offset. Administrative Agent shall not be liable for, nor subject to, any offsets or defenses which Lessee may have by reason of any act or omission of Lessor under the Lease, nor for the return of any sums which Lessee may have paid to Lessor under the Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Lessor to Administrative Agent; and

4.4

Subsequent Transfer. If Administrative Agent, by succeeding to the interest of Lessor under the Lease, should become obligated to perform the covenants of Lessor thereunder, then, upon any further transfer of Lessor’s interest by Administrative Agent, all of such obligations shall terminate as to Administrative Agent.

5.

NON-DISTURBANCE. In the event of a foreclosure under the Mortgage, so long as there shall then exist no breach, default, or event of default on the part of Lessee under the Lease, Administrative Agent agrees for itself and its successors and assigns that the leasehold interest of Lessee under the Lease shall not be extinguished or terminated by reason of such foreclosure, but rather the Lease shall continue in full force and effect and Administrative Agent shall recognize and accept Lessee as tenant under the Lease subject to the terms and provisions of the Lease except as modified by this Agreement; provided, however, that Lessee and Administrative Agent agree that the following provisions of the Lease (if any) shall not be binding on Administrative Agent: any option to purchase with respect to the Property; any right of first refusal with respect to the Property; any provision regarding the use of insurance proceeds or condemnation proceeds with respect to the Property which is inconsistent with the terms of the Mortgage.

EXHIBIT C - Page 3

6.	MISCELLANEOUS.

6.1	Heirs, Successors, Assigns and Transferees. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto; and

6.2

Notices. All notices or other communications required or permitted to be given pursuant to the provisions hereof shall be deemed served upon delivery or, if mailed, upon the first to occur of receipt or the expiration of three (3) days after deposit in United States Postal Service, certified mail, postage prepaid and addressed to the address of Lessee or Administrative Agent appearing below:

“OWNER”	“ADMINISTRATIVE AGENT”

WELLS FARGO BANK, NATIONAL ASSOCIATION Real Estate Group (AU #2955) 2030 Main Street, Suite 800 Irvine, CA 92614 Attn: Irie H. Dadabhoy Loan No. 1002012

Attention:
Tel:
Fax: With a copy to: Morgan, Lewis & Bockius LLP 5 Park Plaza, Suite 1750 Irvine, CA 92614 Attention: L. Bruce Fischer, Esq. Tel: (949) 399-7145 Fax: (949) 399-7001
“LESSEE”

provided, however, any party shall have the right to change its address for notice hereunder by the giving of written notice thereof to the other party in the manner set forth in this Agreement; and

6.3

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute and be construed as one and the same instrument; and

6.4

Remedies Cumulative. All rights of Administrative Agent herein to collect rents on behalf of Lessor under the Lease are cumulative and shall be in addition to any and all other rights and remedies provided by law and by other agreements between Administrative Agent and Lessor or others; and

6.5	Paragraph Headings. Paragraph headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way limiting or applying the provisions hereof.

7.	INCORPORATION. Exhibit A attached hereto and incorporated herein by this reference.

(SIGNATURES ON FOLLOWING PAGE)

EXHIBIT C - Page 4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NOTICE:

THIS SUBORDINATION AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON YOUR REAL PROPERTY SECURITY TO OBTAIN A LOAN A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE LAND.

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

“OWNER”

By:

Its:

“ADMINISTRATIVE AGENT”

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:

Its:

“LESSEE”

By:

Its:

EXHIBIT C - Page 5

LEASE GUARANTOR’S CONSENT

The undersigned (“Lease Guarantor”) consents to the foregoing Subordination Agreement; Acknowledgment of Lease Assignment, Estoppel, Attornment and Non-Disturbance Agreement and the transactions contemplated thereby and reaffirms its obligations under the lease guaranty (“Lease Guaranty”) dated                                         . Lease Guarantor further reaffirms that its obligations under the Lease Guaranty are separate and distinct from Lessee’s obligations.

AGREED:

Dated as of: , 20	“LEASE GUARANTOR”

By:

Its:

EXHIBIT C - Page 6

EXHIBIT A

DESCRIPTION OF PROPERTY

EXHIBIT A to Subordination Agreement; Acknowledgment of Lease Assignment, Estoppel, Attornment and Non-Disturbance Agreement dated as of                                         , executed by                                         , as “Owner”,                                         , as “Lessee”, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”.

EXHIBIT C - Page 7

EXHIBIT D – FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit D to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of                  ,         , between                                          (“Assignor”) and                                          (“Assignee”).

RECITALS:

A.        Assignor is a Lender under the Loan Agreement dated as of                         , 2010 (as from time to time amended, supplemented or restated, the “Loan Agreement”), by and among KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of                     , 2010 (“Borrowers”), the persons named therein as Lenders and such other Persons as may become Lenders in accordance with the terms of the Loan Agreement, and Wells Fargo Bank, National Association, as Administrative Agent (“Administrative Agent”). (Capitalized terms used in this Agreement without definition have the same meanings as in the Loan Agreement.)

B.        Currently, Assignor’s Percentage Share of the Loan is equal to                     % and Assignee’s Percentage Share of the Loan is equal to                     %.

C.        Assignor desires to assign to Assignee, and Assignee desires to accept and assume, [all/a portion of] the rights and obligations of Assignor under the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.        Assignment.

    (a)        Effective on the Assignment Effective Date (as defined in Section 3 below), Assignor hereby assigns to Assignee the Assigned Share (as defined below) of [all/a portion of] of Assignor’s rights, title, interest and obligations under the Loan Agreement and other Loan Documents, including without limitation those relating to Assignor’s Pro Rata Share of the Loan. The Assigned Share of all such rights, title, interest and obligations is referred to collectively as the “Assigned Rights and Obligations”.

    (b)        The “Assigned Share” means the portion of Assignor’s Percentage Share in the Loan being assigned hereby, such portion being equal to             % of the Loan (or $                 of Commitment). The new Percentage Share of Loan being held by Assignee (after giving effect to the assignment hereunder), and the Percentage Share in the Loan retained by Assignor, shall be as specified on the signature pages of this Agreement

2.        Assumption. Effective on the Assignment Effective Date, Assignee hereby accepts the foregoing assignment of, and hereby assumes from Assignor, the Assigned Rights and Obligations.

3.        Effectiveness. This Agreement shall become effective on a date (the “Assignment Effective Date”) selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Administrative Agent and Borrower.

EXHIBIT D – Page 1

Assignor shall promptly notify Assignee, Administrative Agent and Borrowers in writing of the Assignment Effective Date.

4.        Payments on Assignment Effective Date. In consideration of the assignment by Assignor to Assignee, and the assumption by Assignee, of the Assigned Rights and Obligations, on the Assignment Effective Date Assignee shall pay to Assignor such amounts as are specified in any written agreement or exchange of letters between them and additionally shall pay to Administrative Agent a assignment processing fee of $4,500.

5.        Allocation and Payment of Interest and Fees.

    (a)        Administrative Agent shall pay to Assignee all interest and other amounts (including Fees, except as otherwise provided in the written agreement referred to in Section 4 above) not constituting principal that are paid by or on behalf of Borrowers pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations (“Borrower Amounts”), that accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

    (b)        Administrative Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date (or otherwise pursuant to the written agreement referred to in Section 4 above) when and as the same are paid by Administrative Agent to the other Lenders. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay such amounts to Assignor.

    (c)        Unless specifically assumed by Assignee, Assignor shall be responsible and liable for all reimbursable liabilities and costs and indemnification obligations which accrue under Section 12.12 of the Loan Agreement prior to the Assignment Effective Date, and such liability shall survive the Assignment Effective Date.

6.        Administrative Agent Liability. Administrative Agent shall not be liable for any allocation or payment to either Assignor or Assignee subsequently determined to be erroneous, unless resulting from Administrative Agent’s willful misconduct or gross negligence.

7.        Representations and Warranties.

    (a)        Each of Assignor and Assignee represents and warrants to the other and to Administrative Agent as follows:

    (i)        It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement;

    (ii)        The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it;

    (iii)        This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and

    (iv)        All approvals, authorizations or other actions by, or filings with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

    (b)        Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations free and clear of any Lien or other encumbrance.

    (c)        Assignee represents and warrants to Assignor as follows:

EXHIBIT D – Page 2

    (i)        Assignee is and shall continue to be an “Eligible Assignee” as defined in the Loan Agreement;

    (ii)        Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of Borrower and any other Loan Party; and

    (iii)        Assignee has received copies of the Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

8.        No Assignor Responsibility. Assignor makes no representation or warranty regarding, and assumes no responsibility to Assignee for:

    (a)        the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of the Loan Documents or any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor to Assignee or by or on behalf of any Loan Party to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;

    (b)        the performance or observance of any of the terms, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Default or Potential Default under the Loan Documents; or

    (c)        the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of any Loan Party.

Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of any of the Loan Parties, in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.

9.        Assignee Bound by Loan Agreement. Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Loan Agreement and as such, shall be directly liable to Borrower for any failure by Assignee to comply with Assignee’s assumed obligations thereunder, including, without limitation, Assignee’s obligation to fund its Pro Rata Share of the Loan in accordance with provisions of the Loan Agreement, (b) agrees to be bound by the Loan Agreement to the same extent as it would have been if it had been an original Lender thereunder, (c) agrees to perform in accordance with their respective terms all of the obligations which are required under the Loan Documents to be performed by it as a Lender, and (d) agrees to maintain its status as an Eligible Assignee. Assignee appoints and authorizes Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

10.        Assignor Released From Loan Agreement. Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under the Loan Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date, and, to the extent not assumed by Assignee, Assignor shall continue to be responsible for the liabilities and obligations described in Section 5(c) of this Agreement.

11.        New Notes. On or promptly after the Assignment Effective Date, Borrower, Administrative Agent, Assignor and Assignee shall make appropriate arrangements so that new Notes executed by Borrower, dated the Assignment Effective Date and in the amount of the respective Pro Rata Shares of Assignor and Assignee in the original Loan amount, after giving effect to this Agreement, are

EXHIBIT D – Page 3

issued to Assignor and Assignee, in exchange for the surrender by Assignor and Assignee to Borrower of any applicable outstanding Notes, marked “Exchanged”.

12.        General.

    (a)        No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

    (b)        This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.

    (c)        If Assignor has not assigned its entire remaining Pro Rata Share of the Loan to Assignee, Assignor may at any time and from time to time grant to others, subject to applicable provisions in the Loan Agreement, assignments of or participation in all of Assignor’s remaining Pro Rata Share of the Loan.

    (d)        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other and Administrative Agent. The preceding sentence shall not limit the right of Assignee to grant to others a participation in all or part of the Assigned Rights and Obligations subject to the terms of the Loan Agreement.

    (e)        All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in United States dollars, in immediately available funds, and to the address or account specified on the signature pages of this Agreement. The address of Assignee for notice purposes under the Loan Agreement shall be as specified on the signature pages of this Agreement.

    (f)        If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

    (g)        Each party shall bear its own expenses in connection with the preparation and execution of this Agreement.

    (h)        This Agreement shall be governed by and construed in accordance with the laws of the State of California.

    (i)        Foreign Withholding. On or before the Assignment Effective Date, Assignee shall comply with the provisions of Section 13.13(e) of the Loan Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

EXHIBIT D – Page 4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR:

By:
Name:
Its:

Pro Rata Share: %
Share of Original Loan: $

Payment Instruction:

ABA No.:
Account No.:
Reference:
Loan No. :
Attn :
Telephone:
Facsimile:

ASSIGNEE:

By:
Name:
Its:

Pro Rata Share: %
Share of Original Loan: $

Payment Instruction:

ABA No.:
Account No.:
Reference:
Loan No. :
Attn :
Telephone:
Facsimile:

EXHIBIT D – Page 5

ACKNOWLEDGED AND AGREED:

BORROWER:	,
a

By:
Name:
Its:

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Its:

EXHIBIT D – Page 6

EXHIBIT E - FORM OF NOTE

Exhibit E to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

SECURED PROMISSORY NOTE

$	, 20

FOR VALUE RECEIVED, KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company (“Borrowers”), HEREBY PROMISE TO PAY to the order of                                          (“Lender”) the principal sum of                                          Dollars ($                    ), or if less, the aggregate unpaid principal amount of all disbursements disbursed by Lender pursuant to the requirements set forth in the Loan Agreement dated as of                                         , 2010 (as amended, supplemented or restated from time to time the “Loan Agreement”), among Borrowers, Lender, certain other Lenders named therein or made parties thereto and Wells Fargo Bank, National Association, as Administrative Agent, together with interest on the unpaid principal balance hereof at the rate (or rates) determined in accordance with Section 2.7 of the Loan Agreement from the date such principal is advanced until it is paid in full. It is contemplated that there will be advances and payments under this Note from time to time, but no advances or payments under this Note (including payment in full of the unpaid balance of principal hereof prior to maturity) shall affect or impair the validity or enforceability of this Note as to future advances hereunder.

This Note is one of the Notes referred to in and governed by the Loan Agreement, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity hereof and for the payment of certain additional sums to Lender upon the happening of certain stated events. Capitalized terms used in this Note without definition have the same meanings as in the Loan Agreement.

The principal amount of this Note, unless accelerated in accordance with Loan Agreement as described below, if not sooner paid, will be due and payable, together with all accrued and unpaid interest and other amounts due and unpaid under the Loan Agreement, on the Maturity Date.

This Note is secured by, among other things, the Security Documents referred to in the Loan Agreement.

Interest on the Loans is payable in arrears on the first Business Day of each month during the term of the Loan Agreement, commencing with the first Business Day of the first calendar month to begin after the date of this Note. Interest will be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of three hundred sixty (360) days. The Loan Agreement provides for the payment by Borrower of various other charges and fees, in addition to the interest charges described in the Loan Agreement, as set forth more fully in the Loan Agreement.

All payments of any amount becoming due under this Note shall be made in the manner provided in the Loan Agreement, in Dollars.

Upon and after the occurrence of a Default, unless such Default is waived as provided in the Loan Agreement, this Note may, at the option of Requisite Lenders and without further demand, notice or legal process of any kind, be declared by Administrative Agent, and in such case immediately shall become, due and payable. Upon and after the occurrence of certain Defaults, this Note shall, without any action by Lenders and without demand, notice or legal process of any kind, automatically and immediately become due and payable.

EXHIBIT E – Page 1

Demand, presentment, protest and notice of nonpayment and protest, notice of intention to accelerate maturity, notice of acceleration of maturity and notice of dishonor are hereby waived by Borrower. Subject to the terms of the Loan Agreement, Lender may extend the time of payment of this Note, postpone the enforcement hereof, grant any indulgences, release any party primarily or secondarily liable hereon or agree to any subordination of Borrower’s obligations hereunder without affecting or diminishing Lender’s right of recourse against Borrower, which right is hereby expressly reserved.

This Note has been delivered and accepted at                         . This Note shall be interpreted in accordance with, and the rights and liabilities of the parties hereto shall be determined and governed by, the laws of the State of California.

All notices or other communications required or permitted to be given pursuant to this Note shall be given to the Borrowers or Lender at the address and in the manner provided for in the Loan Agreement.

In no contingency or event whatsoever shall interest charged in respect of the Loan evidenced hereby, however such interest may be characterized or computed, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If such a court determines that Lender has received interest hereunder in excess of the highest rate applicable hereto, Lender shall, at Lender’s election, either (a) promptly refund such excess interest to Borrower or (b) credit such excess to the principal balance hereof. This provision shall control over every other provision of all agreements between Borrower and Lender.

Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

The limitations on personal liability of the shareholders, partners and members of Borrowers contained in Section 13.27 of the Loan Agreement shall apply to this Note.

[This Note is issued in replacement of a Note dated                          in the amount of $                    , previously issued by Borrower to                      pursuant to the Loan Agreement and shall evidence a Loan made by                      that is outstanding as of the date hereof, together with accrued and unpaid interest thereon and other amounts payable with respect thereto, as well as future advances hereunder.]

EXHIBIT E - Page 2

EXHIBIT F – FIXED RATE NOTICE

Exhibit F to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

TODAY’S DATE:		LOAN MATURITY DATE:	April 30, 2014

TO:	WELLS FARGO BANK, N.A. DISBURSEMENT AND OPERATIONS CENTER	LOAN ADMINISTRATOR:	Jeri Gehrer
	FAX # (310) 615-1014 or (310) 615-1016 ATTENTION: RATE OPTION DESK	RELATIONSHIP MANAGER:	Irie Dadabhoy

BORROWER INTEREST RATE OPTION REQUEST

Rate Quote Line (888) 293-2362 x:472 Use One Form Per Transaction

LOAN #:	1002012	BORROWER NAME:

RATE SET DATE:	FIXED RATE COMMENCEMENT DATE:	(1350)
FIXED RATE PERIOD (TERM): (i.e. 1 month, etc. as allowed per Note)

INDEX:	LIBO	RATE:	%	+	3.00%	=	#’s%	(1350)
			Quote		Spread		Applicable Rate

FIXED RATE PORTION EXPIRING ON:				$

1.	AMOUNT ROLLING OVER	$	FROM OBLGN#:

2.	ADD: AMT TRANSFERRED FROM VARIABLE RATE PORTION	$	FROM OBLGN#:		TO OBLGN# :
				(5522)		(5020)
3.	ADD: AMT TRANSFERRED FROM OTHER FIXED RATE PORTION	$	FROM OBLGN#:		TO OBLGN# :
				(5522)		(5020)
	ADD: AMT TRANSFERRED FROM OTHER FIXED RATE PORTION	$	FROM OBLGN#:		TO OBLGN# :
				(5522)		(5020)
4.	LESS: AMT TRANSFERRED TO VARIABLE RATE PORTION	$	FROM OBLGN#:		TO OBLGN# :
				(5522)		(5020)
	TOTAL FIXED RATE PORTION:	$

ADMINISTRATION FEE DUE:		$0.00
CHARGE FEES TO DDA#:		YES, charge DDA	DDA#:
		NO, to be remitted	PLEASE REMIT FEE TO: 2120 E. Park Place, Suite 100 El Segundo, CA 90245

Borrower confirms, represents and warrants to Administrative Agent and each Lender, (a) that this selection of a Fixed Rate is subject to the terms and conditions of the Loan Agreement between Borrower, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010 (the “Loan Agreement”) and the other Loan Documents defined therein, and (b) that terms, words and phrases used but not defined in this Notice have the meanings attributed thereto in the Loan Agreement, and (c) that no Default or Potential Default has occurred or exists under the Loan Agreement or any other Loan Document.

REQUESTED BY (as allowed per documents):	TELEPHONE #:	( )
PRINT NAME:	FAX #:	( )

EXHIBIT F

EXHIBIT G – TRANSFER AUTHORIZER

Exhibit G to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

TRANSFER AUTHORIZER DESIGNATION

(For Disbursement of Loan Proceeds by Funds Transfer)

☐ NEW ☐ REPLACE PREVIOUS DESIGNATION  ☐  ADD ☐  CHANGE     ☐  DELETE LINE NUMBER

The following representatives of KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company (“Borrowers”) are authorized to request the disbursement of Loan Proceeds and initiate funds transfers for Loan Number 1002012 dated April 30, 2010 among Wells Fargo Bank, National Association (“Administrative Agent”), various lenders and Borrowers. Administrative Agent is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrowers, even in the event that any or all of the foregoing information may have changed.

	Name	Title	Maximum Wire Amount1
1.
2.
3.
4.
5.

Beneficiary Bank and Account Holder Information

1.

Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number
Maximum Transfer Amount:
Further Credit Information/Instructions:

2.

Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:

EXHIBIT G – Page 1

Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number
Maximum Transfer Amount:
Further Credit Information/Instructions:

3.

Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number
Maximum Transfer Amount:
Further Credit Information/Instructions:

    1 Maximum Wire Amount may not exceed the Loan Amount.

Date:
“BORROWER”

By:

EXHIBIT G – Page 2

Exhibit H - FORM OF BORROWERS’ CERTIFICATE

Exhibit H to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

$100,000,000 Credit Facility Covenant Calculations
XX/XX/XXXX

DOC. REF.	ACTUAL	REQUIRED	COMPLY	BACKUP

Sec. 9.13 Clauses (ii) and (v)

	$	<$250,000		Sch. A
	$	<$250,000		Sch. A
	$	<$250,000		Sch. A
	$	<$250,000		Sch. A

Total	$	<$1,000,000		Sch. A

Loan Constant				Sch B

Certified By:

[ ]

Date: , 20

EXHIBIT H – Page 1

Borrowers hereby certify that they are              OR are not              in compliance with the covenant contained in Section 9.13 of the Loan Agreement.

Borrowers hereby certify that they are              OR are not              in compliance the Minimum Loan Constant requirement contained in Section 8.1.

EXHIBIT H – Page 2

Schedule A - Detail of Certain Indebtedness

	Amount		Comments
Operating and Equipment Lease Expense		$-

Other Trade Payables (other than non-delinquent real estate taxes)		$-

Total		$-

Schedule B - Detail of Loan Constant

	Amount		Comments
Net Operating Income		$-

Outstanding Loan Balance		$-

Loan Constant		-

EXHIBIT H – Page 3

Exhibit I – ADDITIONAL DEFINITIONS

Exhibit I to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

“Capitalized Lease Obligation” means Indebtedness represented by obligations under a capital lease, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Contingent Obligation” means, for any Person, any commitment, undertaking, Guarantee or other obligation constituting a contingent liability that must be accrued under GAAP.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include a Lender).

“Gross Asset Value” means, at a given time for a Person, the sum (without duplication) of (a) the sum of the Operating Property Values of such Person at such time, plus (b) all cash and cash equivalents (excluding tenant deposits) of Person such time provided, however, that restricted cash and cash equivalents, including, without limitation, cash deposited in escrow accounts for taxes and insurance, shall only be included in Gross Asset Value to the extent a liability corresponding thereto is included in the determination of Total Liabilities, plus (c) the book value of construction in progress, plus (d) the book value of land held for development (giving no value to land which is acquired and subsequently designated as expansion land for an existing tenant), together with such Person’s pro rata share of the foregoing items for each Unconsolidated Affiliate. Notwithstanding anything to the contrary, investments in mezzanine debt, Mortgages, stockholdings and other investments not constituting direct (or indirect) equity investments in real estate assets shall be excluded for purposes of determining Gross Asset Value.

“Guarantee” – by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Indebtedness” – means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes

EXHIBIT I – Page 1

payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all Letter of Credit Liabilities of such Person; (e) all Off Balance Sheet Liabilities of such Person; (f) net obligations under any Derivative Contract in an amount equal to the Derivatives Termination Value thereof; and (g) all Indebtedness of other Persons to the extent (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person, together with such Person’s pro rata share of each of the foregoing items for each Unconsolidated Affiliate.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Person, the sum of (a) the stated amount of all letters of credit as to which such Person is the applicant plus (b) the aggregate unpaid principal amount of all reimbursement obligations of such Person at such time due and payable in respect of all drawings made under such letters of credit, together with such Person’s pro rata share of each of the foregoing items for each Unconsolidated Affiliate.

“Mortgage” means a mortgage, deed of trust or deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien or such interest in real estate as security for the payment of Indebtedness.

“Net Operating Income” means, for any Property for the quarter in question, but without duplication, the sum of (a) rents and other revenues received or accrued (excluding base rent amounts more than sixty (60) days delinquent) in the ordinary course from such Property (including amounts received from tenants as reimbursements for common area maintenance, taxes and insurance and proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent during such quarter) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such property, but specifically excluding general overhead expenses of KBS REIT and any property management fees) accrued or paid during such quarter, minus (c) the actual property management fee paid during such quarter, in each case determined in accordance with GAAP. Notwithstanding the foregoing, in calculating Gross Asset Value, Net Operating Income may, at the Lender’s election, be determined using either actual management fees or an imputed management fee of two percent (2%) of gross revenues for any applicable Property. For purposes of determining the Net Operating Income for a Property owned for less than a full quarter, the average daily Net Operating Income for such Property shall be multiplied by the number of days in such quarter; provided, however, that (i) if the per diem expenses incurred during such partial quarter (i.e., the items referred to in clauses (a) and (b) above) are not indicative of the per diem expenses that would have been incurred over the course a full quarter, in Lender’s sole judgment, then for purposes of determining Net Operating Income, expenses shall be adjusted by Lender in its discretion and (ii) if a tenant has not been in occupancy for the entire partial calendar quarter during which the Property has been owned by KBS REIT, then for purposes of determining gross income (i.e., those items referred to in clause (a) above), the per diem contracted rate for each such item shall be multiplied by the number of days in such quarter for purposes of determining the gross income.

“Off Balance Sheet Liabilities” means, with respect to any Person, any obligation or liability that does not appear as a liability on the balance sheet of such Person and that constitutes (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease or (ii) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person, together with such Person’s pro rata share of each of the foregoing items for each Unconsolidated Affiliate.

“Operating Property Value” means, as of a given date and with respect to any Person, such Person’s Net Operating Income for the fiscal quarter most recently ended multiplied by 4 and divided by (i) seven and one-half percent (7.50%).

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of

EXHIBIT I – Page 2

directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. “Wholly Owned Subsidiary” means any such corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are so owned or controlled.

“Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person, including without limitation, Capitalized Lease Obligations and Letter of Credit Liabilities, (b) all accounts payable and accrued expenses of such Person (except to the extent included in the definition of Net Operating Income); (c) all purchase and repurchase obligations and forward commitments of such Person (forward commitments shall include without limitation (i) forward equity commitments and (ii) commitments to purchase any real property; (d) all lease obligations of such Person (including ground leases) to the extent required under GAAP to be classified as a liability on a balance sheet of such Person; (f) all Contingent Obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person; (g) all Unfunded Commitments of such Person; and (h) such Person’s pro rata share of each of the foregoing items for each Unconsolidated Affiliate. For purposes of clause (c) of this definition, the amount of Total Liabilities of a Person at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Person under such contract if, at such time, the seller of such real property would be entitled to specifically enforce such contract against such Person, otherwise, (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under such contract which, at such time, would be subject to forfeiture upon termination of the contract and (y) a contract relating to the acquisition of real property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall be equal to (i) the maximum amount reasonably estimated to be payable by such Person under such contract assuming performance by the seller of its obligations under such contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may be based on certain performance levels or other related criteria if, at such time, the seller of such real property would be entitled to specifically enforce such contract against such Person, otherwise (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under such contract which, at such time, would be subject to forfeiture upon termination of the contract.

“Unconsolidated Affiliate” means, in respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unfunded Commitments” means (i) the amount of any commitments, whether contingent or non-contingent, to disburse funds in accordance with the terms of any debt investments made by KBS REIT or any Subsidiary, (ii) the total purchase price payable by KBS REIT or a Subsidiary under a purchase agreement for the acquisition of real property if the seller of such real property would be entitled to specifically enforce such agreement and (iii) the amount of any other obligations of either KBS REIT or any Subsidiary to make equity investments.

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Exhibit J – LOAN CONSTANT CALCULATIONS

Exhibit J to LOAN AGREEMENT between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company, KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, KBSII ONE MAIN PLACE, LLC, a Delaware limited liability company and KBSII PIERRE LACLEDE CENTER, LLC, a Delaware limited liability company, as “Borrowers”, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of April 30, 2010.

1.	For purposes of calculating the “Adjusted Committed Loan Constant” pursuant to Section 2.6(vii), the following terms shall have the following meanings:

“Actual Expiration Percentage” means the ratio (expressed as a percentage) of (a) all Gross Rental Income derived from leases expiring during the relevant Reference Period to (b) all Gross Rent Income derived from the leases of all remaining Properties.

“Adjusted Committed Loan Constant” means an amount equal to the Committed Loan Constant; however, for purposes of calculating Gross Operating Income (as an input for Net Operating Income, and in turn Committed Loan Constant), a portion of Gross Rental Income in an amount equal to the product of Gross Rental Income derived from leases expiring within the relevant Reference Period multiplied by the Reduction Percentage, shall be excluded.

“Reduction Percentage” means a percentage equal to an amount determined by dividing (a) the difference obtained when subtracting the Reference Percentage from the Actual Expiration Percentage for the applicable Reference Period, by (b) the Actual Expiration Percentage.

“Reference Percentage” means, with respect to the Reference Period described in clause (a) of the definition of Reference Period, 30%; and (b) with respect to the Reference Period described in clause (b) of the definition of Reference Period, 40%; and (c) with respect to the Reference Period described in clause (c) of the definition of Reference Period, 50%.

“Reference Period” means, with respect to lease expiration, (a) the period between the Initial Maturity Date and the Extended Maturity Date, (b) the period between the Initial Maturity Date and the date which is twelve months after the Extended Maturity Date and (c) the period between the Initial Maturity Date and the date which is twenty-four months after the Extended Maturity Date, as applicable.

Example:	Assuming that as of the Initial Maturity Date (i) $4,000,000, which is equal to 40% of Gross Rental Income from all Properties remaining encumbered by the Security documents (i.e., all such Properties are yielding $10,000,000 of Gross Rental Income), is derived from Leases expiring on or before the Extended Maturity Date, (ii) $5,000,000, which is 50% of the Gross Rental Income from all Properties remaining encumbered by the Security Documents, is to be derived from Leases expiring between the Initial Maturity Date and the date which is twelve (12) months after the Extended Maturity Date and (iii) $7,500,000, or 75% of the Gross Rental Income from all Properties remaining encumbered by the Security Documents, is to be derived from Leases expiring between the Initial Maturity Date and the date which twenty-four (24) months after the Extended Maturity Date, then the Gross Rental Income used for purposes of calculating Gross Operating Income (as an input for Net Operating Income, and in turn Committed Loan Constant) shall be the least of the following:

A.	$10,000,000 – (((40%-30%)/40%)*4,000,000) = $9,000,000

B.	$10,000,000 - (((50%-40%)/50%)*5,000,000) = $9,000,000

C.	$10,000,000 - (((75%-50%)/75%)*7,500,000) = $7,500,000

2.	For purposes of calculating the “Adjusted Committed Loan Constant” pursuant to Section 2.10(iii), the following terms shall have the following meanings:

EXHIBIT J

“Actual Expiration Percentage” means the ratio (expressed as a percentage) of (a) all Gross Rental Income derived from Leases expiring during the relevant Reference Period to (b) all Gross Rent Income derived from the Leases of all remaining Properties.

“Adjusted Committed Loan Constant” means an amount equal to the Committed Loan Constant; however, for purposes of calculating Gross Operating Income (as an input for Net Operating Income, and in turn Committed Loan Constant), a portion of Gross Rental Income in an amount equal to the product of (a) Gross Rental Income derived from Leases expiring within the relevant Reference Period multiplied by (b) the Reduction Percentage, shall be excluded.

“Reduction Percentage” means a percentage equal to an amount determined by dividing (a) the difference between the relevant Reference Percentage and the Actual Expiration Percentage for the applicable Reference Period, by (b) the Actual Expiration Percentage.

“Reference Percentage” means, with respect to the Reference Period described in clause (a) of the definition of Reference Period, 30%; and (b) with respect to the Reference Period described in clause (b) of the definition of Reference Period, 40%; and (c) with respect to the Reference Period described in clause (c) of the definition of Reference Period, 50%.

“Reference Period” means, with respect to Lease expiration, (a) the period between the Property Release and the date which is twelve months after the Property Release, (b) the period between the Property Release and the date which is twenty-four months after the Property Release and (c) the period between the Property and the date which is thirty-six months after the Property Release, as applicable.

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